Registration No. 0-25117
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                               AMENDMENT NO. 4 TO


                                     FORM 10

                               FILED APRIL 3, 1997



                   GENERAL FORM FOR REGISTRATION OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                      NEVADA MANHATTAN GROUP, INCORPORATED
             (Exact Name of Registrant as Specified in Its Charter)

                    (fka TERRA NATURAL RESOURCES CORPORATION)

          NEVADA                                             88-0219765
(State or Other Jurisdiction of                           (I.R.S. Employer
  Incorporation or Organization)                         Identification No.)

                       15260 VENTURA BOULEVARD, SUITE 1200
                         SHERMAN OAKS, CALIFORNIA 91403
               (Address of Principal Executive Offices) (Zip Code)


                                 (818) 728-9728
              (Registrant's Telephone Number, Including Area Code)

              Securities to be registered pursuant to Section 12(b)
                                  of the Act:

                                      None

              Securities to be registered pursuant to Section 12(g)
                                  of the Act:

                                  Common Stock
                                (Title of Class)

                                 Preferred Stock
                                (Title of Class)




================================================================================

                         CROSS-REFERENCE SHEET BETWEEN
                  REGISTRATION STATEMENT AND ITEMS OF FORM 10


  FORM 10 ITEM NUMBER AND CAPTION                 CAPTION IN INFORMATION STATEMENT
-----------------------------------   ------------------------------------------------

 1. Business.......................   The Company: Properties, Risk Factors; Management's
                                      Discussion of and Analysis of Financial Conditions and
                                      Results of Operations

 2. Financial Information..........   Selected Financial Data; Management's Discussion and
                                      Analysis of Financial Condition and Results of
                                      Operations; Financial Statements, Market Price of and
                                      Dividends on the Registrant's Common Equity & Related
                                      Stockholder Matters.

 3. Properties.....................   Properties; Risk Factors

 4. Security Ownership of Certain
    Beneficial Owners and
    Management.....................   Security Ownership of Certain Beneficial Owners and
                                      Management

 5. Directors and Executive
    Officers.......................   Management

 6. Executive Compensation.........   Executive Compensation

 7. Certain Relationships and
    Related Transactions...........   The Company's Business and Properties

 8. Legal Proceedings..............   Legal Proceedings

 9. Market Price of and Dividends
    on the Registrant's Common
    Equity and Related Stockholder
    Matters........................   Market Price of and Dividends on Company Equity;
                                      Management; Executive Compensation
10. Recent Sales of Unregistered
    Securities.....................   Risk Factors, Recent Sales of Unregistered Securities.

11. Description of Registrant's
    Securities to be Registered....   Description of Securities Being Registered

12. Indemnification of Directors
    and Officers...................   Management, Indemnification of Directors and Officers.

13. Financial Statements and
    Supplementary Data.............   Financial Statements and Supplementary Data

14. Changes in and Disagreements
    with Accountants on Accounting
    and Financial Disclosure.......   Not Applicable

15. Financial Statements and
    Exhibits.......................   Financial Statements and Exhibits

                               TABLE OF CONTENTS



                                                                          PAGE
                                                                          ----
The Company..............................................................   1
Selected Financial Data..................................................   5
Properties...............................................................   5
Risk Factors.............................................................  14
Management's Discussion and Analysis of Financial Condition
 and Results of Operations...............................................  23
Security Ownership of Certain Beneficial Owners and Management...........  27
Management...............................................................  29
Executive Compensation...................................................  32
Certain Relationships and Related Transactions...........................  34
Legal Proceedings........................................................  34
Market Price of and Dividends on Company's Equity........................  37
Recent Sales of Unregistered Securities..................................  38
Description of Securities Being Registered...............................  43
Indemnification of Directors and Officers................................  44
Legal Matters and Auditors...............................................  45
Further Information......................................................  45
Financial Statements and Supplementary Data..............................  45

                                   THE COMPANY

BUSINESS

     Nevada Manhattan Group, Incorporated (the "Company"), was formed on June 10, 1985, in the state of Nevada (1). The Company's Articles, as amended December 11, 1998, currently authorize the issuance of 250,000,000 shares of Common Stock with a par value of one cent ($.01) per share and 250,000 shares of Series A Preferred Stock with a par value of $1.00 per share (the "Preferred Stock") convertible into Common Stock on the terms and conditions described elsewhere in this Registration Statement. There were 66,044,666 shares of the Company's Common Stock and 143,908 shares of the Preferred Stock issued and outstanding as of February 28, 1999.

     In the six months ending February 28, 1999 the Company initiated expansion, diversification and restructuring, with additional experienced management, into the fields of metals/mining processing and sales; fish products and sales; timber harvesting/processing and sales; coal mining and exploration; oil and gas products and technology.

    The Company is acquiring and deriving revenues from (1) fishing operations in the Russian Far East and (2) metals/mining in Russia and (3) timber operations/holdings in the Russian Far East encompassing over two million hectares.

    The Company derives revenue from timber harvesting and production in Brazil and holds various rights to develop and harvest timber properties on up to 490,000 hectares located in the State of Para, Brazil (the "Brazilian Timber Properties").

     The Company has also acquired the rights to seven (7) gold mining concessions and four (4) coal mining concessions in Indonesia.

    A description of the Company's timber and metals/mining business is presented in the "Properties" section of this Registration Statement.


    In  the  field of oil and  gas,  on  February  10,  1999,  the  Company  and
Sibnefteprovod "Siberian Oil Pipeline" jointly announced the signing of a partnership agreement (the "General Agreement"). The Company will maintain the role of agent, representative and partner in preparation and realization of specific projects, programs and contracts and will handle certain international business matters for the pipeline and will also provide acquisition, installation and maintenance of equipment including two oil refineries,. Siberian Oil Pipeline reports that it has a cargo turnover of 184.8 billion tons per kilometer. It transports 186.7 million tons (1.12 billion barrels) of oil per year and owns and operates 9,618 km (5,963.16 miles) of oil transporting pipeline which represents the transportation of approximately 70% of Russian crude oil.


----------------------------------
(1) The Company was originally incorporated on June 10, 1985, in the state of Nevada under the name of Epic Enterprises, Ltd. On September 11, 1987, the Company amended its Articles of Incorporation to change its name to Nevada Manhattan Mining Incorporated. On May 12, 1998, the Company further amended its Articles to change its name to Terra Natural Resources Corporation. On December 11, 1998, the Company further amended its Articles to change its name to Nevada Manhattan Group, Incorporated.

    The agreement establishes an authorized management committee consisting of Sibnefteprovod General Director, Mr. G.G. Khopiorskiy; Mr. Tetsuo Kitagawa, COO of Nevada Manhattan Group; and individuals and companies assigned by them to evaluate potential ventures between the parties. No revenue has been generated through the Sibnefteprovod agreement and no assurances can be given that revenue or earnings will be generated as all related business is in the preliminary stages.


    The General Agreement is a basis for entering into accords, protocols, agreements and contracts regarding any type of activity between the parties. Any limitations would be due to restrictions imposed by the laws of Russia and the United States as well as by any legislative act of the countries. Coordination of activities will be done in the form of written accords, agreements and contracts. The parties to the General Agreement have determined the following basic directions for activities, taking into account the needs and interests of Sibnefteprovod which include: (1) long-term financing of Sibnefteprovod maintenance operations and modernization of the production system; (2) establishment of long-term financial resources for the development of Sibnefteprovod infrastructure; (3) preparation and implementation of contracts for delivery of equipment for the needs of Sibnefteprovod which may include engineering, research and development technologies, and other activities; (4) the organization and conducting of marketing studies, auditing services and legal servicing of the agreements, protocols, accords and contracts executed by Sibnefteprovod. Sibnefteprovod and Nevada Manhattan may act as contracting parties, consultants and otherwise. The General Agreement is not a basis for making financial claims against each other and cannot be the basis for claims of any type. Financing and payments within the framework of the General Agreement will be done on the basis of contracts, agreements, accords and protocols signed to that effect by the authorized persons. The General Agreement is valid until it is replaced by a later agreement or until one of the parties decides to suspend or rescind its validity in a unilateral manner as provided.

     The text of the General Agreement is executed in the Russian language and translated into the English language.

     In the field of technology, pursuant to a Letter of Understanding, the Company is acquiring technological inventions by Russian scientist Professor Alexander Bogomolov, Deputy Director of Kometa, Deputy Director of the Institute of Chemical Kinetics and Burning Processes, Deputy Director of Siberian Academy of Science (NOVOSIBIRSK), as follows:

    a. Backward Wave Linear Accelerator of Protons, ABC3D, Accelerator based on concept of three-dimensionality and CVC generators attached to them with the initial uses of these devices being:

    1.    to produce isotopes for medical and other uses;
    2.    for proton, ion and medical therapies;
    3.    the transmutation (elimination) of radioactive waste;
    4.    to detect explosives and narcotics and other contraband; and
    5.    for selection and inspection of objects in space.

    b. A mass separator with the ability to divide a mass of 20,000 AME (1/2000 of a micron). This has many uses including the extraction of metals for tailings of various mines. In addition, it has other applications including diamond mining.


     Under the terms of a Letter of Understanding between the Company and Phystechmed, a joint stock company located in Moscow, dated November 16, 1998, the Company has agreed to acquire the sole and exclusive rights, title and interest to the technologies described above. In consideration, the Company agrees to pay the selling party and/or its designees royalties and/or stock in an amount and under terms to be agreed upon by the parties to the agreement after completion of thorough due diligence and financial assessment.

     The Company does not yet have any indication as to applicable timeframes for potential exploitation and/or commercial development. In certain instances prototypes exist but in order to achieve commercialization, further development will be required. The Company does anticipate substantial funding will be required to pay for future development costs.

    Additional  areas  of  the  Company's  technological  business  include  (1)
telecommunications,   (2)  software  and  internet  services,   and  (3)  coding
protection systems.


    On March 31, 1999 the Company announced a software, internet and technology joint venture with two scientific and educational centers of Russia: Bauman Moscow State Technical University and Novosibirsk State University (the "Institute(s)"). The mission of the joint venture shall be to exploit, for the benefit of the parties, the vast technological human resources and achievements available through the universities to continue the development and implementation of Internet information processing and control systems, Internet gateway systems software for computers and automation systems. No revenues have been generated and no assurances can be given that these ventures will result in revenues and/or earnings.



     By the terms of their respective agreements, the Institute(s) appointed the Company as a joint venture partner, and in certain instance its exclusive representative, for worldwide marketing and exploitation of certain technologies. Subject to the provisions of the agreements, the Company agrees to develop marketing opportunities and to create business relations for the Institute(s). In connection therewith, the Company, at its sole cost and expense shall, among other things, maintain an office facility, handle all product technical inquiries and quotations, assist customers approved by the Company in placing orders directly with the Institute(s) for: (1) scientific software development, and (2) retraining and managing personnel chosen by the Company. The Institute(s) and the Company will provide each other with information regarding competitive products and technologies available or being developed. The Company will be responsible for communication between the Institute(s) and potential customers. Except as otherwise provided, the Company shall be solely responsible for the payment of all expenses, taxes and levies related to performance under the agreement(s). As compensation for the grant of rights and the services of the Institute(s) to be performed, the Institute(s) shall receive compensation as set forth in a compensation schedule to be mutually agreed upon by the parties subsequent to completion of due diligence and initial marketing studies.


    AT PRESENT THERE IS NO FULL-TIME STAFF EMPLOYED IN THE TECHNOLOGY BUSINESS. WHILE THE COMPANY HAS ACQUIRED RIGHTS TO CERTAIN TECHNOLOGIES, THE COMPANY HAS NOT YET ATTEMPTED TO DETERMINE IF THESE BUSINESSES CAN PERFORM AS SPECIFIED. TO DATE, NO REVENUES HAVE BEEN DERIVED FROM THE TECHNOLOGY SEGMENT OF THE COMPANY'S BUSINESS AND NO ASSURANCE CAN BE GIVEN THAT THE COMPANY WILL BE ABLE TO SUCCESSFULLY AND COMMERCIALLY DEVELOP ANY OF THESE INVENTIONS OR BUSINESSES RELATED TO TECHNOLOGY, WHICH ARE IN THEIR PRELIMINARY STAGES.



    Since September , 1998, the Company has made a transition to the operations described above from its primary stated purpose of formation which was to explore, and if warranted develop a property located near Tonopah, Nevada (the "Nevada Property"), and other gold mineral properties.



    The Company has its principal executive offices at 15260 Ventura Boulevard, Suite 1200, Sherman Oaks, California 91403. Its telephone number is (818) 728-9728 and its facsimile number is 818 728-9717.

    Management of the Company presently consists of a seven-member board of directors (three of which are neither executive officers nor employees) and three of which are designated by TiNV1, Inc., pursuant to agreements with the Company (see "Recent Sales of Unregistered Securities - TiNV1 Transaction"). The Company employs four full-time executive officers as well as four full-time employees at its principal offices which includes management of its subsidiaries. The Company's subsidiary, Terra Resources Brazil, Ltda., employs approximately 30 persons in Brazil who are employed in various capacities relating to its sawmill operations located near the port city of Belem, Brazil.

THE COMPANY'S SUBSIDIARIES

    NMG Rexco, Inc. ("NMG Rexco"), incorporated in California in November 1998, is 100% owned by the Company, with offices at 15260 Ventura Boulevard, Suite 1200, Sherman Oaks, California 91403. NMG Rexco was formed to act on behalf of Nevada Manhattan for the fishing, processing and distribution of fish and other seafood, as well as sales and distribution of timber and other resources, primarily other products from the Russian Far East.

    Initial fish products of the company include crab, cod fish and cod fillets, pollack, halibut and salmon. Initial market development for these products include Russia, Japan, USA, Norway and China with initial sales taking place in Japan and USA. The primary area being fished currently is the Sea of Japan and Eastern Russia. Further proposed developments include the establishment of port facilities, processing plants, cryogenic facilities, packaging and storage. Although revenue has commenced, there can be no assurances that businesses associated with fishing will continue to result in substantial revenue or profitability.

    Chrustalnaya. In December 1998, the Company acquired 80% of the metal mining resources and timber properties of Chrustalnaya, a Russian joint stock company headquartered in Kavalerovo for 8,000,000 shares of restricted common stock. Chrustalnaya has approximate reported annual timber and mining revenues in excess of $16 million and net income of $500,000. Chrustalnaya's reported mining resources are in excess of 16,690 tons of tin, 9,970 tons of lead, 50,970 tons of zinc, 426 tons of silver, 2,760 tons of copper and 878 kg. of gold. Reported dense timber holdings in the Primorsky Kray region are over two million hectares or 9,000 square miles. Chrustalnaya's mining activities include mining, processing ore of colored metals and obtaining concentrates in the fields of gold, silver and tin.

    The Company intends to continue to mine and harvest the resources of Chrustalnaya under existing license agreements.

    Terra Resources Brazil Ltda. (hereinafter "Terra"), incorporated in Brazil in May 1998, is engaged in the acquisition and development of timber producing property in the Amazon Basin of Brazil. It has replaced Equatorial Resources, Ltd. (hereinafter "Equatorial"), incorporated in the British Virgin Islands ("BVI") as an international business company in December 1996, as the operating entity of the Company in Brazil. Terra is owned 99.5% by the Company and .5% by Terra's sawmill manager in nominee name of the company. Terra operates from Jurunas-Belem, Para, Brasil.

     Science & Technology Resources, Inc. ("STRI"), incorporated in Nevada in October, 1998 , is wholly owned. STRI's purpose is to acquire, initiate and utilize a variety of patented technologies, some of which may have important application in the area of natural resources. STRI is headed by Dr. Thomas Ward, a consultant to the U.S. Department of Energy.

    At present there is no full-time staff employed in the technology business. While the Company has acquired rights to certain technologies described above, the Company has not yet attempted to determine if these businesses can perform as specified. To date, no revenues have been derived from the technology segment of the Company's business and no assurance can be given that the Company will be able to successfully and commercially develop any of these inventions or businesses related to technology, which are in their preliminary stages.


    Kalimantan Resources, Ltd. Kalimantan Resources, Ltd., (hereinafter "Kalimantan"), incorporated in British Virgin Island in September 1996 maintains its primary business office in Sherman Oaks, California and is 100% owned by the Company. Kalimantan's was formed to enter into contracts for the exploration and if warranted the development and extraction of coal and gold ore in Indonesia.

                             SELECTED FINANCIAL DATA

    The following table sets forth certain historical financial data for the Company for fiscal years 1994 through 1998. The historical financial data for the three years ended May 31, 1998 were derived from the financial statements of the Company included elsewhere herein. The historical financial data are not necessarily indicative of the results of operations for any future period.



                                                                   YEARS ENDED MAY 31,
                                            --------------------------------------------------------------------
                                                1998              1997         1996         1995         1994
                                             (Restated)        (Restated)   (Restated)
                                            -----------       -----------   ----------   ----------   ----------

Revenues....................................$   557,691   ..  $   287,178   $       --   $       --   $       --
                                                394,708           261,089           --           --           --
Cost of Sales...............................              ..
  Gross Profit..............................    162,983   ..       26,089           --           --           --
Expenses:
  Costs and expenses of development stage    13,001,362         6,386,452    1,463,258      698,103      480,473
    activities..............................              ..
                                            -----------       -----------   ----------   ----------   ----------
Net loss....................................(12,838,379)  ..   (6,362,973)  (1,463,258)    (698,103)    (480,473)
Cumulative preferred dividends..............     80,316   ..     (149,500)     (10,600)          --           --
                                            -----------       -----------   ----------   ----------   ----------
Net loss attributable to common             (12,918,695)       (6,535,952)  (1,473,858)    (698,103)    (480,473)
  shareholders..............................              ..
                                            ===========       ===========   ==========   ==========   ==========
Net loss per common share...................      (0.86)  ..        (0.61)       (0.20)       (0.14)       (0.15)
                                            ===========       ===========   ==========   ==========   ==========
Weighted average shares outstanding......... 14,969,621   ..   10,684,176    7,428,081    5,021,801    3,146,727
                                            ===========       ===========   ==========   ==========   ==========
Balance Sheet Data:
  Total assets..............................$ 2,749,846   ..   $7,825,223   $2,763,755   $3,711,865   $3,651,286
  Long-term debt............................  2,357,786   ..    1,406,028      115,723       10,919      143,209
  Stockholders' equity...................... (3,692,285)  ..    4,416,783    2,197,495    3,081,334    1,800,234

                                   PROPERTIES

BUSINESS

    The Company currently derives a portion of its revenues from the production and purchase of rough sawn lumber and other finished wood products in Russia (former Soviet Union "FSU") and Brazil, the exploration, mining and sales of metals in Russia (FSU), and the exploration of coal in Indonesia. To this end, the Company has acquired various rights to develop and/or harvest timber properties on up to approximately 490,000 hectares located in the state of Para, Brazil; the right to conduct sawmill operations at a sawmill facility located near city of Sousel, Para, Brazil; and the right to conduct exploration activities on seven (7) gold properties and four (4) coal properties in Indonesia.

    The Company holds various rights in and to the following properties (i) 80% of the metal mining resources and timber properties of Chrustalnaya, a Russian joint stock company headquartered in Kavalerovo ("Russian Mining and Timber Properties"). Chrustalnaya's reported dense timber holdings in the Primorsky Kray region are over two million hectares or 9,000 square miles. Chrustalnaya's mining activities include mining, processing ore of colored metals and obtaining concentrates in the fields of gold, silver and tin;. (ii) timber harvesting rights to various timber properties aggregating up to approximately 490,000 hectares and sawmill facilities located in the state of Para, Brazil (the "Brazilian Timber Properties"); (iii) real property and mining and exploration rights to twenty-eight (28) patented and one hundred-eighteen (118) unpatented claims aggregating approximately 1,800 acres (the "Nevada Property") which are located near the town of Manhattan, Nevada (approximately 45 miles northeast of Tonopah, Nevada); (iv) mining exploration rights to seven (7) gold concessions aggregating 39,400 hectares (98,500 acres) which are located in both the gold belt area of Kalimantan, Indonesia, and on the island of Sumatra (see

"Indonesian Gold Concessions"); and (v) four (4) coal properties located in Kalimantan, Indonesia, comprising 325,800 hectares (814,500 acres) (the "Indonesian Coal Concessions"). A more thorough description of the properties is contained within portions of this section of this Report entitled "Russian Mining and Timber Properties," "The Brazilian Timber Properties," "The Nevada Property," and "The Indonesian Concessions."

    The Company has budgeted the sum of One Hundred Thousand Dollars ($100,000) from sums anticipated to be spent for compliance with applicable environmental laws. However, the Company can provide no assurance that the amount so budgeted for environmental compliance will be consistent with the amounts actually spent for compliance or that the actual amount of such compliance may not be substantially greater than that which has been projected to be spent by the Company pursuant to the budget.

    The amount ($100,000) budgeted by the Company for environmental compliance at this time is based on the Company's start up environmental program related to the Brazilian Timber Properties. The Company previously expended approximately $50,000 through Eco-Rating International for the commencement of the development of an eco-effeciency model related to the Company's Brazilian Timber Properties. Subsequent to this start up program, the Company has begun preparation of the next phase of development in this program, with targeted budgets at approximately $100,000 to be expended. Actual budgets related to this program may be materially different.

    At this time, the Company has not budgeted any sums for environmental expenses related to its mining operations since current activities are contracted out to third parties in the case of Indonesian operations, and no current activities are taking place on the Company's Nevada mining property other than maintenance. In the case of the Company's operations previously conducted on the Nevada mining property, all necessary permits were obtained from the Nevada Division of Environmental Protection. In the case of the Company's recently acquired mining and timber assets in Russia, the Company is currently not acting as the operator and although the Company is not aware of any environmental compliance non-conformity, no assurances can be given that the Company may not be subject to environmental regulatory actions or experience environmental remediation or compliance costs in the future.

RUSSIAN MINING AND TIMBER PROPERTIES

    In December 1998, the Company acquired 80% of the metal mining resources and timber properties of Chrustalnaya, a Russian joint stock company headquartered in Kavalerovo for 8,000,000 shares of restricted common stock. Chrustalnaya has approximate reported annual timber and mining revenues in excess of $16 million and net income of $500,000. Reported revenues for the period ended February 28, 1999 indicate Chrustalnaya is maintaining revenue levels. Chrustalnaya's reported mining resources are in excess of 16,690 tons of tin, 9,970 tons of lead, 50,970 tons of zinc, 426 tons of silver, 2,760 tons of copper and 878 kg. of gold. Reported dense timber holdings in the Primorsky Kray region are over two million hectares or 9,000 square miles. Chrustalnaya's mining activities include mining, processing ore of colored metals and obtaining concentrates in the fields of gold, silver and tin.

      The Company intends to continue to mine and harvest the resources of Chrustalnaya under existing license agreements.

      Nevada Manhattan's activities in Russia and the surrounding Commonwealth of Independent States (CIS) countries will be supervised by Dr. Alexander Gonchar, chairman of the General Euro-Asian Committee of Coal, Metals and Natural Resources, which is comprised of the presidents of the 11 CIS members. Dr. Gonchar is a well-known academician and a respected member of the Academy of Science in Russia as well as other highly respected scientific communities.

THE BRAZILIAN TIMBER PROPERTIES

    The Company has acquired timber harvesting rights in up to 490,000 hectares of timber properties located on various tracts of land in the state of Para, Brazil. In addition, the Company is currently conducting sawmill activities in the town of Sousel, Para, Brazil.

    The sawmill facility (the "Facility") consists of the port shared with the owner, two portable saws to cut logs, a variety of timber processing equipment, a new 230 Kva diesel-powered generator, a forklift to transport sawn timber and equipment, a 1994 Mercedes truck, various ancillary equipment (carts, rollers, etc.) and the remaining equipment from its previous sawmill in Sao Miguel not presently being utilized (including carts, band saws and related equipment) which the Company plans to use in its expansion.

    Terra also purchases sawn timber from other sawmills in the area of Sousel. Since October 9, 1998 to the present, Terra has purchased over 2,000 cubic meters of sawn timber.


GOVERNMENT REGULATIONS IN BRAZIL

    Both the federal government of Brazil and the state governments of Para and Amazonas have adopted laws and standards relating to the harvesting and reclamation of forests. The Company and its subsidiaries, Equatorial and Terra, have familiarized themselves with all of these laws and standards. These laws are extensive and have not all been fully adjudicated by the courts in Brazil. At present, several agencies have interpreted many of these laws in different manners.

    The Company has entered into an agreement with Eco-Rating International, Incorporated ("Eco-Rating"), Zurich, Switzerland, to better assist the Company and its subsidiaries in understanding and complying with such laws and standards. Under the terms of its agreement with the Company, Eco-Rating has agreed to establish an "eco-efficiency model" designed to enable the Company to establish environmental management guidelines for the conduct of activities on its Brazilian Timber Properties consistent with all applicable environmental laws and standards.


THE NEVADA PROPERTY

    Property Description. The Nevada Property is located in an historic mining district which has experienced mining operations from 1866 to the present with the major activity in the late 1860's, between 1906 and 1921, and from 1960 to the present. Placer and lode mining took place principally in the Reliance Mine, the White Caps Mine, the Union Amalgamated Mine, the Manhattan Consolidated Mine, the Earle Mine, the Big Four Mine and the April Fool Mine.

    In March 1997, the Company entered into a Sale and Purchase Agreement with the Selig Entities. The Selig Entities were the original owners of the patented and unpatented mining claims comprising the Nevada Property, having perfected their rights to ownership pursuant to Federal and local law. Under the terms of this agreement, the Selig Entities agreed to sell to the Company one hundred percent (100%) of their interests in a certain promissory note (the "Nevada Note"), the Deed of Trust and the Nevada Property for the sum of Three Hundred Seventy Five Thousand Dollars ($375,000) payable as follows: One Hundred Thousand Dollars $100,000) in March 1997 and the balance plus all accrued and unpaid interest (calculated at the rate of 5.25%) on or before February 6, 1999.

The Company in fact paid the first installment of One Hundred Thousand Dollars ($100,000) in March 1997 and prepaid the remaining balance in June 1997. As a result, all obligations to the Selig Entities have been fulfilled by the Company and the original note and deed of trust have been delivered by the Selig Entities to the Company. The agreement also acknowledges that the Company is the only person or entity legally entitled to conduct mineral operations on the Nevada Property. The Company is also required to pay all U.S. Bureau of Land Management annual maintenance fees associated with the claims comprising the Nevada Property. Such fees have been paid by the Company through August 1999.

    The Company entered into a Subscription Agreement with Silenus Limited on April 14, 1997 (the "Subscription Agreement"). The Subscription Agreement required the Company to grant to Silenus Limited a $2,000,000 deed of trust encompassing the Nevada Property until the Debentures issued to Silenus are converted, redeemed or paid in full. The Company has neither delivered nor recorded this deed.

    Current  Ownership  Interest.  The Nevada Property  consists of twenty-eight
(28) patented and one hundred-eighteen (118) unpatented claims aggregating approximately 1,800 acres. Due to many issues related to the Nevada Property which present significant doubt regarding the future economic benefits this property will have to the Company, a full reserve has been provided against its investment in the property.


THE INDONESIAN CONCESSIONS

    General. Three (3) agreements cover the various concessions which the Company and its wholly-owned subsidiary, Kalimantan Resources, have acquired:
(i) the Principles of Agreement by and between the Company and Maxwells Energy and Metals Technology Ltd., a Bahamian Company ("Maxwells"), as amended; (ii) the Acquisition Agreement dated January 26, 1997 by and between Kalimantan Resources and Singkamas Agung Ltd. ("Singkamas"); and (iii) the Acquisition
Agreement dated February 18, 1997, by and between Kalimantan Resources and Kalimas Jaya Ltd.

    In August 1996, the Company entered into an agreement to acquire a fifty-one percent (51%) interest in a gold exploration property comprising 10,000 hectares (25,000 acres) located in East Kalimantan, Indonesia (the "Kalimantan Property"). In January and February, 1997, the Company entered into two (2) additional agreements to acquire an additional six (6) gold mining concessions aggregating over 23,400 hectares (58,500 acres) and ) four (4) coal properties located in Kalimantan, Indonesia, comprising 325,800 hectares (814,500 acres). In January 1997, the Company and Maxwells Maxwells agreed to substitute the original 10,000 hectare property (i.e. the Kalimantan Property) for a 16,000 hectare (40,000 acre) tract (the "Sopang Property") located elsewhere on the island of Kalimantan. In May 1998, for no additional consideration, Singkamas assigned its interests in one additional coal property to the Acquisition Agreement with Nevada/Kalimantan (see Mecfa Property). Ownership of the Indonesian Concessions will be acquired through the Company's wholly-owned subsidiary formed under the laws of the British Virgin Islands known as Kalimantan Resources, Ltd. ("Kalimantan Resources"). None of the properties identified under "The Indonesian Concessions" have any proven and recoverable reserves based on guidelines established under SEC Industry Guide 7.

    Mineralization of the Indonesian islands known as Kalimantan (the Indonesian section of Borneo) and Sumatra occurred as a result of rifting of the earth's crust at the ocean floor. There are approximately fifteen known mineralized "arcs" comprising all of Indonesia. Six (6) of these arcs contain the majority of the gold and copper deposits currently discovered in Indonesia. The Central Kalimantan Arc is the area which has evidenced the majority of recent attention of mineral exploration efforts although significant work is also being undertaken in other areas

    Current political and economic conditions in Indonesia have curtailed the Company's activities in the region over the past year. This may have an impact on the viability of the Company's projects in the region. The Company recently commenced additional activities related to one of its coal properties (see "Mecfa Property" more particularly described hereafter) by organizing available data and making that data available to one or more potential joint venture partners in a series of discussions and meetings in both the Company's corporate offices in California and Singapore, as well as follow-up meetings in Jakarta, Indonesia for the purpose of reviewing available geological, permit and title data. These current activities are for the purpose of establishing exploration programs and, subsequently, the potential for commercial viability through a joint venture with a partner/operator.

    In accordance with SFAS No. 121, the Company has provided an impairment reserve against the Indonesian properties of $227,000 as of May 31, 1997. This represents the exploration expenditures as of December 31, 1996 as the properties do not contain any proven or probable reserves. In addition, for the year ended May 31, 1998, the Company has taken a write-down for the Sopang Gold Concession acquisition cost of $1,200,000.

    The Sopang Property. The Company acquired its interest in the Sopang Property pursuant to a document entitled "Principles of Agreement" dated August 19, 1996 ("POA"). The parties to the POA are Maxwells and the Company. The Company and Maxwells originally agreed to conduct exploration activities on a 10,000 hectare tract, but pursuant to an addendum to the POA, substituted the 16,000 hectare Sopang Property.

    In exchange for a fifty-one percent (51%) interest in the concession relating to the Sopang Property, the Company agreed to convey to Maxwells Four Hundred Thousand (400,000) shares of its Common Stock. In addition, the Company must issue an additional Four Million (4,000,000) shares of its Common Stock to Maxwells should an investment banker confirm by independent appraisal that the Sopang Property is valued to be at least Twelve Million Dollars ($12,000,000 U.S.) and/or such investment banker provides financing to the Company based upon an evaluation of at least Twelve Million Dollars ($12,000,000 U.S.) or upon the appreciation of the Common Stock in an aggregate amount exceeding Twelve Million Dollars ($12,000,000) within ninety (90) days of an announcement by the Company of its acquisition of the Indonesian Property. A provision of the POA allows Maxwells to obtain a "nondilutive" percentage ownership in the Common Stock to be issued under the POA should the Sopang Property produce at least 2,000,000 ounces of gold.

    While the Company was entitled to defer exploration activities for six (6) months, exploration activities commenced but are currently not ongoing on the Sopang Property.

    Under the POA, the Company is responsible for one hundred percent (100%) of all exploration and operating expenses relating to the Sopang Property.

    Maxwells has agreed to provide a voting trust in favor of existing management. Maxwells is not, however, required to vote its shares with existing management in connection with the registration of Common Stock issued or to be issued to Maxwells.

    The Company has undertaken efforts to confirm the chain of title which it believes to exist with respect to the Sopang Property.

    West Kalimantan Gold Project. On January 26, 1997, the Company's wholly-owned subsidiary, Kalimantan Resources, entered into an Acquisition Agreement with Singkamas Agung Ltd., a Bahamian corporation ("Singkamas"), relating to one (1) gold mining concession and three (3) coal mining concessions located in Kalimantan, Indonesia (the "Acquisition Agreement"). Singkamas is an affiliate of Maxwells and is owned and controlled by the same persons who own and control Maxwells.

    The gold mining concession subject to the Acquisition Agreement relates to a 62-hectare (155-acre) tract located in West Kalimantan and is known as the "Silobat Property" (which has been expanded to 2,000 hectares). Currently, PT Kajiwahida Mandiri, an Indonesian limited liability company ("PT Kajiwahida"), holds a Kuasa Pertambangan Eksploitasi license ("KPE") and a Kuasa Pertambangan Pengangkutan and Penjualan license ("KPPE") issued by the Indonesian Directorate General of General Mining and the Ministry of Mines and Energy on October 7, 1996. On December 21, 1996, PT Kajiwahida entered into a Mining Authorization Transfer Agreement with PT Duta Sena Rahayu, an Indonesian limited liability company ("PT Duta"), whereby PT Kajiwahida agreed to transfer its KPE and KPPE licenses to PT Duta in exchange for $5,000,000 payable as follows: $100,000 at the time of execution of the Acquisition Agreement; four consecutive installment payments of $100,000 each on the fourth days of February, March, April and May 1997; and a final payment of $4,500,000 at such time as official test results from exploration activities demonstrate the existence of at least 2,000,000 ounces of gold reserves. Should exploration activities reveal gold reserves of less than 2,000,000 ounces, the final payment is to be adjusted in relation to the amount of gold reserves so established. In addition, PT Kajiwahida was obligated to seek the appropriate governmental authority to expand its licenses to include a 2,000-hectare tract contiguous to the 62-hectare tract currently comprising the Silobat Property.

    On December 21, 1996, the shareholders of PT Duta and Kalimantan Resources entered into a Cooperation Agreement whereby in exchange for assuming the financial responsibilities under the Transfer Agreement, the shareholders of PT Duta agreed to hold the shares of such limited liability company for the benefit of Kalimantan Resources. On the same date, Kalimantan Resources entered into a Participation Agreement with Singkamas whereby Kalimantan Resources agreed to grant to Singkamas a net profits interest derived from the exploitation of the Silobat Property.

    The Acquisition Agreement with Singkamas requires Kalimantan to secure the issuance by the Company of Four Million (4,000,000) shares of Common Stock as follows: Two Hundred Thousand (200,000) upon execution of the Acquisition Agreement and the balance to be issued upon verification by an independent evaluation that the value of the Silobat Property and the three (3) Indonesian Coal Concessions equal or exceed Forty Million Dollars ($40,000,000). In the case of the initial issuance of shares and twenty-five percent (25%) of the balance of the shares of Common Stock to be issued, Singkamas is entitled to "piggyback" registration rights. The Company has issued Two Hundred Thousand (200,000) shares of its Common Stock to Singkamas as of the date of this Registration Statement.

    To date, no funds have been transferred by Kalimantan to PT Kajiwahida or any other party. However, Kalimantan Resources has been given authority to conduct trenching and pitting and has conducted preliminary mapping, sampling and trench hole pitting under the supervision of Behre Dolbear & Co. for the purpose of evaluating the Silobat Property. Under the supervision of Behre Dolbear, three separate sampling programs were conducted at the Silobat Property. Based on that work which indicates the presence of anomalous gold values in four sampling pits, the Company intends to initiate a core drilling program at the Silobat Property, but as of December 30, 1998, the Company has not initiated the drilling or development activities. Recent political and economic conditions in the region have impacted the Company's plans to commence these activities. Management believes this is a temporary impact. The Company has not abandoned the operation. Once political and economic conditions improve, the Company plans to resume activities.

    The property is located 1 degree 1 minute north longitude and 109 degrees 12 minutes east latitude in the subdistrict of Sambas, Kalimantan Barat. The topography of the property is characterized by swampy lowlands with isolated hilly outcrops covered mainly with revegetation and local rubber plantations.
The geology is characterized by green-black mudstone, fine silt stone, quartz-feldspar porphyry and quartz diorite rock types.

    In 1977, 21 rock chip and 7 stream sediment samples were submitted for analysis to the Superintendent Laboratories in Jakarta. Only small traces of gold were detected in all rock samples submitted while stream sediment samples yielded values of .5 to 1.05 ppm in four of the seven samples.

    Munung (Monroe) Property. The Company's wholly-owned subsidiary, Kalimantan Resources, entered into an Acquisition Agreement for Gold and Coal Concessions February 18, 1997, with Kalimas Jaya Ltd., a Bahamian corporation ("Kalimas"), relating to five (5) gold mining concessions and one (1) coal mining concession (the "Kalimas Acquisition Agreement"). Kalimas is also an affiliate of Maxwells and is owned and controlled by the same persons who own and control Maxwells. Kalimas acquired its rights to the concession relating to the Monroe Property pursuant to a Development Agreement dated February 14, 1997, by and between PT Muara Mayang Coal Utama ("PT Muara") and Kalimas. Under the Development Agreement, Kalimas obtained the right to acquire an 80% interest in a Kuasa Pertambangan Penyelidikan ("KP") issued to PT Muara for the sum of $1,000,000 payable as follows: $150,000 upon execution of the Development Agreement and verification by Kalimas that PT Muara possesses marketable title to the concession without encumbrances and $850,000 upon commencement of production and generation of net profits.

    The Monroe Property comprises 6,096 hectares and is located in Central Kalimantan, Indonesia. It is located in the same general area of the Kelian gold mining concession which has produced over 450,000 per annum ounces of gold since 1992.

    The existing KP issued on the Monroe Property allows PT Muara to conduct a general survey and perform exploration activities for gold and other precious metals. The Development Agreement requires PT Muara to use its "expert abilities and efforts" to obtain additional licenses for the exploitation, production and refining, and transportation and sale of all minerals obtained from the Monroe Property.

    The Kalimas Acquisition Agreement requires Kalimas to convey a 51% interest in all current and future licenses which it acquires with respect to the Monroe Property.

    To date, no sums have been paid by Kalimas or Kalimantan Resources to PT Muara nor has any exploration work been performed on the Monroe Property. Kalimantan Resources currently intends to complete title work prior to engaging in any exploration activities.

    Recent political and economic conditions in the region have impacted the Company's plans to commence these activities. Management believes this is a temporary impact. The Company has not abandoned the operation. Once political and economic conditions improve, the Company plans to resume activities.

    Telen (Tomak) Property. The second gold concession in which Kalimantan Resources received rights under the Kalimas Acquisition Agreement is known as the Telen or Tomak Property. This property comprises 687 hectares and is located in East Kalimantan, Indonesia. Kalimas acquired its rights to the property pursuant to a Development Agreement dated February 14, 1997, which it entered into with PT Walea Bahimas, an Indonesian limited liability company. PT Walea Bahimas currently holds a KP for general survey and exploration on the property. Kalimas is required to pay a purchase price of $1,000,000 to acquire an 80% interest in the current KP. The Development Agreement contains provisions similar to those contained within the Development Agreement relating to the Monroe Property with respect to payment terms. Moreover, PT Walea Bahimas will only be entitled to receive the final $850,000 payment upon commencement of commercial production and obtaining licenses for exploration and exploitation, production and refining, and transportation and sale.

    Kalimas was obligated to commence exploration in or before April 1997 or at such other time as agreed upon by the parties. In addition to being required to dig test pits as part of the exploration program, Kalimas has agreed to: conduct shallow drilling to a depth of approximately 60 meters during the first 90-day period, conduct deep drilling to a depth of at least 200 meters during the second 90-day period, and securing a commitment of at least $300,000 during the first three (3) years of exploration activities.

    The Kalimas Acquisition Agreement requires Kalimas to convey a 51% interest in all current and future licenses which it acquires with respect to the Tomak Property. In addition, Kalimas and the Company have agreed that Kalimas will be entitled to receive a number of shares of Common Stock the amount of which was to be determined no later than July 1997. The Kalimas Acquisition Agreement further provides that the value of the Common Stock is to be determined at $10 per share, which was the approximate value as of January 26, 1997.

    To date, no sums have been paid by Kalimas or Kalimantan Resources to PT Walea Balimas nor has any exploration work been performed on the Tomak Property. Kalimantan Resources currently intends to complete title work prior to engaging in any exploration activities.

    Recent political and economic conditions in the region have impacted the Company's plans to commence these activities. Management believes this is a temporary impact. The Company has not abandoned the operation. Once political and economic conditions improve, the Company plans to resume activities.

    Long Beleh (La Bella) Property. The La Bella Property represents the third gold concession in which Kalimantan Resources acquired rights pursuant to the Kalimas Acquisition Agreement. This property currently comprises 4,637 hectares and is located in East Kalimantan, Indonesia. Kalimas acquired its rights in and to a KP for general survey and exploration pursuant to a Development Agreement dated February 14, 1997, with PT Muara Koman Mas ("PT Muara Koman"). The terms and conditions for the acquisition of an eighty percent (80%) interest in the current license and all future licenses held or to be held by PT Muara Koman are identical to the terms and conditions described above and relating to the Tomak Property. The obligations of Kalimas under the Kalimas Acquisition Agreement are identical to the obligations which it possesses with respect to the Tomak Property.

    To date, no sums have been paid by either Kalimas or Kalimantan Resources to PT Muara Koman nor has any exploration been performed on the La Bella Property. Kalimantan Resources currently intends to complete title work prior to engaging in any exploration activities.

    Recent political and economic conditions in the region have impacted the Company's plans to commence these activities. Management believes this is a temporary impact. The Company has not abandoned the operation. Once political and economic conditions improve, the Company plans to resume activities.

    Sengingi Property. The Sengingi Property is the fourth gold concession in which Kalimantan Resources acquired rights pursuant to the Kalimas Acquisition Agreement. Unlike the previous gold concessions mentioned in this Section of the Registration Statement, the Sengingi Property is a 4,000-hectare (10,000-acre) tract which is located on the island of Sumatra in the province of Riau, Indonesia. Kalimas acquired the right to obtain an eighty percent (80%) interest in a KP for exploration and a KPE for exploitation with respect to 3,000 hectares of this property from PT Aksara Mina Artha ("PT Aksara") pursuant to a Development Agreement dated February 14, 1997. Under the terms of its agreement with PT Aksara, Kalimas is obligated to pay PT Aksara $1,000,000 to be paid from production derived from the property. In all other material respects, the terms and conditions of the Development Agreement between Kalimas and PT Aksara and the terms and conditions of the Kalimas Acquisition Agreement between Kalimas and Kalimantan Resources are identical to the terms and conditions described above with respect to the other gold concessions subject to the Kalimas Acquisition Agreement.

    Recent political and economic conditions in the region have impacted the Company's plans to commence these activities. Management believes this is a temporary impact. The Company has not abandoned the operation. Once political and economic conditions improve, the Company plans to resume activities.

    Kuantan Property. The last gold concession subject to the Kalimas Acquisition Agreement is known as the Kuantan Property. The Kuantan Property is also located in Riau Province, Sumatra, Indonesia, and comprises 8,000 hectares. Kalimas derives its rights pursuant to a Development Agreement dated February 14, 1997, between it and PT Aksara Tama Pramita ("PT Aksara Tama"). PT Aksara Tama currently holds a KP for general survey and exploration. The general terms and conditions upon which Kalimas is to acquire an eighty percent (80%) interest in all current and future licenses on the Kuantan Property are similar to the terms and conditions upon which all other licenses subject to the Kalimas Acquisition Agreement have been acquired. The purchase price which Kalimas will be required to pay for the Kuantan Property is $1,000,000 payable as follows:
$250,000 upon execution of the Development Agreement and verification by Kalimas that PT Aksara Tama possesses marketable title to the concession without encumbrances, and $750,000 to be paid upon commencement of production and generation of net profits.

    Recent political and economic conditions in the region have impacted the Company's plans to commence these activities. Management believes this is a temporary impact. The Company has not abandoned the operation. Once political and economic conditions improve, the Company plans to resume activities.

    Indonesian Coal Concessions. As previously mentioned, Kalimantan Resources and Singkamas entered into an Acquisition Agreement on January 26, 1997. In addition to acquiring rights to the Silobat Property, Kalimantan Resources obtained rights to three coal mining concessions aggregating over 286,000 hectares. Singkamas acquired its rights to these three coal mining concessions pursuant to Development Agreements entered into with the PT Andhika Group of Companies, three Indonesian limited liability brother-sister companies (collectively referred to as "PT Andhika"). Under the terms of these Development Agreements, Singkamas received the right to acquire seventy-seven and one-half percent (77.5%) interest in the three contracts of work ("COWs") currently held by PT Andhika.

    Under the terms of the Acquisition Agreement between Singkamas and Kalimantan Resources, Singkamas has agreed to assign a fifty-one percent (51%) interest in and to the COWs (as well as a fifty-one percent 51% interest in the Silobat Property) in consideration of the issuance of shares of the Company's Common Stock described elsewhere in this Registration Statement in greater detail.

    In March 1997, Kalimantan Resources, engaged an Indonesian exploration crew to travel to the properties and to perform preliminary evaluations of possible coal deposits in place on the three (3) coal concessions located in Indonesia where the Company and Kalimantan Resources have entered into contracts to acquire certain exploration and exploitation rights.

    Mecfa Property. For no additional consideration, Singkamas assigned its interests in one additional coal property to the Agreement with Nevada/Kalimantan. The Mecfa coal property is comprised of three blocks of land totaling 39,770 hectares, not included in the Company's other coal properties noted above. Contracts of Work ("COW") have been issued for these properties supporting the potential for commercial viability and allowing for further exploration and development to take place. On October 9, 1998, the Company and Cyprus Amax Coal Co., a unit of Cyprus Amax Minerals Co. (NYSE:CYM) signed an agreement to operate and fund one of Nevada Manhattan's coal holdings in East Kalimantan, Indonesia. Under the terms of the agreement, Cyprus will have the exclusive right to further explore and develop the East Kalimantan coal property and the right to acquire an 85% interest. Cyprus will manage, operate and sell the coal. Cyprus will be responsible for 100% of the costs and expenses of each phase of exploration and development. These expenditures will be recoverable from production. This project is the primary focus of the Company's coal activities in Indonesia. No assurances can be made that the Mecfa Property will result in proven reserves or economic viability.

BEHRE DOLBEAR AGREEMENT

    The Company entered into an agreement with Behre Dolbear & Company, Inc. ("Behre Dolbear"), an internationally recognized mining consulting firm which was established in 1911. Behre Dolbear was responsible for providing independent technical advisory third-party validation services to the Company as more particularly outlined in the agreement. Under the supervision of Behre Dolbear, three separate sampling programs were conducted at the Silobat Property. Based on that work which indicates the presence of anomalous gold values in four sampling pits, the Company intends to initiate a core drilling program at the Silobat Gold Property in the future.


                                  RISK FACTORS

    The purchase of shares of common stock of the company involves a substantial degree of risk and is suitable only for persons of substantial means who have no need for liquidity in their investment. This section of the Registration Statement sets forth certain of the risks and special considerations which the company believes may exist concerning an investment in the common stock. Prospective investors should recognize that factors other than those set forth below may ultimately affect an investment in a manner and to a degree which cannot be foreseen at this time. All prospective investors are urged to consult with their advisors prior to making an investment in common stock so that they understand fully the nature of the undertaking and the risks which may be involved prior to investing. furthermore, all prospective investors are urged to review with their counsel, accountants, and professional advisors the financial statements attached to the Registration Statement. any documents described in this Registration Statement which have not been attached as exhibits may be obtained by prospective investors and/or their advisors upon request from the company.

    This Registration Statement also contains certain forward-looking statements and information that are based upon management's beliefs as well as on assumptions made by and upon information currently available to management. When used in this Registration Statement, the words "expect," "anticipate," "intend," "plan," "believe," "seek" and "estimate" or similar expressions are intended to identify such forward-looking statements. however, this Registration Statement also contains other forward-looking statements. Forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions, including, but not limited to, the following risk factors, which could cause the Company's future results and stock values to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. Many of such factors are beyond the Company's ability to control or predict. Readers are cautioned not to put undue reliance on forward-looking statements.

NO COMMERCIALLY VIABLE ORE DEPOSITS


    Even though the Company has reviewed reports and records of its mineral properties in Nevada and Indonesia and believes them to have potential, there is no assurance that there are commercially viable ore deposits. Moreover, the Company has not established any proven or probable gold or ore deposits as of the date of this Registration Statement.


HISTORY OF LOSSES


    Although the Company was formed in 1985 to engage in precious metal mining activities, its net worth is limited. The Company has a stockholders' deficiency of $3,692,285 at May 31, 1998. As of May 31, 1998, the Company has realized an aggregate net loss (since inception) of $32,874,115. Until the fiscal year ended May 31, 1997, the Company had failed to post revenues from operations. Total revenues for 1997 and 1998 were $287,178 and $557,691 respectively, and additional increases are anticipated. However, prospective investors should be aware that the Company was a development-stage company for financial statement of Financial Accounting Standards only and not for mining operations, that only recently (1997/1998) has begun to report sales. There is no guaranty that the Company's operations will be successful or realize a profit in the future.
Moreover, the Company's net worth and the value of its Common Stock will ultimately be dependent upon the overall success of operations currently being conducted and to be conducted in its fishing operations, mining and metals sales in Russia and the countries of the Former Soviet Union, timber operations and sales and technology development .


    The financial information accompanying this Registration Statement reflects the current financial condition of the Company. It should be noted that the Company has not yet reported an annual profit from operations since its inception to the present. Management projects that the further exploration and development of its businesses will result in profitable operations although, for the reasons stated elsewhere in this Registration Statement, no guaranty to that effect can be made.

HISTORY OF UNSUCCESSFUL OPERATIONS

    Timber, mining and natural resource operations are speculative by their nature. Management of the Company has in the past selected certain mineral properties which have proven to be uneconomic. There is no assurance that the present operations will prove to be economic or profitable to the Company. Although revenues have commenced and are increasing, if all or most of the businesses prove to be uneconomic, the Company may be unable to realize a profit from its operations which may have a profound impact upon the value of the Company and the liquidity of the Common Stock.

PROFITABILITY OF FISHING OPERATIONS

     During the Company's second fiscal quarter of fiscal 1999, it commenced fishing operations. Current operations include fishing, processing and distribution of fish and other seafood. Although revenues have commenced and are increasing, no assurances can be given that the Company's fishing operations will continue to result in substantial revenue or profitability.

PROFITABILITY OF RUSSIAN MINING AND TIMBER OPERATIONS

     On December 23, 1998, the Company acquired 80% of the metal mining resources and timber properties of Chrustalnaya, a Russian joint stock company headquartered in Kavalerovo. Chrustalnaya's reported annual timber and mining revenues are approximately $16,000,000 and net income of $500,000. Operations in Russia and the countries of the Former Soviet Union are speculative in nature. Although revenues are ongoing, with anticipated increases, no assurances can be given that the Company's operations in association with its acquisition of assets from Chrustalnaya will result in ongoing profitability.

PROFITABILITY OF TECHNOLOGY-RELATED BUSINESS

     During the second quarter of fiscal 1999, the Company initiated expansion, diversification and restructuring, with experienced management, into the fields of high technology, some of which is related to natural resources. Additional areas of the Company's technological business include telecommunications, software and internet services and coding protection systems. The Company has not experienced any revenues from its technology-based businesses which are in the development stage. No assurances can be given that the Company's activities in the fields of technology will result in revenue or profit.

PROFITABILITY OF BRAZILIAN TIMBER OPERATIONS

     The Company has expended considerable sums to improve the Tropical Woods sawmill facility located in Belem, Para Brazil. Although revenues have commenced and are increasing, no assurances can be given that the Company's Brazilian timber operations will be profitable.

    In addition to title and environmental problems commonly associated with the development of timber properties in the United States, foreign ownership of timber rights in foreign countries subjects a U.S.-based company to the additional risk of political instability.

TITLE FAILURE TO THE NEVADA PROPERTY

    The Company has acquired its rights to the Nevada Property through a variety of agreements with predecessors-in-interest. The precise nature and amount of interest owned by the Company is now the subject of a lawsuit pending in Nye County and more particularly described in the Section of the Registration Statement entitled "Legal Proceedings." The Company is seeking to obtain an order from the court declaring that the Company is the owner of the undivided 100% interest in a substantial number of the mining claims comprising the Nevada Property. If the Company is unsuccessful in its request for declaratory relief, title to certain of the interests in the Nevada Property may be retained by persons or entities other than the Company.

    The Company executed a deed of trust encumbering the Nevada Property in the principal amount of Two Million Dollars ($2,000,000) to Silenus Limited pursuant to a privately-negotiated placement of 8% Senior Secured Convertible Debentures described elsewhere in this Registration Statement. Until such time as all obligations due under the Debentures issued to Silenus Limited are paid, converted or redeemed, and the encumbrances on the Nevada Property are reconveyed to the Company, the Nevada Property will be subject to the terms and conditions of such instruments. Any default under such agreement or the Deed of Trust which remains uncured would subject the Company to the possible loss of the Nevada Property.

TITLE PROBLEMS ASSOCIATED WITH THE INDONESIAN CONCESSIONS

    Mineral interests in Indonesia are controlled exclusively by the federal government through the Ministry of Mines and Energy. Title to a mineral property in Indonesia is subject to obtaining various forms of licenses for the extraction of commercial quantities of minerals after obtaining property rights from the fee owner. Title is confirmed by the issuance of a government seal affixed to specific property location maps.

    Because direct foreign ownership of mining concessions is difficult, if not prohibited by Indonesian law, the Company and its subsidiary, Kalimantan
Resources, must rely upon its contractual rights under the various agreements into which they and/or their predecessors have entered. These contracts are described in greater detail elsewhere in this Registration Statement. Should a dispute arise as to the interpretation or enforcement of such agreements, resort to the Indonesian judicial system will likely be required. It should be noted that since members of the judicial branch are employed by the executive branch of the government, a fair opportunity to assert a foreign company's rights under such agreement may be limited.

    Even if the contractual rights of Kalimantan Resources are clearly delineated in its agreements, the Company's interests in the Indonesian concessions are subject to title failures associated with the entities with whom Kalimantan Resources has contracted. The Company has not currently completed its title investigations with respect to the Indonesian Concessions. However, prior to the time at which any payments will be made to the current holders of the licenses, the Company will have satisfied itself that either it, Kalimantan Resources, or the parties with whom it has contracted (and/or their predecessors in interest) will have good and merchantable title to the particular licenses purported to be owned by such third parties.

    Ownership of licenses to explore for and/or exploit natural resources in foreign countries is also subject to political risks. The United States has important economic, commercial and security interests in Indonesia because of its growing economy and markets and its strategic location in relation to key international straits. The U.S. and Indonesia maintain cordial and cooperative relations, although the two countries are not bound by formal security treaties.

    Indonesia is a republic based upon its 1945 constitution providing for a limited separation of executive, legislative and judicial power. The president, elected to a five-year term, is the overwhelmingly dominant government and political figure. The president appoints the cabinet, currently composed of four coordinating ministers (in the fields of political and security affairs, economic and financial affairs, people's welfare and industrial and trade affairs), thirteen state ministers, twenty-four ministers and three high officials with the status of state ministers. Moreover, judges are employees of the executive branch.

    Unlike Western democratic systems, the legislative branch meets only once during its five-year term, to formulate the overall principles and aims of the government and to elect the president and vice president. Representative bodies at all levels in Indonesia eschew voting, preferring to arrive at decisions through "consultation and consensus."

    Because of the presence of a strong executive branch, some foreign companies have been forced to accede to government demands to revise licenses to include the participation of Indonesian-owned companies, larger foreign companies and, in some instances, the Indonesian government. The inability of a foreign company to effectively enforce its rights in licenses issued by the Indonesian government through the judicial branch of government represents a risk of doing business in a developing country as compared to the United States.

    Recent political and economic conditions in the region have restricted the commencement of exploration and development activities in some of the Indonesian projects. Management believes this is a temporary impact. The Company has not abandoned the operation. Once political and economic conditions improve, the Company plans to resume activities. No assurances can be given that exploration activities will result in the establishment of any proven reserves. There has been no revenue generated to date through production of gold or coal and no assurances can be given that operations will result in economic viability.

GOVERNMENTAL REGULATION

    Mining operations on the Nevada Property are and will be subject to substantial federal, state and local regulation concerning mine safety and environmental protection. Some of the laws and regulations which will pertain to mining operations include maintenance of air and water quality standards; the protection of threatened, endangered and other species of wildlife and vegetation; the preservation of certain cultural resources and the reclamation of exploration, mining and processing sites. These laws are continually changing and, as a general matter, are becoming more restrictive. The location of the Nevada Property is found in an area which strongly encourages mining operation. However, the Company's inability to comply with such federal, state or local ordinances and regulations on an ongoing basis may cause significant delays in the permitting process or in the operations anticipated to be conducted on the Nevada Property. In addition, delays in such compliance could result in unexpected and substantial capital expenditures. Although no such problems or delays are anticipated, no assurances can be given that the Company will be able to comply with all applicable law and regulations and maintain all necessary permits, licenses and approvals or, in the alternative, that compliance and/or permitting will be obtained without substantial delays and/or expenses.

    With regard to the Nevada Department of Conservation and Natural Resources, Division of Environmental Protection ("NDEP"), the Company has received authorization to proceed with its currently planned mining operations on the Nevada Property pursuant to the applicable statutes and regulations relating to a small mining operation. In the event, however, the Company's operations exceed the designated limits for a limited mining operation, a full reclamation plan will need to be prepared, submitted and approved by NDEP. The Company is currently preparing such a reclamation plan. While the Company believes that it will be able to obtain such approval, there is no guarantee that the required approval will in fact be obtained by the Company.

    A change in the nature or magnitude of the Company's presently anticipated operations on the Nevada Property may trigger the need to obtain additional NDEP and other federal, state or local governmental approvals, licenses or permits. For example, water processing discharge needs may trigger the requirement that the Company obtain a water pollution control permit. The Company is currently preparing for submission of an application for a water pollution control permit. Other significant permits, required by a change in operations on the Nevada Property, might include an NDEP permit, air quality permit, waste management permit, archeological clearance and wildlife permit. There is no guaranty that the Company will be able to obtain any or all of the required federal, state or local permits that might be required to expand its operations on the Nevada Property.

    Even if the Company does not change its currently planned operations on the Nevada Property, the Company is nevertheless vulnerable to the various federal, state and local laws and regulations governing regulations and protection of the environment, occupational health, labor standards and other matters. The reason for this is that these laws are continually changing, and as a general matter, are becoming more restrictive.

    To comply with these federal, state and local laws, the Company may in the future be required to make capital and operating expenditures on environmental projects both with respect to maintaining currently planned operations and the initiation of new operations. Such projects may include, for example, air and water pollution control equipment; treatment, storage and disposal facilities for solid and hazardous waste; remedial actions required for the containment of tailings pond seepage; continuous testing programs; data collection and analysis land reclamation (specifically including existing mine and processing waste on the Nevada Property); landscaping and construction projects. There is no guaranty that the Company will technically or financially be able to comply with any or all of these potential requirements.

ENVIRONMENTAL REGULATION AND LIABILITY

    United States: The Company's proposed mineral operations on the Nevada Property are and will be subject to environmental regulation by federal, state and local authorities. Under applicable federal and state law, the Company may become jointly and severally liable with all prior property owners for the treatment, cleanup, remediation and/or removal of substances discovered at the Property which are deemed by federal and/or state law to be toxic or hazardous ("Hazardous Substances"). Liability may be imposed among other things for the improper release, discharge, storage, use, disposal or transportation of Hazardous Substances only in the areas which the Company disturbs.

    Applicable law imposes strict joint and several liability on, among others, "owners" and "operators" of properties contaminated with Hazardous Substances. Such liability may result in any and all "owners", "operators" and "transporters" of contaminated property being required to bear the entire cost of remediation. The Company may utilize substances which have been deemed by applicable law to be Hazardous Substances. The potential liability of the Company under such laws will be derived from the Company's classification as both an "owner" and "operator" of a contaminated property. While the Company intends to employ all reasonably practicable safeguards to prevent any liability under applicable laws relating to Hazardous Substances, mineral exploration by its very nature will subject the Company to substantial risk that remediation may be required. If the cleanup or remediation of hazardous substances is required on the Nevada Property, substantial delays could occur in the permitting process and/or in the further extraction of gold and other precious minerals on the Nevada Property.

    Brazil: Both the federal government of Brazil and the state government of Para have adopted laws and standards relating to the harvesting and reclamation of forest. These laws have not been completely adjudicated through the courts in Brazil. As a consequence, many government agencies have interpreted these laws and regulations in inconsistent manners, thereby contributing to uncertainty as to the Company's compliance with these standards. Failure to comply with these standards results in varying levels of sanctions, including the cessation of further activities. As discussed elsewhere, the Company intends to conduct its operations to meet or exceed these standards. Consequently, costs of operations will be higher.

    Indonesia: The Indonesian Concessions may also be subject to federal and provincial environmental laws in place or being contemplated by those governmental entities. Mining in certain locations in Indonesia may be restricted because of difficulties associated with mine reclamation, water quality, air quality, endangered species or local cultural conditions similar to those restrictions of other international mining operations in Indonesia.

    Russia. The Company is currently not acting as the operator of its recently acquired mining and timber assets in Russia. Although the Company is not aware of any environmental compliance non-conformity, no assurances can be given that the Company may not be subject to environmental regulatory actions or experience environmental remediation or compliance costs in the future.

LIQUIDITY OF COMMON STOCK; CAPITALIZATION

    The  Company's  Common  Stock is currently  traded on the NASDAQ  Electronic
Bulletin Board. Over the past six (6) months ending February 28, 1999, the average monthly trading volume has been approximately 5,940,000 shares (see "Market for Common Equity"). In addition, the number of outstanding shares of the Company's common stock has increased from 12,215,415 shares as of May 31, 1997 to 66.044,666 shares as of February 28, 1999. The result of this increase in capitalization results in greater difficulty for shareholders in the Company to realize a return of their investment based upon price-earning ratios. Trading volumes on the Electronic Bulletin Board have been limited and there is no assurance that the Electronic Bulletin Board will provide an effective market for a prospective investor to sell his or her shares of Common Stock.

DIVIDENDS

     The Company has not paid cash dividends on any of its Common Stock and does not anticipate paying any cash dividends on any of its Common Stock in the foreseeable future. Holders of the 1998 Preferred Stock are entitled to an annual cash or stock dividend offered at the rate of eight percent (8%) of par value (equal to $.08 per share) payable out of any funds legally available therefor. Such dividends are cumulative so that if full dividends in respect of any previous dividend period are not paid, holders of the Preferred Stock are entitled to receive any deficiency before any dividend or other distribution may be made or declared by the Company with respect to any other class of stock including other series of preferred shares should the Company elect to issue such additional series.

CLASSIFICATION OF SECURITIES

    Currently, the Company's stock is considered to be "penny stock" pursuant to
Section 3(a)(51)(A) of the Securities Exchange Act of 1934. This designation has resulted from various factors including a lack of performance by the Company and increased capitalization. In the event the price of the Company's Common Stock remains below $5.00 per share, the Company will continue to be subject to the increased disclosure requirements associated with the issuers of "penny stock". In addition to increased disclosure requirements, such situation may also result in either a decrease in the liquidity of the stock or a total disappearance of a market for the Common Stock. In either instance the difficulty associated with disposition of the shares may increase.

STOCK ISSUANCES UNDER MINING CONTRACTS

    The Company has entered into various contracts with third parties to issue Common Stock in consideration of services rendered in relation to various mineral properties. Common Stock has been issued to the following parties:
Harrison Western Construction Company (100,000 shares); Maxwells Energy & Metals Technology Ltd. (400,000 shares); and Singkamas Agung Ltd. (200,000 shares). Maxwells Energy & Metals Technology Ltd. is entitled to receive an additional 4,000,000 shares of Common Stock if an investment banker confirms by independent appraisal that the value of the properties subject to the Principles of Agreement dated August 19, 1996 equals or exceeds $12,000,000. Singkamas Agung Ltd. is entitled to receive an additional 3,800,000 shares of Common Stock if an independent evaluation confirms that the value of the properties subject to the Acquisition Agreement dated January 26, 1997 equals or exceeds $40,000,000. Of the additional shares which may be issued to Singkamas Agung Ltd., 950,000 shares are entitled to "piggy-back" registration rights. In addition, the
Company purchased an 80% interest in the mining and timber assets of Chrustalnaya for 8,000,000 restricted shares of Common Stock. Once these shares become unrestricted, the sales of such securities could adversely affect the price of Common Stock.

CONSENT JUDGMENT AGAINST THE COMPANY AND CERTAIN EMPLOYEES

    In May 1989, the Company received notice that the Securities and Exchange Commission (the "Commission") had commenced an informal investigation into the Company's compliance with the registration and disclosure requirements of the Securities Act of 1933 (the " '33 Act") and the Securities Exchange Act of 1934 (the " '34 Act"). Thereafter the Commission commenced an extensive review of the Company's books and records relating to the Company's business and mining operations, its capital raising activities, and its financial condition and history. Through all stages of the investigation, the Company voluntarily cooperated with the Commission.

    On August 3, 1993, the Commission and the Company agreed to terminate the Commission's investigation by the entry of a consent judgment against the Company and certain of the Company's past and present key employees. These key employees include Christopher D. Michaels, Jeffrey Kramer and Stanley Mohr. The terms and conditions of the consent judgment can be summarized as follows:

        1. The Company and its officers, agents, servants, employees and others receiving actual notice of the consent judgment neither admitted nor denied any of the allegations alleged by the Commission;

        2. The Company and its officers, agents, servants, employees, and others receiving actual notice of the consent judgment are permanently restrained and enjoined from violating section 5 of the '33 Act or from selling securities in interstate commerce unless and until a registration statement is in effect or the security or transaction is exempt from the registration provisions of the '33 Act and/or the '34 Act;

        3. The Company and its officers, agents, servants, employees, and others receiving actual notice of the consent judgment are permanently restrained from engaging in any transaction, practice, or course of conduct, employing any course of conduct, or obtaining any money or property by means of an untrue statement of a material fact, or any omission to state a material fact, necessary to make the statements made in light of the circumstances under which they were made not misleading in violation of the antifraud provisions of the '33 Act and '34 Act.

    As part of the consent judgment, the Company was required to engage an independent certified public accountant to conduct a full and complete analysis of the disposition of all funds received by the Company from investors and, to the extent so discovered, to disgorge all ill-gotten gains.

    On April 7, 1994, in response to the audits completed by the certified public accountant, the Company and the Commission entered into a stipulation regarding the resolution of all outstanding issues which then existed, which stipulation was entered as an order by the United States District Court for the Central District of California. Such stipulation contained an acknowledgement that the Company and its executive officers had received no ill-gotten gains as a result of prior activities by the Company in offering and selling its securities, and that the consent judgment resolved once and for all, all issues raised by the Commission as a result of the Company's prior activities. The Company and the persons named in the formal order of investigation were not required to pay any fines or required to disgorge any monies previously received by it in connection with its securities.

    On February 27, 1989, the Pennsylvania Securities Commission issued a cease and desist order against the Company and Christopher D. Michaels, Jeffrey S. Kramer, Stanley J. Mohr, and William Michaels prohibiting them from violating
Section 201 of the Pennsylvania Securities Act of 1972 relating to the sale of unregistered "penny stocks."

    As a result of the foregoing regulatory and judicial actions, the Company may not be able to utilize the exemptions from registration available under Regulation A and Rule 701 promulgated under the '33 Act and may not be able to rely upon certain private placement exemptions afforded by applicable state blue sky laws in connection with the offer and sale of securities in a transaction which qualifies as exempt from qualification under the '33 Act. In such cases, the Company would be required to register/qualify the transaction under said blue sky laws, which would likely increase the cost of, and extend the time for completing, any private placement of securities.

FLUCTUATION OF COMMODITY PRICES

    Since its deregulation in August 1971, the market price for gold has been highly speculative and volatile. Since 1980, gold has fluctuated from a high of approximately $850 per ounce in January 1980 to a low of approximately $285 per ounce in 1985 and 1998. Currently gold is trading at approximately $285 per ounce. In 1996, gold averaged over $380 per ounce. Instability in gold prices may affect the profitability of certain of the Company's future operations.

    Similarly, coal and timber prices fluctuate. Natural resources have traditionally evidenced volatile swings in pricing, thereby affecting overall the relative profitability of engaging in these lines of business. For example, timber prices increased fifty-two percent (52%) in 1996 while coal prices have remained relatively stable for the past several years. Coal prices, which historically have been heavily dependent upon mining conditions, location of deposits, and freight variations, have remained relatively stable for the past several years.

    See below with respect to the Company's lack of engaging in any hedging or similar transactions with respect to commodity price fluctuations.

LACK OF HEDGING TRANSACTIONS

    The Company does not presently engage in any hedging or other transactions which are intended to manage risks relating to commodity price fluctuations. While timber prices can fluctuate, in recent periods such prices have been relatively stable, and, accordingly, the Company has not elected to engage in any hedging transactions relating to timber. With respect to mineral resources, the Company does not presently engage in any hedging transactions since the Company's production of such resources is limited at the present time. At such time as the Company's production of such resources increases, the Company may engage in hedging or other transactions which are intended to manage risks relating to price fluctuations of these minerals. The Company also does not presently engage in hedging or other transactions which are intended to manage risks relating to fluctuations in foreign currency exchange rates, but may engage in such transactions as the revenues from foreign operations which are remitted to the United States increase. The Company's failure to engage in any such hedging transactions may result in a material adverse effect on the Company if commodity prices or foreign exchange rates fluctuate.

USE OF FORWARD-LOOKING STATEMENTS

    This Registration Statement contains "forward-looking statements". Such statements are found in the Sections of this Registration Statement entitled "Business," "Properties," and "Management's Discussion and Analysis of Financial Condition" and elsewhere. Prospective Investors are cautioned that the assumptions upon which such statements are based cannot be guarantied by the Company to occur in the future or that the overall success of the Company might be materially adversely affected should such bases (or some of them) not occur.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Introduction
------------

     In the six months ending February 28, 1999 the Company initiated expansion, diversification and restructuring, with additional experienced management, into the fields of metals/mining processing and sales; fish products and sale; timber harvesting/processing and sales; coal mining and exploration; oil and gas products and technology.


     A detailed description of these businesses and the risks and contingencies associated with such businesses and ownership interests are more particularly described in the Sections of the Registration Statement entitled "The Company," "Properties" and "Risk Factors."

     The Company believes that the changes in management and operations will have a positive impact on the Company's liquidity and capital expenditures. While revenues have expanded over the last two quarters, no assurances can be given that this trend will continue. The Company anticipates requiring additional capital and intends to secure it by utilizing a publicly registered offering of its securities, "Private Placements" and/or funds generated from operations. No assurances can be given that the Company will secure the necessary funds through a publicly registered offering of its securities, private placements and/or funds generated from operations.



Comparison of Results of Operations - Nine months ended February 28, 1999 and February 28, 1998
----------------------------------------------------------------------------

    Revenues for the nine months ended February 28, 1999 were $24,573,243, as compared to $525,981 for the same period in 1998. The increase of $24,047,262 in revenues is attributed primarily to the Company's new operations as follows:
$21,140,000  attributed  to the  Company's  sales and  marketing  activities  of products manufactured in the Commonwealth of Independent States (these transactions are not necessarily recurring, however, the Company will continue to seek these types of transactions in the future); and $2,645,360 from Fishing operations (of this, there were three customers whose sales represented 50%, 31% and 19%, respectively). These are new revenue generators for the Company and may be indicative of what the Company will do in the future. However, no assurances can be given.

    Gross profit margin for the nine months ended February 28, 1999 was 15%, compared to gross profit margin of 21% for the same period in 1998. Sales and marketing activities had a gross profit margin of 15% and the sale of fish had a gross profit margin of 1%. However, gross profit margins the Company is experiencing now are not necessarily indicative of what can be anticipated in the future.

    General and administrative expenses for the nine months ended February 28, 1999 were $4,085,834 compared to $4,363,954 for the same period in 1998. The decrease of approximately $278,120 is attributed primarily to reduced expenses and increased efficiencies in the Brazilian operations and reduction in related travel expense.

    Investment income for the nine months ended February 28, 1999 was $327,909 compared to no activity for the same period in 1998. The increase is attributed to the Company's asset acquisition of 80% of the metal mining resources and timber properties of Chrustalnaya, a Russian Joint Stock Company headquartered in Kavalerovo.

    Interest expense for the nine months ended February 28, 1999 was $425,527 compared to no activity for the same period in 1998. The increase of $425,527 in the Company's interest expense is attributable primarily to convertible debentures and notes payable to shareholders.

    The write-off of mineral properties for the nine months ended February 28, 1999 was $885,920 compared to no activity for the same period in 1998. The increase is a one-time charge not expected to be recurring in the future.


Comparison of Results of Operations --Year Ended May 31, 1998 Compared to Year Ended May 31, 1997
-------------------------------------------------------------------------

     Revenues for the year ended May 31, 1998 were approximately $558,000 as compared to approximately $287,000 for the same period in 1997. The sales in both periods relate to the Brazilian timber operations. The $271,000 increase in sales is due to increased efficiencies.

     The gross margin for the year ended May 31, 1998 was approximately 29.0% as compared to 9.0% same period in 1997. The increase is also due to increased efficiencies.

     The general and administrative expenses for the year ended May 31, 1998 were approximately $7,540,000 as compared to $4,270,000 for the same period in 1997. The $3,270,000 is a result of the following: 1) $1,540,000 increase in consulting fees; 2) $250,000 increase in corporate salaries; 3) $150,000 increase in travel; and 3) the remaining increase is due to the operations of the Brazilian activities. Other interest and expense increased by $5,436,555 which is due to an increase in interest expense related to the debentures and notes to shareholders and a $4,836,000 writedown of mineral properties and timber investment which resulted from Management's test for impairment.


Comparison of Results of Operations --Year Ended May 31, 1997 Compared to Year Ended May 31, 1996
-------------------------------------------------------------------------

     Revenues for the year ended May 31, 1997 were approximately $287,000 as compared to no sales for the same period in 1996. The sales in 1997 relate to the Brazilian timber operations that are new operations for the Company in 1997.

     Exploration cost of the year ended May 31, 1997 were approximately $2,120,000 as compared to approximately $34,000 for the same period in 1996. The $2,086,00 increase in exploration cost is a result of activities at the Company's Nevada mining property and the Indonesian Concessions.

     General and administrative expenses for the year ended May 31, 1997 were approximately $4,270,000 as compared to approximately $1,430,000 for the same period in 1996. The $2,840,000 increase in general and administrative expense is a result of the following: 1) $1,200,000 of expense related to the issuance of warrants for services; 2)$827,000 related to financing expenses; 3) and increase for the Brazilian general and administrative expenses of approximately operating expense of approximately $150,000; and 4) general increase of $663,000 for other expenses (legal, consulting, travel and salaries) attributable to the Company's increased activities from the 1996.

     As of July 1, 1997, Brazil is no longer considered a highly inflationary economy under SFAS 52. Therefore, translation adjustments will begin to be accumulated in a separate component of equity. Translation adjustments during the year ended May 31, 1997 were taken to income and were not material to the Company's results of operations.

Comparison of Results of Operations --Year Ended May 31, 1996 Compared to Year Ended May 31, 1995
-------------------------------------------------------------------------

     During the year ended May 31, 1996, the Company reported an operating loss of $1,463,258 as compared to an operating loss of $698,103 for the year ended May 31, 1995. The difference between these two period was principally due to the issuance of stock to officers for services rendered of $485,000.


LIQUIDITY AND CAPITAL RESOURCES
-------------------------------

     The Company continues to experience pressure on its working capital position due to operating losses and the need to continually invest in its exploration activities and operational obligations. Management believes that the Company's expansion and diversification plan, as more fully described below, along with plans to obtain additional capital, as more fully described below, will provide sufficient funds to continue the Company's operations.

     For the first time since the Company's inception it has experienced net income for two consecutive quarters. Revenues increased substantially due to increased activities in the areas of sales and marketing of metals/mining, fishing and timber operations. Management anticipates that this trend may continue, though no assurances can be given.

     The Company had a cash position, at February 28, 1999, of $754,733, of which $393,000 is being allocated for use in the acquisition of assets and other costs associated with establishing the Company's fishing operations in Far East Russia and is not available for general corporate purposes. The other $361,733 is available for general corporate purposes.

     Pursuant to the Company's expansion and diversification plan, including the formation of its newly formed subsidiary, NMG Rexco and the Company's new branch, Nevada Manhattan Tokyo Branch, as well as increased revenue from the Company's metals/mining, fishing and timber sales and marketing activities, the Company has continued for the second consecutive quarter to generate significant revenue. The Company believes that with the anticipated increase in daily production from each of these operations, expenses and overhead will be funded by the cash flow generated from its operations.

     The acquisition of the assets of Chrustalnaya, with reported annual revenue in excess of $16,000,000, for 8,000,000 shares of restricted common stock of the Company, represents an additional significant source of potential revenue and earnings.

     As of August 28, 1998, TiNV1, Inc., ("TiNV1"), entered into a Subscription Agreement and a letter agreement with the Company pursuant to which TiNV1 purchased 5,500,000 shares of the Company's restricted common stock for $500,000. In the six months ended February 28, 1999, the Company received in excess of an additional $1,860,000 of equity funding from TiNV1 principals and/or affiliates. On December 9, 1998 the Company's stockholders approved an option for TiNV1 to purchase an additional 70,000,000 shares of restricted common stock at an exercise price of $0.335 per share which was the trading price of the Company's common stock on the date of the transaction.

     In December, 1998 an investor subscribed for 6,000,000 shares of Common Stock, pursuant to a private placement, at a purchase price of $1,500,000, through the issuance of a Promissory Note (the "Note") at the interest rate of average monthly Federal Funds rate as listed daily in the Wall Street Journal, payable in installments of $400,000 on or around December 20, 1998 and $1,100,000 (which is included in stock subscriptions receivable as of February 28, 1999) on March 25, 1999. The first installment has been received by the Company. The second installment has not yet been received by the Company.

     The Company anticipates that it will require additional capital and intends to secure it by utilizing a publicly registered offering of its securities, "Private Placements" and/or funds generated from operations. No assurance can be given that the Company will secure the necessary funds through a publicly registered offering of its securities, private placements and/or funds generated from operations.


     YEAR 2000 DISCLOSURE
     ----------------------

     The Company has appointed a Year 2000 ("Y2K") Risk Manager to look into all possible effects of Y2K problems within the business operations of the Company and implement corrective action to ensure that the Company's operations will not be adversely affected.

     The corporate headquarters in the United States maintains eight computers connected on a peer-to-peer network and four computers independent of the network. The Company's office in Japan maintains two computers independent of any network. The company has no proprietary software. All hardware and software vendors have been contacted and most have expressed no immediate Y2K concerns in relation to the company's hardware and software. The company has plans to replace and/or upgrade software and hardware that is non-Y2K compliant; however has not begun to take such corrective action. The Company's Y2K Risk Manager has determined that the accounting software of the Company is not as yet Y2K compliant and is taking such necessary steps to replace and/or upgrade such software. The Company estimates that the replacement and/or upgrade of the accounting software is less than $1,000. The Company's Y2K Risk Manager shall periodically seek an update from hardware and software manufacturers in order to update the Company's Y2K information and reassess any possible Y2K problems.

     If the Company had to replace all of its computers, the costs would be approximately $25,000. All Company files and records have been backed up on zip drives and are continuously backed up on a weekly schedule. Furthermore, select Company proprietary, legal and financial information has been backed up on hard copy in order to preserve business records and maintain business flow in case of any possible unforeseen or undisclosed Y2K conflicts by third parties.

     The Company maintains no direct customers. The Company maintains suppliers and/or utilizes professional services including but not limited to legal, accounting and banking. The Company has been in contact with its legal, accounting and banking service providers and has been assured by the providers that they are Y2K compliant and/or have assigned a "Risk Manager" to assess and resolve any possible conflicts that may arise.

     The Company maintains a number of subsidiaries and/or affiliates in various countries including the United States, Brazil, Indonesia, and various republics of the Commonwealth of Independent States. As part of the Company's risk assessment, the Risk Manager has contacted and evaluated each affiliate and subsidiary in order to assess any possible Y2K conflicts.

     It has been determined that there is only one major conflict within the Company's United States operations as noted above, and no major conflicts within the Indonesia operations/subsidiaries. There are no major conflicts between suppliers and/or manufacturers within the United States/Indonesia operations. The primary activities within these regions are explorative and thus utilize no manufacturers and/or suppliers as well as no equipment with possible imbedded chips and/or microcontrollers.

     The Company's subsidiaries in Brazil and the Commonwealth of Independent States are currently in the process of assessing their state of readiness and any possible counter measures that need to be undertaken in order to assure Y2K compliance. Although it is believed that all subsidiaries in Brazil and within the Commonwealth of Independent States are Y2K compliant, the Company believes that since the majority of the operations are manually conducted, the effects of any possible technological problem shall be minimal. The Company has further assessed that if there should happen to be a Y2K problem, the Company's financial statement shall not be materially affected.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information as of February 28, 1999 regarding the record and beneficial ownership of the Common Stock and Preferred Stock by: (i) any individual or group (as that term is defined in the federal securities laws) of affiliated individuals or entities who is known by the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock or Preferred Stock; (ii) each executive officer and Director of the Company; and (iii) the executive officers and Directors of the Company as a group. Except as otherwise indicated, the Company believes that the beneficial owners listed below, based upon information provided by such owners, have sole voting and investment power with respect to such shares.


                                                              AMOUNT OF
NAME AND ADDRESS                         TITLE OF             BENEFICIAL          PERCENT OF
OF BENEFICIAL OWNER                       CLASS               OWNERSHIP            CLASS (1)
-------------------                    ----------------      -----------          -----------
TiNV1, Inc.(2)                         Common Stock           5,500,000 (3)            8%
15260 Ventura Blvd., Ste. 1200
Sherman Oaks, CA  91403                Preferred Stock                0                --

Alikhan Gakaev                         Common Stock           7,808,795                12%
Lomonosovsky 14
Moscow, Russia                         Preferred Stock                0                --

LLC NPK Edikt                          Common Stock           8,000,000                12%
Mikhailova str. 39,1
Moscow, Russia                         Preferred Stock                0                --

Christopher D. Michaels                Common Stock           1,664,231  (4)           3%
15260 Ventura Blvd., Ste. 1200
Sherman Oaks, CA  91403                Preferred Stock                0                --

Jeffrey S. Kramer                      Common Stock           1,353,200  (5)           2%
15260 Ventura Blvd., Ste. 1200
Sherman Oaks, CA  91403                Preferred Stock            8,550                7%

Joe C. Rude III, M.D.                  Common Stock           3,261,982  (6)            5%
3065 River N. Pkwy
Atlanta, Georgia 30328                 Preferred Stock                0                --

William E. Wilson                      Common Stock             143,304  (7)            *
1819 E. Brainard Street
Pensacola, FL  32503                   Preferred Stock              789                 *

Tetsuo Kitagawa                        Common Stock           5,500,000 (8)            8%
15260 Ventura Blvd., Ste. 1200
Sherman Oaks, CA  91403                Preferred Stock                0                --


                                                              AMOUNT OF
NAME AND ADDRESS                         TITLE OF             BENEFICIAL          PERCENT OF
OF BENEFICIAL OWNER                       CLASS               OWNERSHIP            CLASS (1)
-------------------                    ----------------      -----------          -----------
Hironao Mutoh                          Common Stock           5,500,000 (8)            8%
15260 Ventura Blvd., Ste. 1200
Sherman Oaks, CA  91403                Preferred Stock                0                --

Richard Izumi                          Common Stock           5,500,000 (8)            8%
15260 Ventura Blvd., Ste. 1200
Sherman Oaks, CA  91403                Preferred Stock                0                --

Ilyas Chaudhary                        Common Stock                   0                --
5753-G Santa Ana Cyn. Road
Ste 5100                               Preferred Stock                0                --
Anaheim, CA  92807

Neil H. Lewis                          Common Stock                   0 (9)            --
18620 Hattaras Street, #175
Tarzana, CA  91356                     Preferred Stock                0                --

All Officers and Directors             Common Stock          11,922,717 (10)           18%
as a Group
(nine persons)                         Preferred Stock            9,339                7%

--------------
*   Less than 1%.

(1) Common Stock issued and outstanding does not include 6,569,104 shares of Common Stock issuable upon the alleged conversion of convertible debentures by parties to a lawsuit as described under "Legal Proceedings". The Company does not believe that it is obligated to issue such Common Stock and, accordingly, does not consider such stock to be outstanding as of this date.

(2) On September 21, 1998 TiNV1, Inc. ("TiNV1"), newly formed California corporation, filed with the Securities and Exchange Commission a Schedule 13D (the "Schedule 13D") regarding 5,500,000 shares of Common Stock it purchased from the Company. The Schedule 13D indicated that TiNV1 was a wholly-owned subsidiary of SYMIC, Inc. ("SYMIC"), a California corporation, which in turn was a wholly-owned subsidiary of RDI, Inc. ("RDI"), a California corporation. (The
Schedule 13D further indicated that SYMIC had entered into subscription agreements to issue 5% of its stock to each of the following persons: Tetsuo Kitagawa, elected a Director in December, 1998; Hironao Mutoh, elected a Director in December, 1998 and Richard Izumi elected a Director in April, 1999. During September, 1998, Messrs. Kitagawa, Mutoh and Izumi had become 5% shareholders, respectively, upon providing consideration to SYMIC.) The Schedule 13D stated that RDI was in turn owned and controlled by Mr. Movdy Gakayev, whose address is 701 Ocean Avenue, Suite 108, Santa Monica, California 90402, and that Mr. Kitagawa was sole Director and President, Chief Financial Officer and Secretary of TiNV1, SYMIC and RDI. The Schedule 13D indicated that the source of the funds used to purchase the stock was capital contributions to RDI from personal funds of Mr. Movdy Gakayev, TiNV1's ultimate owner, and in turn as capital contributions from RDI to SYMIC to TiNV1. For information concerning TiNV1's purchase of the 5,500,000 shares and a related option agreement in favor of TiNV1, see "Recent Sale of Unregistered Securities - TiNV1 Transaction."

(3) Excludes up to 70,000,000 shares of Common Stock which may be issued pursuant to an option granted to TiNV1. See "Recent Sale of Unregistered Securities - TiNV1 Transaction." The 70,000,000 shares, together with the 5,500,000 shares presently held by TiNV1, would represent approximately 55% of the Company's presently outstanding Common Stock on a pro forma basis as of February 28, 1999.

(4) Includes 120,000 shares of Common Stock issuable upon exercise of stock options which may be exercised in whole or in part within 60 days of the date of this Registration Statement.

    Mr. Michaels resigned as Chief Executive Officer on February 10, 1999 and as Director on April 7, 1999.

(5) Includes 90,000 shares of Common Stock issuable upon exercise of stock options which may be exercised in whole or in part within 60 days of the date of this Registration Statement and 8,550 shares of Common Stock issuable upon conversion of 8,550 shares of Preferred Stock held by Mr. Kramer.

(6) Includes shares owned by Dr. Carolyn Rude and Quantum Radiology (an affiliate of Dr. Rude), as well as (a) 317,392 shares held as collateral as provided under "Certain Relationships and Related Transactions" below, (b) 30,000 shares of Common Stock issuable upon exercise of stock options which may be exercised in whole or in part within 60 days of the date of this Registration Statement.

(7) Includes 789 shares of Common Stock issuable upon conversion of 789 shares of Preferred Stock held by Mr. Wilson.

(8)  Represents the shares held by TiNV1 as indicated above.

     Mr. Izumi became Chief Executive Officer on February 7, 1999 and Chairman of the Board on April 7, 1999.

(9)  Mr. Lewis resigned as Secretary and Director on April 23, 1999.

(10) Includes 250,000 shares of Common Stock issuable upon exercise of stock options held by all officers and Directors as a group which may be exercised in whole or in part within 60 days of the date of this Registration Statement and 9,339 shares of Common Stock issuable upon conversion of 9,339 shares of Preferred Stock held by such persons.


                                   MANAGEMENT

Executive Officers and Directors

    The Company's Bylaws authorize the creation of the offices of President, Treasurer (Chief Financial Officer), one or more Vice Presidents, Secretary, and one or more Assistant Secretaries and Assistant Treasurers as the Board of Directors deems proper. The Bylaws also provide for not less than three directors and not more than seven directors who shall hold office until the following annual meeting of the shareholders. The Bylaws further provide that the number of directors may be increased by the affirmative vote of the Board of Directors or a majority in interest of the shareholders at an annual or special meeting.

    The executive officers and directors of the Company are as follows:


                              Principal Occupation and               Director
  Name                Age     Offices with the Company                Since
  ----                ---     ------------------------               --------

  Richard Izumi       45      Chief Executive Officer, Chairman      April 1999

  Hironao Mutoh       44      President                              --

  Bruce D. Lauper     40      Chief Financial Officer                --

  Tetsuo Kitagawa     50      Chief Operating Officer and Director   Oct. 1998

  Jeffrey S. Kramer   44      Vice President, Technology and         1989
                              Telecommunications; Director

                              Principal Occupation and               Director
  Name                Age     Offices with the Company                Since
  ----                ---     ------------------------               --------
  Joe C. Rude III     53      Diagnostic radiologist with Quantum    1995
                              Radiology, Director

  William E. Wilson   82      Retired, Director                      April 1998

  Ilyas Chaudhary     51      President of Sedco, Director           Dec. 1998


RICHARD IZUMI was appointed Chief Executive Officer by the Board of Directors on February 10, 1999 and Chairman of the Board on April 7, 1999. Mr. Izumi also serves as a director of NMG Rexco. Mr. Izumi has an extensive 27-year career in finance that includes the immediately preceding 11 years as a partner at Price Waterhouse and Ernst & Young, where his experience included financial statement audits, international tax, M & A consulting and ABS, Euro and MTN bond financings. He has served numerous Fortune Global 500 companies including Toyota, Japan Energy, Mitsui & Co., Mitsuibishi Corporation and NEC.

HIRONAO MUTOH was appointed President by the Board of Directors on February 10, 1999 and also serves as CEO and director of NMG Rexco. Mr Mutoh served briefly as a director of the Company. From 1997 to 1998, Mr. Mutoh served as Managing Director at Delphi Trade Finance, a trade finance company. Prior to this, from January 1989 to January 1997, Mr. Mutoh served as President of Crown USA Inc., a $400 million subsidiary of a Tokyo Stock Exchange, first section listed company.

BRUCE D. LAUPER was appointed Chief Financial Officer by the Board of Directors on April 23, 1999. Mr. Lauper is also a director and Chief Financial Officer of NMG Rexco, Inc. Mr. Lauper has an extensive 18-year career in accounting and finance. This includes working at Price Waterhouse, an international accounting firm, as an audit senior manager from January 1984 to August 1990, working as an independent consultant providing accounting and finance services from September 1990 to May 1995 and serving as Chief Financial Officer of a privately held professional photographic laboratory from June 1995 to March, 1999 when he joined the Company.

TETSUO KITAGAWA is Chief Operating Officer of the Company since December, 1998. Mr. Kitagawa has been a Director of the Company since October 1998 and President of SYMIC, a management consulting firm, since October 1997, prior to which he was the Managing Director President of Marubeni Finance (Holland) B.V., a wholly-owned subsidiary of Marubeni, one of Japan's leading general trading companies.

JEFFREY S. KRAMER is Vice President of Technology and Telecommunications and Director of the Company. Mr. Kramer previously served as Chief Financial Officer, Chief Operating Officer, Secretary and Treasurer. Mr. Kramer is also a director, vice president and the secretary-treasurer of Equatorial Resources, Ltd. and a director and the secretary-treasurer of Kalimantan Resources, Ltd. Mr. Kramer attended the City College of New York. He has held management positions with Continental Cafes. He has traveled both nationally and internationally on behalf of the company to conduct contract negotiations and assist in the supervision of the Company's projects.

JOE C. RUDE III has been a Director since 1995. From 1977 to 1995, he was a diagnostic radiologist associated with Cobb Radiology Associates, Austell, Georgia, which merged with Quantum Radiology in 1995. Since 1995, Dr. Rude has been a diagnostic radiologist at Quantum Radiology. Dr. Rude also is a co-owner of the Ambulatory Care Center, a medical care company.

WILLIAM E. WILSON was elected a director in April 1998. Mr. Wilson purchased his own insurance agency in 1954, which was sold in 1985; however, Mr. Wilson remained an associate agent until his retirement in 1996.

ILYAS CHAUDHARY has been a Director of the Company since January, 1999, pursuant to an agreement between the Company and Capco Aquisub, Inc. Mr. Chaudhary is currently President of Sedco, Inc., an oil and gas investment company. Concurrently, Mr. Chaudhary serves as Chairman of Meteor Industries, a
NASDAQ-listed oil and gas company, since November 1995. He was a director of Saba Petroleum Company, an AMEX-listed oil and gas company, from 1985 to November, 1998 and served as its Chairman of the Board from 1993 to 1998.


REGULATORY PROCEEDINGS

     As previously reported, in May 1989, the Company received notice that the Securities and Exchange Commission (the "Commission") had commenced an informal investigation into the Company's compliance with the registration and disclosure requirements of the federal securities laws. Thereafter the Commission commenced an extensive review of the Company's books and records relating to the Company's business and mining operations, its capital raising activities, and its financial condition and history. Through all stages of the investigation, the Company voluntarily cooperated with the Commission. On August 3, 1993, the Commission and the Company agreed to the entry of a consent judgment, which judgment was entered on April 7, 1994, against the Company and certain of the Company's past and present key employees, including Christopher D. Michaels, Jeffrey S. Kramer and Stanley J. Mohr. Pursuant to the terms of the consent judgment, the Company, the aforesaid three executives and the Company's officers, agents and certain others were permanently enjoined from (a) selling securities in violation of the registration provisions of the federal securities laws and (b) violating the antifraud provisions of the federal securities laws.

     As part of the consent judgment, the Company was required to engage an independent certified public accountant to conduct a full and complete analysis of the disposition of all funds received by the Company from investors and, to the extent so discovered, to disgorge any improper gains. On April 7, 1994, in response to the audit completed by the certified public accountant, the Company and the Commission entered into a stipulation regarding the resolution of all outstanding issues which then existed, which stipulation was entered as an order by the United States District Court for the Central District of California. Such stipulation contained an acknowledgment that the Company and its executive officers had received no improper gains as a result of prior activities by the Company in offering and selling its securities and that the consent judgment resolved all issues raised by the Commission as a result of the Company's prior activities. The Company and the persons named in the formal order of investigation were not required to pay any fines or required to disgorge any monies previously received by them.

SIGNIFICANT CONSULTANTS

Agreement with British Far East Holdings Ltd.

    On April 30, 1997, the Company entered into a financial and management services agreement with British Far East Holdings Ltd. ("BFE"). Under this agreement, BFE has agreed to provide the personal services of Arthur Lipper III to the Company for a period of thirty-six months to assist the Company with respect to financial and business matters. The Company has agreed to pay BFE $5,000 per month for the first three days of service and $1,000 per diem for each additional day of service rendered by Mr. Lipper under the contract. The agreement also grants to BFE warrants to purchase up to 100,000 shares of the Company's Common Stock at one hundred twenty percent (120%) of the April 30, 1997 market price of $5.75 per share (subject to adjustment for certain events) vesting at the rate of thirty-three and one-third percent (33 1/3%) per year after the first twelve months of service.

                             EXECUTIVE COMPENSATION

         The following table sets forth the compensation paid to the Company's executive officers for the last three fiscal years (i.e. fiscal years ending May 31, 1996; May 31, 1997; and May 31, 1998).

                                                 SUMMARY COMPENSATION TABLE

                                                                                           LONG TERM COMPENSATION
                                                                            -----------------------------------------------------
                                                                                     AWARDS                       PAYOUTS
                                       ANNUAL COMPENSATION                  -------------------------     -----------------------
                         ------------------------------------------------   RESTRICTED     SECURITIES                    ALL
       NAME AND                                              OTHER            STOCK        UNDERLYING       LTIP        OTHER
       PRINCIPAL                                             ANNUAL          AWARD(S)      OPTIONAL/      PAYOUTS    COMPENSATION
       POSITION         YEAR    SALARY($)   BONUS($)   COMPENSATION($)(1)      ($)          SARS(#)         ($)          ($)
----------------------  ----    ---------   --------   ------------------   ----------     ----------     --------   ------------

Christopher D.          1998    $156,000        --            $5,408               --       10,000          --             --
Michaels, President
 Chief Executive        1997    $251,299        --            $6,264               --       10,000          --             --
 Officer and Chair-     1996    $100,449        --            $6,316        $ 225,000(3)    10,000          --             --
 man of the Board
 of Directors (1)

Jeffrey S. Kramer,      1998    $156,000        --            $6,056               --       10,000          --             --
 Senior Vice            1997    $224,397        --            $8,080               --       10,000          --             --
 President, Chief
 Financial Officer      1996    $117,791        --            $7,658        $ 225,000(5)    10,000          --             --
 and Sec-Treas (2)



    (1) Mr. Michaels resigned as Chief Executive Officer and President in February 1999 and as Chairman of the Board in April 1999.

    (2) Mr. Kramer resigned as Chief Financial and Operating Officer, Secretary and Treasurer in February 1999.

    (3) The Company pays the annual cost of health insurance for Messrs. Michaels and Kramer and their respective dependents.

    (4) In lieu of any other compensation the Company annually grants options to purchase 10,000 shares of Common Stock at a purchase price of $1.00 per share to all members of the Board of Directors for each full year of service as an active member of the Board. In general, options are exercisable in full upon issuance and may not be exercised after the expiration of ten years from the date of the grant and are nontransferable other than by inheritance. (In 1996, the options granted to Messrs. Michaels and Kramer were extended to be exercisable through May 31, 2006.) As of the date of this Registration Statement the Company has granted options aggregating 120,000 shares to Mr. Michaels and 90,000 shares to Mr. Kramer.

    (5) In 1995 the Company granted each of Messrs. Michaels and Kramer options to purchase 900,000 shares of Common Stock at an average price of $1.50 per share. Such options were granted pursuant to their employment agreements described below. Messrs. Michaels and Kramer each exercised their options during fiscal 1996, at which time the Company's Board of Directors agreed to issue these shares for services rendered in lieu of payment of the exercise price. The Company valued these restricted securities at $.25 per share.

    Messrs. Michaels and Kramer entered into employment agreements with the Company as of January 1995 employing them as President and Senior Vice President, respectively, until June 2001, subject to their rights to terminate their agreements on 90 days notice. Their annual salaries were to be equal to their salaries at the time of execution of the agreements, subject to annual increases (or in limited cases decreases) at the Board of Directors' discretion.

The agreements also provide for bonuses of from 25% (if the Company's cash flow is at least $1,000,000) to 75% (if the Company's cash flow exceeds $3,000,000) of their base salaries. If within 12 months of a change in control (as defined in the agreements) their employment is terminated other than for cause or if they resign and their compensation, status, title and/or reporting responsibilities were diminished after the change in control, they will be entitled to a payment equal to 36 times their highest monthly salary during the employment term. (The TiNV1 transactions described under "Recent Sales of Unregistered Securities - TiNV1 Transaction" below will not result in such a change in control.) In addition, upon a change of control which effects a change in incumbent management they will have the right to purchase a number of shares of Common Stock at a price of $.05 per share equal to 5% of the Company's outstanding Common Stock prior to giving effect to the exercise of the option, and the Company will pay them an amount equal to their taxes in connection with such exercise. Substantially all of the Company's obligations under the agreements continue if there is a termination of the employees as a result of disability.

OPTIONS AND STOCK APPRECIATION RIGHTS

         The following table provides information relating to options granted to those persons named in the "Summary Compensation Table" above during fiscal 1998.

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR


                                                 INDIVIDUAL GRANTS
                                   ----------------------------------------------
                                   NUMBER OF SECURITIES   % OF TOTAL OPTIONS/SARS
                                   UNDERLYING OPTIONS/          GRANTED TO            EXERCISE
                                           SARS                  EMPLOYEES            OR BASE      EXPIRATION
              NAME                      GRANTED(#)(1)          IN FISCAL YEAR        PRICE($/SH)       DATE
---------------------------------  --------------------   -----------------------    -----------   -----------
Christopher D. Michaels                   10,000                    20%               $ 1.00      May 31, 2006
Jeffrey S. Kramer                         10,000                    20%               $ 1.00      May 31, 2006

----------
(1) See footnote (2) to the "Summary Compensation Table" for the terms of the options.


     The following table sets forth certain information with regard to option exercises during fiscal 1998 by each of the executive officers named in the "Summary Compensation Table" above:

            AGGREGATED OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR AND
                            FY-END OPTION/SAR VALUES

                                                          NUMBER OF UNEXERCISED           VALUE OF UNEXERCISED
                                                          SECURITIES UNDERLYING               IN-THE-MONEY
                                                              OPTIONS/SARS                    OPTION/SARS
                         SHARES ACQUIRED                     AT MAY 31, 1998                AT MAY 31, 1998
                           ON EXERCISE      VALUE             EXERCISABLE/                    EXERCISABLE/
         NAME                  (#)         REALIZED           UNEXERCISABLE                   UNEXERCISABLE
-----------------------  ---------------   --------       ----------------------          --------------------

Christopher D.
  Michaels                         0              0              120,000/0                          --

Jeffrey S. Kramer                  0              0               90,000/0                          --

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     During fiscal 1997 and 1998 the Company borrowed funds from Jeffrey S. Kramer, an officer and Director of the Company. As of October 19, 1998 Mr. Kramer had loaned the Company an aggregate of $714,000 which was evidenced by promissory notes payable in January 1999 bearing interest at the rate of 8.0% per annum. On October 20, 1998 $500,000 principal amount of the notes and accrued interest thereon were canceled in exchange for 583,200 shares of the Company's Common Stock. (On October 20, 1998, the market price for the Company's Common Stock was approximately $.83 per share.)

     During fiscal 1997, 1998 and 1999 the Company borrowed funds from Joe C. Rude, a Director of the Company, and his wife, Dr. Carolyn Rude. Such loans were generally for a period of one year and provided for interest at a rate of 10% per annum. Certain of such loans were non-recourse and were collateralized by shares of the Company's Common Stock. (Drs. Rude have the right to vote such shares.) If such non-recourse loans are not paid when due, Drs. Rude are entitled to keep the collateral in repayment of the loans. The total amount of loans made by Drs. Rude from fiscal 1997 to date is $307,000. As of October 31, 1998, non-recourse loans aggregating $82,000 of the $307,000 loaned to the Company had not been paid when due, as a result of which Drs. Rude retained the 128,000 shares of Common Stock which collateralized said loans. The remaining loans are due from March 1999 to September 1999 and are secured by 317,392 shares of Common Stock. The market value of the collateral securing non-recourse loans at the time such collateral was pledged exceeded the amount of the loans, in general ranging from approximately two to eight times the amount of the loans. Because Drs. Rude have supported the Company a multitude of times during the Company's history, both through their personal time and making funds available to the Company, from late June to early July 1998 the Company requested Drs. Rude to purchase 1,500,000 shares of Common Stock from the Company for $95,000 in order to provide funds to the Company so that the Company's Brazilian timber activities could remain in operation. On the dates of purchase, the market price of Common Stock ranged from approximately $.19 to $.31 per share.

     During fiscal 1998, the Company repaid loans and interest aggregating $545,000 to Christopher D. Michaels, an officer and Director of the Company. On October 20, 1998, Mr. Michaels purchased 929,500 shares of the Company's restricted Common Stock and issued in exchange therefor a promissory note in the amount of $278,850 (which bears interest at the prime rate plus 1%) and is due October 20, 2003. (On August 17, 1998, the date of the Board action approving the stock purchase, the market price for the Company's Common Stock was approximately $.48 per share.) While Mr. Michaels has the right to vote the 929,500 shares, he cannot dispose of shares unless he applies at least 80% of the sales proceeds to repayment of the promissory note.


                                LEGAL PROCEEDINGS


o Francis  Parkes,  Dr.  Joe C. Rude III,  Christopher  D.  Michaels  and Nevada
--------------------------------------------------------------------------------
Manhattan Mining, Inc. v. Sheldon Salcman, Arie Rabinowitz,  Mayer Rooz, Thomson
--------------------------------------------------------------------------------
Kernaghan & Co. Limited,  Soreq,  Inc.,  Silenus Limited,  Mary Park Properties,
--------------------------------------------------------------------------------
L.H. Financial  Services,  Austost Anstalt Schaan,  Tusk Investments,  Inc., Top
--------------------------------------------------------------------------------
Holding International,  Ltd., Praha Investments S.A., UFH Endowment, Ltd., Atead
--------------------------------------------------------------------------------
Consulting S.A., and Ausinvest Anstalt Balzers,  (Case No. 98-5624 JSL(CTx) (the
----------------------------------------------
"Securities Action") was filed in United States District Court for the Central District of California (the "Court") on July 14, 1998 on behalf of the Company and Francis Parkes, Dr. Joe C. Rude and Christopher D. Michaels, who are individual Company shareholders. In the Securities Action, plaintiffs contend that defendants violated Section 10(b) and 13(g) of the Securities Exchange Act of 1934, Section 1962(b) of the Racketeer Influenced and Corrupt Organizations Act, and committed fraud by engaging in a fraudulent scheme to manipulate and artificially depress the market in and for the Company's common stock by use of massive short sales. Plaintiffs seek an unspecified amount of damages, including punitive damages, a judicial declaration that the terms, conditions and covenants of certain debentures and subscription agreements were violated and certain injunctive relief. On November 2, 1998, the Court denied various motions to dismiss, strike or transfer the complaint filed by various defendants. Thereafter, separate counterclaims for breach of contract and declaratory relief were filed by each of Tusk Investments, Inc., Silenus Limited, Thomson Kernaghan & Co., Ltd. and Mary Park Properties. Discovery in the Securities Action is proceeding.

o UFH Endowment,  Ltd. and Austost  Anstalt Schaan v. Nevada  Manhattan  Mining,
--------------------------------------------------------------------------------
Inc., Jeffrey Kramer and Christopher Michaels, (Case No. 98 Civ. 5032) (the "UFH
---------------------------------------------
Action") was filed in United States District Court for the Southern District of New York on July 15, 1998, by the Securities Action defendants UFH Endowment, Ltd. and Austost Anstalt Schaan against the Company, Jeffrey S. Kramer and Christopher Michaels, officers and directors of the Company, President of the Company. The plaintiffs in the UFH Action claim that the Company breached certain debentures and subscription agreements, and that the other defendants induced such breach, and thus seek an injunction directing the Company to file a registration statement with the Securities and Exchange Commission ("SEC") and to issue common stock, as well as damages from the Company and defendants Kramer and Michaels. Approximately one month after first filing their complaint, the plaintiffs amended their complaint to include a claim purporting to allege violations by the Company and Jeffrey S. Kramer and Christopher Michaels. On or about July 30, 1998 plaintiffs sought a preliminary injunction requesting that the Company be compelled to file a registration statement with the SEC and issue stock to the plaintiffs. This motion was denied. On July 27, 1998, the Company and Messrs. Kramer and Michaels filed various motions to dismiss, stay, or transfer the UFH Action. These motions have not yet been ruled upon by the United States District Court for the Southern District of New York.


o Mary Park  Properties,  Inc. v. Nevada  Manhattan  Mining,  Inc. Terra Natural
--------------------------------------------------------------------------------
Resources,  Inc., Jeffrey Kramer and Christopher Michaels,  U.S.D.C. Case No. CV
---------------------------------------------------------
98 6862 (the "Mary Park Action") was filed on November 4, 1998 in the United States District Court for the Eastern District of New York by Securities Action defendant Mary Park Properties, Inc. ("Mary Park"). In the Mary Park Action, plaintiff alleges breach of contract by the Company for failure to permit Mary Park to convert certain of its debentures in shares of common stock in the Company, among other things. In addition, on November 4, 1998, Mary Park filed an application in the Mary Park Action for a temporary restraining order and order to show cause re preliminary injunction, seeking an order enjoining the Company from issuing new common stock to any person other than Mary Park and compelling the Company to convert certain of Mary Park's debentures into common stock in the Company. On December 30, 1998, the Court denied Mary Park's application for temporary restraining order and order to show cause re preliminary injunction. On or about December 21, 1998, the Company and Messrs. Kramer and Michaels filed various motions to dismiss, stay or transfer. On or about February 25, 1999, Mary Park voluntarily dismissed the Mary Park Action.


o Silenus Limited v. Terra Natural  Resources Corp. aka Nevada  Manhattan Mining
--------------------------------------------------------------------------------
Incorporated,  TiNV1,  Inc.,  Jeffrey  Kramer,  Joseph C.  Rude and  Christopher
--------------------------------------------------------------------------------
Michaels, LASC Case No. BC 201577 (the "Silenus State Action"), was filed in Los
--------
Angeles County Superior Court on December 1, 1998. The Silenus State Action accused the Company and Messrs. Kramer and Michaels and Joseph Rude, a director, of issuing new common stock and options to purchase additional new common stock in the Company to TiNV1, Inc. ("TiNV1") as part of a conspiracy to effect a "fraudulent transfer" of assets of the Company to TiNV1, and further accused

Messrs. Kramer, Michaels and Rude of breaching their fiduciary duties as directors by engaging in the alleged conduct described above, as well as by allegedly attempting to fraudulently transfer assets of the Company to themselves. On December 7, 1998, plaintiff Silenus Limited ("Silenus") sought a temporary restraining order and order to show cause re preliminary injunction in the Los Angeles County Superior Court, seeking an order enjoining the Company from holding its December 9, 1998 annual shareholders meeting as well as imposition of a receivership over any common stock in the Company issued to TiNV1. After briefing and oral argument, on December 7, 1998 the Court denied Silenus's application for temporary restraining order and order to show cause re preliminary injunction. On December 31, 1998, the Company and Messrs. Kramer, Michaels and Rude filed a demurrer in the Silenus State Action, contending that the allegations of the Silenus State Action failed to state a legally viable claim for relief, which demurrer is presently set for hearing on January 20, 1999. On March 9, 1999, the Court granted the demurrer and gave the plaintiff leave to amend by March 30, 1999 only if the plaintiff seeks to proceed on a "nonderivative" basis, failing which the complaint would be dismissed on March 31, 1999. Plaintiff has failed to proceed with the lawsuit. A formal order of dismissal is expected to be entered by the Court shortly.


o On November 4, 1996, the Company filed a complaint (the "Action") in Nye County, Nevada against Marlowe Harvey, Maran Holdings Inc., Calais Resources Inc., and Argus Resources, Inc. (the "Harvey Entities"). The complaint in the Action alleges, amongst other things, that the Harvey Entities breached their obligations under various agreements (including the October 20, 1995 amendment to the Joint Venture Agreement discussed in further detail in the Section of this Registration Statement entitled "Properties" -- The Nevada Property"). The Action, as amended, seeks a judicial declaration that the Harvey Entities do not have any joint venture or real property interest in the mining claims included within the Nevada Property. The Action also seeks compensatory damages and other financial relief based on the Harvey Entities' breach of contract and other causes of action.

    During April 1997 the Company through its counsel filed a first amendment to its complaint in the action. Counsel for the Harvey Entities filed answers and a counterclaim in the Action during July 1997. In their answer, the Harvey Entities have generally denied the allegations of the first amended complaint and have raised various affirmative defenses. In their counterclaims, the Harvey entities were seeking an injunction preventing the Company from conducting activities related to the Nevada Property pending resolution of the issues in the Action and compensation and punitive damages and other financial relief based on breach of contract and other causes of action.

    In July 1997, the Harvey Entities moved for a preliminary injunction against the Company preventing it from conducting further activities at the Manhattan Project without their consent, from issuing press releases describing certain real property as being wholly owned by the Company, and from using the same as security for loans. After a two-hour hearing on September 4, 1997, the court refused to issue an injunction against the Company. Pursuant to stipulation, the parties have agreed not to interfere with one another's operations on the Nevada Property. Additionally, the Company has agreed not to further encumber the Nevada Property pending trial. A trial date was set for September, 1998. Settlement discussions have been instituted by the parties without resolve as of the date of this filing. On August 28, 1998, on motion brought by the Company, the court granted a continuance and ordered the parties to engage in "good faith" settlement negotiations.

    If the Company is successful in obtaining specific performance of the agreement alleged in the Action, it will effectively continue to own or control an undivided 100% interest in the Nevada property. Regardless of whether the Company is successful in the Action, it will continue to own an undivided interest in the Nevada Property by virtue of its contractual rights.


o A prior regulatory proceeding against the Company and certain key employees, which resulted in the entry of a consent judgment, but subsequently was followed by a stipulation which contained an acknowledgment that the Company and its executive officers had received no ill-gotten gains as a result of prior activities by the Company in offering and selling its securities, is described elsewhere in this Registration Statement (see "Risk Factors - Consent Judgment Against the Company and Certain Employees" and "Management - Regulatory Proceedings").



                MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S
                                  COMMON EQUITY
                         AND RELATED STOCKHOLDER MATTERS

     At the annual meeting of stockholders on December 9, 1998, the stockholders approved an increase in the authorized common stock from 49,750,000 shares to 250,000,000 shares, enabling the Company to have greater flexibility in considering potential future actions involving the issuance of stock which may be necessary or desirable to accommodate the Company's growth plan, including capital raising transactions and acquisitions. The authorized capital stock of the Company consists of 250,250,000 shares of which 250,000,000 shares are Common Stock with a par value of one cent ($.01) per share and 250,000 shares of Series A Preferred Stock with a par value of $1.00 per share (the "Preferred Stock") convertible into Common Stock on the terms and conditions described below. There were 66,044,666 shares of the Company's Common Stock and 143,908 shares of the Preferred Stock issued and outstanding as of February 28, 1999. The latest series of Preferred Stock was issued as a dividend to shareholders on December 31, 1997 on the basis of one share of Preferred for every 100 shares of Common Stock.

PUBLIC MARKET

    The Company received approval for trading of its Common Stock on the Electronic Bulletin Board (NASDAQ) in March 1996. From the period from December 1995 until March 1996, the Company published "bid" and "ask" prices on the "pink sheets".

    Over the six-month period ending March 31, 1999, the average monthly volume of trading of the Company's Common Stock has been approximately _5,940,000 shares.

    Prospective investors should be aware that the volume of trading on the Electronic Bulletin Board traditionally has been limited and there can be no assurance that the Electronic Bulletin Board will provide an effective market for a shareholder to sell his or her Common Stock of the Company.


    The Company's Registration Statement on Form 10 became effective on June 2, 1997. The Company is a "fully-reporting company" within the meaning of the Securities Exchange Act of 1934 (the "Exchange Act"). As of February 28, 1999, there were 906 stockholders of record plus approximately 1550 stockholders in "Street Name."


    The high and low interdealer prices for the last two fiscal years and latest quarterly periods on the Electronic Bulletin Board (without retail markup, markdown or commission) are as follows:

   Quarter Ended                                High             Low
   -------------                              ----------       --------
  June 30, 1996.........................      $    3.75        $ 1.812
  September 30, 1996....................      $    4.25        $ 2.125
  December 31, 1996.....................      $   10.375       $ 2.875
  March 31, 1997........................      $   14.50        $ 6.00
  June 30, 1997.........................      $    9.75        $ 3.0625

   Quarter Ended                                High             Low
   -------------                              ----------       --------
  September 30, 1997....................      $    7.50        $ 3.75
  December 31, 1997.....................      $    4.5625      $ 0.6875
  March 31, 1998........................      $    2.125       $ 0.9375
  June 30, 1998.........................      $    1.80        $ 0.125
  September 30, 1998....................      $    1.41        $ 0.15
  December 31, 1998.....................      $    1.51        $ 0.55
  March 31, 1999........................      $    1.55        $ 0.69


DIVIDENDS

    The Company has not paid cash dividends on any of its Common Stock and does not anticipate paying any cash dividends on any of its Common Stock for the foreseeable future.

    The Board of Directors declared a dividend to all shareholders of record as of December 31, 1997 consisting of one share of a new series of Convertible Preferred Stock (the "1998 Preferred Stock"), $1.00 par value, for every 100 shares of Common Stock owned. As authorized in the Company's Amended Certificate of Determination of Preferences of Series A Preferred Stock filed with the Nevada Secretary of State on January 14, 1998, the 1998 Preferred Stock will be convertible to one share of Common Stock for a period of one year and carry a dividend equal to eight percent (8%) of par value, payable in cash or stock at the Company's election from funds legally available therefor. Such dividends were cumulative such that if full dividends in respect of any previous dividend period are not paid, holders of the 1998 Preferred Stock are entitled to receive any deficiency before any dividend or other distribution may be made or declared by the Company with respect to any other class of stock including other series of preferred shares should the Company elect to issue such additional series. Each share of 1998 Preferred Stock includes a warrant (the "Dividend Warrant") to purchase two additional shares of Common Stock at $3.00 per share for a period of two years. The Warrants are callable by the Company at $3.50 per share.

     The 1998 Preferred Stock was automatically converted to common stock at December 31, 1998 pursuant to its terms.


                     RECENT SALE OF UNREGISTERED SECURITIES

    From the period December 1, 1995 through November 30, 1998, the Company offered and sold 35,156,154 shares of its Common Stock which includes conversion to common stock of 228,319 shares of Old Series A Preferred Stock. In addition, the Company concluded the private placement of its Debentures in a negotiated transaction with certain investors more particularly described in this Section of the Registration Statement entitled "Convertible Debentures."

    With the exception of the placement of the Debentures, and sales to accredited investors as noted below, these sales were made primarily to its existing shareholders. While the Company believed that there were applicable exemptions from the registration requirements of the Federal Securities Laws and compatible exemptions from securities registration under applicable state ("blue sky") laws (principally the "private placement" exemptions, which is Section 4(2) of the 1933 Act), these issuances may not have complied with applicable securities laws. In the event that it is determined that the Company sold and issued these securities without complying with either the Federal Securities Laws or blue sky laws, the purchasers of these securities may have the right to rescind the sale of these securities and to recover the purchase price paid to the Company plus interest accrued on such purchase price. The Company does not currently have funds with which it could repay the purchase price and accrued interest from any prior sale of securities. Moreover, it is doubtful that the Company could continue operations if a significant number of existing shareholders were to seek to rescind their purchases of securities. The financial statements of the Company do not reflect a contingent liability for any such rescission rights. Notwithstanding the foregoing, the Company may not have a material liability with respect to any such rescission rights (assuming the price of the common stock remains at recent levels) since shareholders who still have rescission rights generally paid significantly less than the current trading price for the Common Stock. (Under Federal Securities Laws, there is a one year statute of limitations for shareholders seeking rescission rights, while under California law the statue of limitations is either one or two years depending on the facts of the case.)

SALE OF PREFERRED STOCK

    From November, 1995 to February, 1997, in a private placement offering made in reliance upon exemption from registration provided by Section 4(2) of the 1933 Act, the Company offered and sold 228,919 shares of Old Series A Preferred Stock for aggregate proceeds of $1,791,425 (an average price of $0.78 per common share after giving effect to the conversion thereof on a ten for one basis).

    As of May 31, 1998, the Company issued 2,280,199 shares of common stock for conversion of 207,444 shares of Old Series A and payment of $205,244 of cumulative dividends. As of February 28, 1999, 18,850 Old Series A Shares have not yet been presented for conversion. These shares are being converted and the cumulative dividends are being paid in common stock as these shares are presented by the holders for conversion.

SALE OF COMMON STOCK

    Private Placement Offerings: From the period December 1, 1995 to November 30, 1998, the Company offered and sold 24,047,418 shares of common stock, for aggregate proceeds of $4,280,651 at an average price of $0.18 per share. Included in these amounts is the TiNV1 transaction described below.

    Consideration for Services: From the December 1, 1995 to November 30, 1998, the Company offered and sold 1,367,712 shares of common stock in payment of services provided to the Company by employees or third parties with an aggregate value $1,901,970 (an average price of $1.39 per share)..

    Retirement of loans and other obligations of the Company: From the period December 1, 1995 to November 30, 1998, the Company offered and sold 3,929,128 shares of common stock to retire loans and other obligations of the Company with an aggregate value of $1,771,561 (an average price of $0.45 per share).

    Collateralization of Stockholder Notes: From the period December 1, 1995 to November 30, 1998, the Company issued 2,842,270 shares of common stock to collateralize notes payable to stockholders with an aggregate value of $2,015,575 (an average price of $0.71 per share).

    Consideration for the Acquisition of Property: From the period December 1, 1995 to November 30, 1998, the Company offered and sold 689,200 shares of common stock to acquire property with an aggregate value of $3,300,000 (an average price of $4.79 per share).

TINV1, INC. TRANSACTION

     On September 2, 1998, the Company completed a private placement of Common Stock in the amount of $500,000. The private offering was made in reliance upon the exemption from registration afforded by Section 4(2) of the 1933 Act. The terms of the offering were as follows: TiNV1, Inc. a California corporation, and the Company entered into a Subscription Agreement and a letter agreement, each dated as of August 28, 1998 (collectively, the "Purchase Agreements"), pursuant to which TiNV1 purchased and the company issued 5,500,000 shares of the Company's Common Stock for $500,000.

     The Purchase Agreements provided that the Company's Board of Directors will be expanded to seven and that three designees of TiNV1 will be elected to the Board of Directors. As a condition to its investment, TiNV1 required that it be granted three of the seven Board seats. Subject to certain exceptions provided for in the Purchase Agreements, including exceptions arising on sales of the Company's Common Stock by TiNV1, the Company also agreed that three designees of TiNV1 will be included in each management slate of nominees for the Board of Directors and that the Company will use its continuing best efforts to cause such nominees to be elected to the Board. The Purchase Agreements provide that all acquisitions and divestitures by the Company which require Board approval and any issuances of securities to the Company's debentureholders must be approved by a supermajority of the Company's Board of Directors (initially at least five of the seven directors).

     As provided in the Purchase Agreements, the Company agreed to use its best efforts to create a class of preferred stock (the "New Preferred Stock") automatically convertible into Common Stock on a public sale with attributes no less favorable than those comprising the shares purchased by TiNV1. The New Preferred Stock voting as a class will be entitled to elect three Directors (except as provided in the Purchase Agreements), and the Company has the right to exchange the New Preferred Stock for the Common Stock acquired by TiNV1. As of the date of this Registration Statement, no shares of New Preferred Stock have been issued.

     Simultaneously with the execution of the Purchase Agreements, the Company entered into an option agreement (the "Option Agreement") with TiNV1, which Option Agreement was subject to stockholder approval, including approval of an amendment to the Company's Articles of Incorporation to increase the number of authorized shares of Common Stock to 250,000,000. The Option Agreement allows the optionee to purchase, on or before September 1, 2005, up to 70,000,000 shares of the Company's Common Stock at a purchase price of $.335 per share, which was the market price of the Company's Common Stock on August 28, 1998, the date of the Option Agreement. (The 70,000,000 shares, together with the 5,500,000 shares presently held by TiNV1, would represent approximately 68% of the Company's presently outstanding Common Stock on a pro forma basis as of October 23, 1998.)

     At the Annual Meeting of Stockholders held on December 9, 1998, by vote of an overwhelming majority of shares present at the meeting, stockholders elected the three TiNV1 Director nominees (Tetsuo Kitagawa, Hironao Mutoh and Neil Lewis), increased the number of authorized shares of Common Stock to 250,000,000 and granted authority to the Board of Directors to approve the Option Agreement.


CONVERTIBLE DEBENTURES

    The Company completed two private placements of Convertible Debentures in the aggregate amount of $3,505,000. The private offerings were made in reliance upon the exemption from registration afforded by Section 4(2) of the Securities Act of 1933 (the "1933 Act"). The terms of the offerings were as follows:

    On April 14, 1997, the Company entered into a Subscription Agreement with Silenus Limited ("Silenus") in a negotiated private placement. This transaction was made in reliance upon the exemption from registration afforded by Section 4(2) of the 1933 Act. As a result, the Company issued $2,000,000 of 8% Senior Secured Convertible Debentures due March 31, 2000 (the "Debentures") and granted to Silenus a warrant to purchase 62,500 shares of the Company's Common Stock (the "Warrant").

    The underlying agreement related to the Debentures provided that the Debentures could be converted into shares of Common Stock at any time commencing June 2, 1997 through August 16, 1997 at a price equal to the lesser of: seventy-five percent (75%) of the closing bid price of the Common Stock on April 16, 1997 (i.e. 75% X $8.00, or $6.00 per share); seventy-five percent (75%) of the closing bid price of the Common Stock on the day prior to the funding of any subsequent funding ("tranche"); or seventy-five percent (75%) of the average closing bid price for the five trading days immediately preceding the actual date of conversion of the Debentures. If conversion is made after August 16, 1997, the conversion price will be seventy-two and one-half percent (72.5%) of the above-referenced valuation standards.

    The underlying agreement related to the Debentures provided that the Company has an obligation to Silenus to effect registration of its shares issuable upon conversion under the 1933 Act. The Company is required to use its "best efforts" to cause a Registration Statement under the 1933 Act to become effective prior to August 16, 1997. If the Registration Statement does not become effective by August 16, 1997, the Company is required to pay liquidated damages to Silenus equal to two percent (2%) of the Debentures for the first thirty (30) days and three percent (3%) per month thereafter until the Registration Statement becomes effective.

    The Company has issued 289,426 shares of Common Stock to Silenus, Ltd. in payment of Liquidated Damages, as detailed in the following table:


                           Liquidated                    Avg.
                           Damages                       Market       Shares
    Debentureholder        Amount         Period         Price        Issued
    ---------------        ----------     ------         -----        -------
    Silenus, Ltd.          $520,000       8/97-4/98      $1.80        289,426

     The Company has issued 167,635 shares of Common Stock to Silenus, Ltd. to convert an aggregate $325,000 of Debentures.

     No further shares have been issued for liquidated damages since the Company feels it has no legal obligation to do so. (see "Legal Proceedings").

    On July 17, 1997 the Company entered into Subscription Agreements with Mary Park Properties, UFH Endowment Fund, Ltd., Austost Anstalt Schaan, and the Mendel Group (the "Investor Group") in a negotiated private placement. This transaction was made in reliance upon the exemption from registration afforded by Section 4(2) of the Securities Act of 1933. As a result, the Company issued $1,505,000 of 8% Senior Convertible Debentures due July 1, 2002 (the "July Debentures") and granted to the Investor Group warrants to purchase an aggregate of 75,250 shares of the Company's Common Stock (the "July Warrants").

    The underlying agreements related to the July Debentures provided that the July Debentures could be converted into shares of Common Stock at any time commencing July 18, 1997 through July 1, 2000 at a price equal to Seventy-five percent (75%) of the Market Price (as defined below) of the Common Stock for all conversions for which notice is received after the date hereof. The "Market Price" shall be the lesser of (a) the closing bid price of the Common Stock on the day prior to closing; or (b) the average closing bid price of the Common Stock for the five (5) New York Stock Exchange Trading days immediately preceding each conversion date, in each case as reported by the National Association of Securities Dealers Automated Quoting System, or as reported by the American Stock Exchange if the Common Stock shall then be listed in trading upon such exchange.

    The underlying agreements related to the July Debentures provided that the July Debentures bear interest at a coupon rate of 8% per annum. Such interest is payable quarterly on the last calendar day of June, September, December and March of each year. Interest may be paid in either cash or Common Stock and will continue to accrue until payment in full of the principal amount of the July Debentures has been made or duly provided for.

    The underlying agreements related to the July Debentures provided that the Company has an obligation to Mary Park Properties, UFH Endowment, Ltd. and Austost Anstalt Schaan to effect registration of their shares issuable upon conversion of the July Debentures. The Company is required to use its "best efforts" to cause a Registration Statement under the 1933 Act to become effective prior to November 14, 1997. If the Registration Statement does not become effective by November 14, 1997, the Company is required to pay liquidated damages to the Investor Group equal to two percent (2%) of the Debentures for the first thirty days and three percent (3%) per month thereafter until the Registration Statement becomes effective.

    The Company has issued 69,418 shares of Common Stock to UFH Endowment Ltd., and 69,418 shares of Common Stock to Austost Anstalt Schaan in payment of Liquidated Damages, as detailed in the following table:

                           Liquidated                    Avg.
    July                     Damages                    Market       Shares
    Debentureholder          Amount      Period         Price        Issued
    ---------------        ----------    ------         -----        -------
    UFH Endowment            $ 93,904    11/97-5/98     $1.35         69,418
    Austost Anstalt Schaan   $ 93,904    11/97-5/98     $1.35         69,418


     No further shares have been issued for liquidated damages since the Company feels it has no legal obligation to do so. (see "Legal Proceedings").

    The Company has also issued to the Investor Group warrants to purchase 75,250 shares of Common Stock. The warrant may be exercised at any time up to and through July 16, 2002 at the price of $6.75 per share. The exercise price is subject to adjustment to account for payments of dividends, stock splits, reverse stock splits, and similar events.

    In June,  1998,  certain of the  Silenus  Debentures  were sold as  follows:
$100,000 to Ausinvest Anstalt Balzers; $150,000 to Tusk Investments; and $100,000 to Atead Consulting S.A. In June, 1998, certain of the July Debentures were sold as follows: $100,000 to Top Holding International, Ltd.; and $100,000 to Praha Investments S.A.

    The Company is a plaintiff in lawsuits relating to the Debentures and July Debentures as described under "Legal Proceedings." In that regard, parties to such lawsuits allegedly converted convertible debentures into 6,569,104 shares of Common Stock. The Company does not believe that it is obligated to issue such Common Stock and, accordingly, does not consider such stock to be outstanding as of the date of the filing of this Registration Statement, and those shares are not included in the aggregate 338,302 shares which have been issued upon conversion of the 8% Senior Secured Convertible Debentures, as shown in the table below.

    The Company has issued the following common stock upon conversion of 8% Senior Secured Convertible Debentures:

                              Date of         Amount     Conversion    Shares
    Debentureholder         Conversion       Converted      Price      Issued
    ---------------         ----------       ---------   ----------    -------
    Silenus, Ltd.             7/25/97        $ 200,000      $4.73       42,244
    Silenus, Ltd.             3/9/98         $ 125,000      $0.99      125,391
    UFH Endowment, Ltd.       2/6/98         $  60,000      $0.82       73,143
    Austost Anstalt Schaan    2/6/98         $  60,000      $0.82       73,143
    Mendel Group              2/6/98         $  20,000      $0.82       24,381


     In December 1998, the Company and Mendel Group executed a settlement agreement whereby the Company issued 107,500 shares of its Common Stock in full settlement and release of all claims between the parties including $85,000 of Debentures.



                   DESCRIPTION OF SECURITIES BEING REGISTERED

    The following description of the capital stock of the Company and certain provisions of the Company's Amended Articles of Incorporation and Amended Certificate of Determination of Preferences of Series A Preferred Stock is a summary and is qualified in its entirety by the provisions of those documents which have been filed as exhibits to the Company's Registration Statement on Form 10.

COMMON STOCK

    The Company's Amended Articles of Incorporation authorize the issuance of up to 250,000,000 shares of Common Stock. The issued and outstanding shares of Common Stock, including the shares being offered hereby, are validly issued, fully paid and nonassessable. Subject to the rights of holders of Preferred Stock, the holders of outstanding shares of the Common Stock are entitled to receive dividends out of assets legally available therefor at such time and at such amounts as the board of directors may, from time to time, determine. See "Market Price and Dividends on the Registrant's Common Equity - Dividends." The shares of Common Stock are neither redeemable nor convertible and the holders thereof have no preemptive or subscription rights to purchase any securities of the Company. Upon liquidation, dissolution, or winding up of the Company, the holders of the Common Stock are entitled to receive, pro rata, the assets of the Company which are legally available for distribution after payment of all debts and other liabilities and subject to the rights of any holders of the Preferred Stock then outstanding. Before declaring any dividends, the board of directors may set apart out of any funds of the Company available for dividends such sum or sums as they may, from time to time, deem in their discretion to be proper working capital or as a reserve fund to meet contingencies or for equalizing dividends or for such other purposes as the directors shall deem conducive to the interests of the Company. Each outstanding share of the Common Stock is entitled to one vote on all matters submitted to a vote of stockholders if there is no cumulative voting in the election of directors.

PREFERRED STOCK

    The Company's Amended Articles of Incorporation and its Amended Certificate of Determination of Preferences of Series A Preferred Stock authorized the Company to issue up to 250,000 shares of the Preferred Stock, par value $1.00 per share. The Preferred Stock may be issued from time to time in one or more series.

    In October 1995, the Board of Directors authorized Series A Preferred Stock ("Old Series A") for up to 250,000 shares. The Old Series A holders are entitled to receive an 8% per annum cumulative dividend and a liquidating preference of $10 per share. The holders of the Old Series A shall have the right to convert each share of Old Series A into 10 shares of the Company's common stock, for the period of issuance to December 31, 1997. The Old Series A shares automatically convert to 10 shares of the Company's common stock upon the earlier of December 31, 1997 or the Company's successful completion of an IPO for more than $5,000,000. As of February 29, 1999, 18,850 Old Series A Shares have not yet been presented for conversion. These shares are being converted and the cumulative dividends are being paid in common stock as these shares are presented by the holders for conversion.

    The Board of Directors declared a dividend to all shareholders of record as of December 31, 1997 consisting of one share of a new series of Convertible Preferred Stock (the "1998 Preferred Stock"), for every 100 shares of Common Stock owned. As authorized in the Company's Amended Certificate of Determination of Preferences of Series A Preferred Stock filed with the Nevada Secretary of State on January 14, 1998, the 1998 Preferred Stock will be convertible to one share of Common Stock for a period of one year and carry a dividend equal to eight percent (8%) of par value, payable in cash or stock at the Company's election, from funds legally available therefor. Such dividends were cumulative such that if full dividends in respect of any previous dividend period are not paid, holders of the 1998 Preferred Stock are entitled to receive any deficiency before any dividend or other distribution may be made or declared by the Company with respect to any other class of stock including other series of preferred shares should the Company elect to issue such additional series. As of February 28, 1999, 125,028 shares of 1998 Preferred Stock were issued of a total to be issued of 167,789. The 1998 Preferred Stock was automatically converted to common stock at December 31, 1998 pursuant to its terms. Notification has been sent to holders to send their preferred stock certificates to the Company's transfer agent to effect the conversion to Common Stock.



                   . INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Company's Bylaws do not contain a provision entitling any director or executive officer to indemnification against liability under the Securities Act of 1933 (the " '33 Act"). Sections 78.751 et seq. of the Nevada Revised Statutes allow a company to indemnify its officers, directors, employees, and agents from any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, except under certain circumstances. Indemnification may only occur if a determination has been made that the officer, director, employee, or agent acted in good faith and in a manner which such person believed to be in the best interests of the company. A determination may be made by the shareholders, by a majority of the directors who were not parties to the action, suit, or proceeding confirmed by opinion of independent legal counsel; or by opinion of independent legal counsel in the event a quorum of directors who were not a party to such action, suit, or proceeding does not exist.

Provided the terms and conditions of these provisions under Nevada law are met, officers, directors, employees, and agents of the Company may be indemnified against any cost, loss, or expense arising out of any liability under the '33 Act. Insofar as indemnification for liabilities arising under the '33 Act may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is, therefore, unenforceable.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Common Stock and the Preferred Stock is US Stock Transfer Corporation, Glendale, California.

                           LEGAL MATTERS AND AUDITORS

COUNSEL

    Lloyd S. Pantell, APLC has acted as Special Counsel. As such Special Counsel has assisted the Company in the preparation of the Company's Registration Statement under the '34 Act. As required by applicable federal and state securities laws, Special Counsel has rendered an opinion to the effect that, when issued, the Common Stock shall be duly and validly issued in accordance with applicable law.

    As partial compensation for services rendered, the Company has granted Mr. Pantell 100,000 stock options with a strike price of $1.00 per share.

AUDITORS

    The Company retained Jackson and Rhodes, P.C., Dallas, Texas, to serve as Company's accountants for fiscal year 1997 and Merdinger, Fruchter, Rosen &
Corso, P.C. for fiscal year 1998. The financial statements accompanying this Registration Statement have been audited by such firms.

                               FURTHER INFORMATION

    The Company is currently a reporting company within the meaning of Section 12(g) of the Securities Exchange Act of 1934.

    The Company has and intends to continue to furnish its shareholders annual reports containing financial statements examined by an independent accounting firm and quarterly reports for the first three fiscal quarters of each fiscal year containing interim unaudited financial information.

    This registration statement and all the Company's subsequent filings will be filed through the Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system and are, or will be, publicly available through the Commission's Web site at http://www.sec.gov.


                   FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

    The following pages contain the financial statements of the Company for the fiscal years ending May 31, 1996, 1997 and 1998 and the unaudited interim financial statements for the nine months ended February 28, 1999.

              TERRA NATURAL RESOURCES CORPORATION AND SUBSIDIARIES
                (FORMERLY NEVADA MANHATTAN MINING INCORPORATED)

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS





Independent Auditors' Reports                                         F-2


Consolidated Balance Sheets at May 31, 1997 and 1998                  F-4


Consolidated Statements of Operations
   For the Years Ended May 31, 1996, 1997 and 1998                    F-5


Consolidated Statements of Changes in Stockholders'
 Equity (Deficiency)
   For the Years Ended May 31, 1996, 1997 and 1998                    F-6


Consolidated Statements of Cash Flows
   For the Years Ended May 31, 1996, 1997 and 1998                    F-9

Notes to Consolidated Financial Statements                            F-11


Interim (Unaudited) Financial Statements from the Company's
 Form 10-QSB quarterly report for the nine months ending
 February 28, 1999                                                    F-34

                          INDEPENDENT AUDITORS' REPORT



TO THE BOARD OF DIRECTORS AND STOCKHOLDERS
TERRA NATURAL RESOURCES CORPORATION

We have audited the accompanying consolidated balance sheet of Terra Natural Resources Corporation (formerly Nevada Manhattan Mining Incorporated) and Subsidiaries as of May 31, 1998, and the related consolidated statements of operations, changes in stockholders' equity (deficiency) and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Terra Natural Resources Corporation and Subsidiaries as of May 31, 1998, and results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

As discussed in Note 13 to the financial statements, certain circumstances and facts resulting in overstatement of Mineral Properties as of May 31, 1998, were discovered by management of the Company during the current year. Accordingly, adjustments have been made to correct for these circumstances and facts.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in the financial statements, the Company has incurred net losses and its current liabilities exceed its current assets. These matters, among others, as discussed in Note 1 to the financial statements, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



                                       MERDINGER, FRUCHTER, ROSEN & CORSO, P.C.
                                          Certified Public Accountants

New York, New York
September 3, 1998
(Except for Note 13 which is as of February 24, 1999)

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders
Terra Natural Resources Corporation


We have audited the accompanying consolidated balance sheet of Terra Natural Resources Corporation (formerly Nevada Manhattan Mining Incorporated) and subsidiaries as of May 31, 1997 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the two years in the period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Terra Natural Resources Corporation and subsidiaries as of May 31, 1997, and the results of its operations and its cash flows for each of the two years in the period then ended, in conformity with generally accepted accounting principles.

As discussed in Note 11, the Company has restated its financial statements for the year ended May 31, 1997 to account for the rescission, in December 1997, of the $3,000,000 note agreement with an officer of the Company's Brazilian subsidiary. The effect of the restatement was to decrease long-term debt and Brazilian timber concessions by $2,596,729. As explained in Note 11, the Company has restated its financial statements as of May 31, 1996 and for the year ended May 31, 1997 to provide for impairment of its mineral properties in accordance with SFAS No. 121. The effect of the restatement was to increase accumulated deficit and decrease property by $947,429 as of May 31, 1996 and $3,120,873 as of May 31, 1997, and increase net loss for the year ended May 31, 1997 by $2,173,444. Accordingly, the accompanying financial statements for the years ended May 31, 1996 and 1997 have been restated to correct the error and the rescission.



                                                     Jackson & Rhodes P.C.


July 28, 1997 (except as to Notes 2 and 11, which
      are as of February 13, 1998)
Dallas, Texas

                                      F-4
              TERRA NATURAL RESOURCES CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET

                                                             MAY 31
                                                     1997              1998
                                                  ----------         ----------
       ASSETS                                     (Restated)        (Restated)#
CURRENT ASSETS
    Cash and Cash Equivalents                     $  559,510        $    81,529
    Accounts Receivable, net of allowance for
     doubtful accounts of $150,000                    58,161            255,027
    Inventories                                            -            108,844
    Prepaid Expenses                                 622,710            283,354
                                                  ----------        -----------
       Total Current Assets                        1,240,381            728,754

PROPERTIES AND EQUIPMENT
    Mineral Properties:
       Domestic                                    2,936,000                 --
       Indonesia                                   2,600,000          1,400,000
    Timber Concessions                               700,000                 --
    Machinery and Equipment, net                     348,842            355,392

OTHER ASSETS                                               -            265,700
                                                 -----------        -----------
       TOTAL ASSETS                               $7,825,223        $ 2,749,846
                                                 ===========        ===========

           LIABILITIES AND STOCKHOLDERS' DEFICIENCY
CURRENT LIABILITIES
    Accounts Payable and Accrued Expenses         $  986,273        $ 1,445,106
    Convertible Notes Payable to Stockholders -
      Secured by Common Stock                        405,000          1,366,075
    Notes Payable to Stockholders                    307,321            522,950
    Note Payable to Officer                                -            718,000
    Current Portion of Long-Term Debt                303,818             32,214
                                                 -----------        -----------
       Total Current Liabilities                   2,002,412          4,084,345

    Long-Term Debt                                    72,695             44,327
    Convertible Debentures                         1,333,333          2,313,459
                                                 -----------        -----------
       TOTAL LIABILITIES                           3,408,440          6,442,131
                                                 -----------        -----------
COMMITMENTS AND CONTINGENCIES (Note 7)

MINORITY INTEREST                                          -                  -

STOCKHOLDERS' DEFICIENCY
    Common Stock to be issued                            108                  -
    Preferred Stock, $1 par value, 250,000 shares
     authorized, 176,414 shares issued and
     outstanding                                     228,319            176,414
    Common Stock, $0.01 par value, 50,000,000
     shares authorized and 26,492,543 shares
     issued and outstanding                          122,736            264,926
    Additional Paid-in Capital                    23,699,575         28,715,550
    Accumulated Foreign Currency Translation               -             24,940
    Accumulated Deficit                          (19,633,955)       (32,874,115)
                                                ------------       ------------
       TOTAL STOCKHOLDERS' EQUITY (DEFICIENCY)     4,416,783        ( 3,692,285)
                                                ------------       ------------

       TOTAL LIABILITIES STOCKHOLDERS'
           EQUITY (DEFICIENCY)                    $7,825,223       $  2,749,846
                                                 ===========       ============
#May 31, 1998 Restated - See Note 13

See Accompanying Notes to Consolidated Financial Statements.

              TERRA NATURAL RESOURCES CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                           FOR THE YEARS ENDED MAY 31,




                                                1996                1997              1998
                                             ------------        ------------      ---------
                                             (Restated)           (Restated)       (Restated)#

REVENUES                                    $          -        $    287,178    $    557,691

COST OF SALES                                          -             261,089         394,708
                                            ------------        ------------    ------------

GROSS PROFIT                                           -              26,089         162,983

EXPLORATION COSTS                                (34,404)         (2,119,042)              -


GENERAL AND ADMINISTRATIVE EXPENSES           (1,428,854)         (4,270,020)     (7,541,328)
                                            ------------        ------------    ------------

NET LOSS FROM OPERATIONS                      (1,463,258)         (6,362,973)     (7,378,345)
                                            ------------        ------------    ------------


OTHER EXPENSES
    Interest Expense                                   -              23,479         624,034
    Write-Off of Mineral Properties
     and Timber Investment                             -                   -       4,836,000
                                             ------------        ------------   ------------
       Total Other Expenses                            -              23,479       5,460,034
                                            ------------        ------------    ------------

NET LOSS                                      (1,463,258)         (6,386,452)    (12,838,379)

CUMULATED PREFERRED DIVIDENDS                    (10,600)            149,500          80,316
                                            ------------        ------------    ------------

NET LOSS ATTRIBUTABLE TO COMMON
    STOCKHOLDERS                             $(1,473,858)        $(6,535,952)   $(12,918,695)
                                             ===========         ===========    ============

BASIC LOSS PER SHARE                         $(     0.20)        $(     0.61)    $(     0.86)
                                             ===========         ===========     ===========

DILUTED LOSS PER SHARE                       $(     0.20)        $(     0.61)    $(     0.86)
                                             ===========         ===========     ===========

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING     7,428,081          10,684,176      14,969,621
                                             ===========         ===========     ===========

#May 31, 1998 Restated - See Note 13

See Accompanying Notes to Consolidated Financial Statements.

              TERRA NATURAL RESOURCES CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIENCY) FOR THE YEARS ENDED MAY 31, 1996, 1997 AND 1998 (Restated, see Note 13)

                                                       Stock
                                          Stock      Subscrptns      Preferred Stock             Common Stock
                                      to be Issued   Receivable   Shares        Amount       Shares          Amount
                                     --------------   -------     --------    ----------  ----------       --------

   Balance, May 31, 1995             1,232,327        $(50,500)         -            -      4,568,481      $ 46,585

   Issuance of stock -
     previously purchased           (1,232,327)              -     13,150       13,150        554,400         5,544

   Cash received from stock
     subscriptions                           -          50,500          -            -              -             -

   Common shares issued for cash
     in private placement ($.25
     per share)                              -               -          -            -      1,001,000        10,010

   Preferred shares issued for
     cash in private placements
  (principally at $10 per share)             -               -    119,360      119,360              -             -

   Shares Issued for Services                -               -          -            -      1,940,000        19,400

   Shares issued in connection
    with shareholder loan                    -               -          -            -        200,000         2,000

   Preferred Dividend                        -               -          -            -              -             -

   Net Loss (Restated)                       -               -          -            -              -             -
                                       -------         -------    -------    ---------     ----------     --------

  Balance, May 31, 1996               $      -               -    132,510     $132,510      8,353,881      $ 83,539
                                      ========         =======    =======     ========      =========      ========

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS'
EQUITY (DEFICIENCY) - continued

                                           Additional          Accumulated
                                             Paid-in        Foreign Currency      Accumulated
                                            Capital           Translation            Deficit          Total
                                           -----------      -----------------     ------------      ---------

  Balance, May 31, 1995                  $12,305,772       $     -              $(11,624,145)      $1,910,039

  Issuance of stock -
    previously purchased
                                           1,213,633             -                         -                -
  Cash received from stock
    subscriptions                                  -             -                         -           50,500

  Common shares issued for cash
    in private placement ($.25
    per share)                               258,990             -                         -          269,000

  Preferred shares issued for
    cash in private placements
  principally at $10 per share)              816,465             -                         -          935,825

  Shares Issued for Services                 465,600             -                         -          485,000

  Shares issued in connection                 19,000             -                         -           21,000
   with shareholder loan

  Preferred Dividend                               -             -                (   10,600)        ( 10,600)

  Net Loss (Restated)                              -             -                (1,463,258)      (1,463,258)
                                         -----------       -----------          ------------       ----------

                                         $15,079,460       $     -              $(13,098,003)      $2,197,506
  Balance, May 31, 1996                  ===========       ===========          ============       ==========




   See Accompanying Notes to Consolidated Financial Statements.

              TERRA NATURAL RESOURCES CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIENCY) FOR THE YEARS ENDED MAY 31, 1996, 1997 AND 1998 (Restated, see Note 13)


                                          Stock               Preferred Stock            Common Stock
                                      to be Issued         Shares        Amount       Shares       Amount
                                     --------------        --------    ----------  ----------     ----------

    Balance, May 31, 1996             $     -              132,510     $132,510      8,353,881     $ 83,539

    Shares Issued for Property            108                    -            -        689,200        6,892

    Shares Issued for Accounts
     Payable                                -                    -            -        100,000        1,000

    Shares Issued for Cash                  -               96,409       96,409      1,917,351       19,174

    Shares Issued for Services              -                    -            -         120,000       1,200

    Shares Issued for Conversion
      of Debt                               -                    -            -       1,087,133      10,871

    Conversion of Preferred Stock           -             (    600)      (  600)          6,000          60

    Warrants Issued with Debentures         -                    -            -               -           -

    Other Warrants Issued                   -                    -            -               -           -

    Preferred Dividend                      -                    -            -               -           -

    Net Loss                                -                    -                           -            -
                                      -------              -------    ---------     ----------     --------

    Balance, May 31, 1997             $   108              228,319     $228,319     12,273,565     $122,736
                                      =======              =======     ========     ==========     ========

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS'
EQUITY (DEFICIENCY) - continued

                                           Additional          Accumulated
                                             Paid-in        Foreign Currency      Accumulated
                                            Capital           Translation            Deficit          Total
                                           -----------      -----------------     ------------      ---------

    Balance, May 31, 1996                  $15,079,460      $      -              $(13,098,003)     $ 2,197,506

    Shares Issued for Property               3,293,000             -                         -        3,300,000

    Shares Issued for Accounts
     Payable                                   249,000             -                         -          250,000

    Shares Issued for Cash                   1,888,477             -                         -        2,004,060

    Shares Issued for Services                 238,800             -                         -          240,000

    Shares Issued for Conversion
      of Debt                                1,076,755             -                         -        1,087,626

    Conversion of Preferred Stock                  540             -                         -                -

    Warrants Issued with Debentures            666,668             -                         -          666,668

    Other Warrants Issued                    1,206,875             -                         -        1,206,875

    Preferred Dividend                               -             -                (  149,500)       ( 149,500)

    Net Loss                                         -             -                (6,386,452)      (6,386,452)
                                           -----------       -----------          ------------      -----------

    Balance, May 31, 1997                  $23,699,575         $        -         $(19,633,955)     $ 4,416,783
                                           ===========        ==========          ============      ===========


R
   See Accompanying Notes to Consolidated Financial Statements.

              TERRA NATURAL RESOURCES CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIENCY) FOR THE YEARS ENDED MAY 31, 1996, 1997 AND 1998 (Restated, see Note 13)

                                         Stock                Preferred Stock            Common Stock
                                      to be Issued           Shares       Amount      Shares        Amount
                                      ------------          ----------  ---------    ----------   ----------

    Balance, May 31, 1997 (Restated)  $     108              228,319    $ 228,319    12,273,565     $122,736

    Common Stock Issued For:
      Cash                             (    108)                   -            -      2,165,400      21,654
      Property                                -                    -            -      5,005,000      50,050
      Conversion of Debt and Interest         -                    -            -        582,575       5,826
      Conversion of Debentures                -                    -            -        338,302       3,383
      Collateral for Stockholders Notes       -                    -            -      2,743,698      27,437
      Conversion of Preferred Stock           -             (207,444)    (207,444)     2,280,199      22,802
      Liquidated Damages                      -                    -            -        289,426       2,894
      Services Rendered                       -                    -            -        814,378       8,144

    Discount for Conversion of Debentures     -                    -            -              -           -

    Warrants Issued For:
      Services Rendered                       -                    -            -              -           -

    Common Stock Dividend
      Issuance of Preferred Stock             -              167,789      167,789              -           -
      Issuance of Common Stock Warrants       -                    -            -              -           -
      Dividends to be Paid                    -             ( 12,250)    ( 12,250)             -           -

    Common Stock in Escrow                    -                    -            -              -           -

    Foreign Currency Translation Adjustment   -                    -            -              -           -

    Preferred Dividend                        -                    -            -              -           -

    Net Loss                                  -                    -            -              -           -
                                      ---------             --------    ---------    -----------    --------

    Balance, May 31, 1998 (Restated)  $       -              176,414    $ 176,414    26,492,543     $264,926
                                      =========             ========    =========    ==========     ========


CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS'
EQUITY (DEFICIENCY) - continued

                                           Additional          Accumulated
                                             Paid-in        Foreign Currency      Accumulated
                                            Capital           Translation            Deficit         Total
                                           -----------      -----------------     ------------     ---------

    Balance, May 31, 1997 (Restated)       $23,699,575      $        -            $(19,633,955)    $ 4,416,783

    Common Stock Issued For:
      Cash                                     547,672               -                       -          569,218
      Property                               3,946,123               -                       -        3,996,173
      Conversion of Debt and Interest          766,463               -                       -          772,289
      Conversion of Debentures                 331,089               -                       -          334,472
      Collateral for Stockholders Notes     (   27,437)              -                       -                -
      Conversion of Preferred Stock            389,886               -                       -          205,244
      Liquidated Damages                       406,606               -                       -          409,500
      Services Rendered                      1,545,026               -                       -        1,553,170

    Discount for Conversion of Debentures       500,000               -                       -          500,000

    Warrants Issued For:
      Services Rendered                        428,996               -                       -          428,996

    Common Stock Dividend
      Issuance of Preferred Stock                    -               -         (       167,789)               -
      Issuance of Common Stock Warrant         165,926               -         (       165,926)               -
      Dividends to be Paid                           -               -                  12,250                -

    Common Stock in Escrow                  (3,984,375)              -                       -       (3,984,375)

    Foreign Currency Translation
     Adjustment   -                                  -            24,940                     -           24,940

    Preferred Dividend                               -               -             (    80,316)      (   80,316)

    Net Loss                                         -               -             (12,838,379)     (12,838,379)
                                          ------------      ------------         -------------      -----------

    Balance, May 31, 1998 (Restated)      $ 28,715,550      $     24,940          $(32,874,115)    $( 3,692,285)
                                          ============      ============          ============      ===========

              TERRA NATURAL RESOURCES CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                           FOR THE YEARS ENDED MAY 31,

                                                      1996               1997            1998
                                                  ------------       ------------     -----------
                                                   (Restated)        (Restated)        (Restated)#
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net Loss                                      $(1,463,258)       $(6,535,952)     $(12,918,695)
    Adjustments to Reconcile Net Loss to Net
       Cash Used in Operating Activities:
           Provision for Doubtful Accounts                  -                  -           150,000
           Write-Off of Mineral Properties
            and Timber Investment                           -                  -         4,836,000
           Common Stock Issued for Services           485,000            240,000         1,442,447
           Warrants Issued for Services                     -          1,206,875           278,996
           Write-Off of Officer Advances                    -                  -            52,013
           Common Stock Issued for Financing
            Expense                                         -            677,000                -
           Amortization of Debenture Discount               -                  -          314,598
           Depreciation                                 6,200             23,931           35,645
           Write-Off of Mill Acquisition Cost               -                  -          291,246
        (Increase) Decrease
           Accounts Receivable                          1,846         (   58,161)      (   46,866)
           Inventories                                      -                  -       (  108,844)
           Prepaid Expenses                             2,545         (  622,710)          61,878
           Other Assets                                     -                  -       (   40,701)
        Increase (Decrease)
           Accounts Payable and Accrued Expenses   (   71,893)           772,572        1,122,390
                                                   -----------       ------------      -----------
       Net Cash Used in Operating Activities       (1,039,560)        (4,296,445)      (4,529,893)
                                                   ----------        -----------      -----------


CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchase of Property and Equipment             (      200)        (  253,998)     (   333,441)
                                                   -----------       -----------      -----------


CASH FLOWS FROM INVESTING ACTIVITIES:
    Proceeds from Issuance of Convertible
      Debentures                                            -          2,000,000        1,500,000
    Payments on Long-Term Debt                    (    46,153)         ( 114,284)      (   29,881)
    Advances from Officer                                  -                  -           718,000
    Proceeds from Issuances of Notes to
      Stockholders                                     64,569            986,196        1,978,075
    Payments for Notes to Stockholders                     -                  -        (  375,000)
    Proceeds from Issuance of Common Stock
      and stock to be issued                        1,255,325          2,004,060          569,218
                                                  -----------        -----------      -----------
      Net Cash Provided by Financing Activities     1,273,741          4,875,972        4,360,412
                                                  -----------        -----------      -----------

Foreign Currency Translation Adjustment                     -                  -           24,940
                                                  -----------        -----------      -----------

Net Increase (Decrease) in Cash and Cash
  Equivalents                                         233,981            325,529       (  477,982)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR              -            233,982          559,511
                                                  -----------        -----------      -----------

CASH AND CASH EQUIVALENTS AT END OF YEAR          $   233,981       $    559,511      $    81,529
                                                  ===========       ============      ===========

#May 31, 1998 Restated - See Note 13

See Accompanying Notes to Consolidated Financial Statements.

              TERRA NATURAL RESOURCES CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
    FOR THE YEARS ENDED MAY 31, 1996, 1997 AND 1998 (Restated, see Note 13)#





SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

     During the years ended May 31, 1996, 1997 and 1998, the Company paid no income taxes and no interest.



SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING

     During 1996, the Company issued 200,000 shares of common stock, valued at $21,000, for conversion of a loan from a shareholder. Also, during 1996, the Company assumed $77,067 in debt in connection with acquiring an additional interest in its Domestic Mineral Properties.

     During 1997, the Company issued 589,200 shares of common stock in connection with the Indonesian mining property acquisitions, 100,000 shares for domestic mining services and 100,000 shares for a Brazilian timber concession (Note 2). In addition, the Company issued 120,000 shares to employees for services and 1,087,133 shares for conversion of $410,626 in debt. The Company also issued warrants in connection with a debenture and issued other warrants (see Note 4). The Company also assumed $375,000 in debt in connection with acquiring an additional interest in the mine (Note
     2). The Company also accrued $149,500 in preferred dividends during 1997.

     During 1998, the Company issued 814,378 shares of its common stock for services rendered by employees and third parties for $1,553,170, 338,302 shares of its common stock for conversion of $334,472 of convertible debentures, 2,280,199 shares of its common stock for the conversion of $207,444 of preferred stock and payment of cumulative dividends of $205,244, 582,575 shares of its common stock for the conversion of $772,289 of stockholder's notes and interest, 289,426 shares of its common stock for the payment of liquidating damages of $409,500 and 5,000,000 shares of its common stock for the purchase of timberlands in Brazil for $3,996,173. See
     Note 8 - Stockholders' Equity for further details of these transactions.














See Accompanying Notes to Consolidated Financial Statements.

                       TERRA NATURAL RESOURCES CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  MAY 31, 1997 AND 1998 (Restated, see Note 13)



NOTE 1 -      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

                  Organization
                  ------------
                  Terra Natural Resources Corporation and Subsidiaries (Nevada Manhattan Mining Incorporated) (the "Company") was organized to acquire, explore, develop, finance and sell mining and timber rights and properties. For the year ended May 31, 1998, the Company changed its name from Nevada Manhattan Mining Incorporated to Terra Natural Resources Corporation.

                  For the year ended May 31, 1997, the Company's majority-owned subsidiary Equatorial Resources, Ltd. ("Equatorial"), conducted the Company's Brazilian timber operations. For the year ended May 31, 1998, the Company has ceased to operate its Brazilian timber operations under Equatorial and all of its timber concessions are being assigned to the Company's newly formed majority-owned subsidiary Terra Resources Brazil, Ltd. This decision is not considered to be a discontinued operation because the Company is still operating the timber concessions.

                  Basis  of  Presentation
                  -----------------------
                  The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles which contemplate continuation of the Company as a going concern. As shown in the consolidated financial statements, the Company has incurred operating losses and has had negative cash flows from operations for the last three years. These matters raise substantial doubt about the Company's ability to continue as a going concern.

                  In view of the matters described in the preceding paragraph, recoverability of a major portion of the recorded asset amounts shown in the accompanying consolidated balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon the Company's ability to continue to raise capital and generate positive cash flows from operations. The consolidated financial statements do not include any adjustments, if any, relating to the recoverability and classification of recorded asset amounts or amounts and classifications of liabilities that might be necessary should the Company be unable to continue its existence. Management plans to take the following steps that it believes will be sufficient to provide the Company with the ability to continue in existence:

                  Management's Financial Plan to provide sufficient funds to continue the Company's operations, development and expansion consists primarily of (a) the $14 million Bristol Asset Management Investment Agreement (see Note 7 - "Investment Agreement"); (b) the September 2, 1998 $500,000 Stock Purchase Agreement (see Note 12 - "Subsequent Events"); and (c)
                  increasing   revenue   from   Brazilian   Timber   Operations.
                  Management   believes  that  the   increasing   revenues  from
                  Brazilian operations and available capital from the two above-mentioned investment agreements will provide sufficient capital to continue the Company's operations, development and expansion activities.

                       TERRA NATURAL RESOURCES CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  MAY 31, 1997 AND 1998 (Restated, see Note 13)


NOTE 1 -      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

                  Principles of Consolidation
                  ---------------------------
                  The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. All significant intercompany accounts and transactions are eliminated in consolidation.

                  Cash and Cash Equivalents
                  For statement of cash flow purposes, the Company considers short-term investments with original maturities of three months or less to be cash equivalents.

                  Mineral Properties
                  ------------------
                  Acquisition costs relating to mineral properties with proven and probable reserves are deferred until the properties are put into commercial production, sold or abandoned. Exploration costs, including an allocation of employee salaries and related costs, are charged to operations when incurred. Mine development costs incurred to develop new ore bodies, to expand or rehabilitate the capacity of operating mines, or to develop areas substantially in advance of production are charged to operations until management has established proven and probable reserves for the property. For properties placed in production, the related deferred costs are depleted using the units-of-production method over the life of the reserves. Deferred costs applicable to sold or abandoned properties are charged against operations at the time of sale or abandonment of the property.

                  Management's estimates of gold prices, recoverable proven and probable reserves, operating, capital and reclamation costs are subject to certain risks and uncertainties which may affect the recoverability of the Company's investment in mineral properties. Although management has made its best estimate of these factors based on current conditions, it is possible that changes could occur in the near term which could adversely affect management's estimate of the net cash flows expected to be generated from properties in operation.

                  Timber Concessions
                  ------------------
                  Timber concessions costs relate to the fees paid to acquire the rights to harvest timber. The acquisition costs are amortized over the term or useful life of the related concession. The harvesting and reclamation costs are charged to expense as incurred.

                  Machinery and Equipment
                  -----------------------
                  Machinery and equipment is stated as its historical cost less accumulated depreciation. Depreciation of machinery and equipment is primarily determined by using the straight-line method over the estimated useful life of seven years for furniture and fixtures and ten years for mill equipment.

                  Impairment of Long-Lived Assets
                  -------------------------------
                  In  accordance  with  Financial   Accounting  Standards  Board
                  ("FASB") Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of", long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts of such assets may not be recoverable. Impairment losses would be recognized if the carrying amounts of the assets exceed the fair value of the assets.

                       TERRA NATURAL RESOURCES CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  MAY 31, 1997 AND 1998 (Restated, see Note 13)


NOTE 1 -      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

                  Foreign Currency Translation
                  ----------------------------
                  For foreign subsidiaries whose functional currency is the local foreign currency, the balance sheet accounts are translated at exchange rates in effect at the end of the year and income and expense accounts are translated at average exchange rates for the year. Translation gains and losses are included as a separate component of stockholders' equity.

                  Revenue Recognition
                  --------------------
                  Substantially  all  revenues   are  recognized  when  finished
                  products   are  shipped   with   appropriate   provision   for
                  uncollectible accounts.

                  Income Taxes
                  ------------
                  The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes'. Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

                  Net Loss Per Share
                  ------------------
                  For the year ended May 31, 1998, the Company adopted SFAS No. 128, "Earnings Per Share". Basic loss per share is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Loss per share for 1997 and 1996 has been restated using the methodologies of SFAS No. 128.

                  Concentration of Credit Risk
                  ----------------------------
                  The Company sells products (primarily in Brazil) and extends credit based on an evaluation of the customer's financial condition, generally without requiring collateral. Exposure to losses on receivables is principally dependent on each customer's financial condition. The Company monitors its exposure for credit losses and maintains allowances for anticipated losses.

                  Estimates
                  ---------
                  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reported periods. Actual results could differ from those estimates.

                       TERRA NATURAL RESOURCES CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  MAY 31, 1997 AND 1998 (Restated, see Note 13)


NOTE 1 -      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

                  Fair Value of Financial Instruments
                  -----------------------------------
                  The Company measures its financial assets and liabilities in accordance with generally accepted accounting principles. For certain of the Company's financial instruments including cash, accounts receivable, and accounts payable and accrued expenses, the carrying amounts approximate fair value due to their short maturities. The amounts owed for notes payable and convertible debentures also approximate fair value because current interest rates and terms offered to the Company for similar notes are substantially the same.

                  Recently Issued Accounting Pronouncements
                  -----------------------------------------
                  In June 1997, FASB issued SFAS No. 130, "Reporting Comprehensive Income", which establishes standards for reporting and displaying comprehensive income and its components in financial statements. This statement is effective for fiscal years beginning after December 15, 1997. The adoption of this standard is not expected to have a material impact on the presentation of the Company's financial statements.

                  In June 1997, FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", which requires a company to report certain information about its operating segments including factors used to identify the reportable segments and types of products and services from which each reportable segment derives its revenues. This statement is effective for fiscal years beginning after December 15, 1997. The adoption of this standard is not expected to have a material impact on the presentation of the Company's financial statements.


NOTE 2 -      PROPERTIES AND EQUIPMENT

                  Brazil
                  ------
                  The Company has acquired various rights (Jonasa Concessions, Terranorte Concessions and Timberlands), to up to approximately 780,000 hectares (1,950,000 acres) of timber properties located in Brazil. In addition, the Company acquired a sawmill facility located near the town of Sao Miguel do Guama, which is no longer operated by the Company. The Company began harvesting trees in April 1997 and commenced sales during the year ended May 31, 1997.

                  The Jonasa Concessions - See Note 13 - 1998 Restatements
                  ----------------------
                  The Company, through Equatorial, entered into a letter agreement with Madeira Intex, S.A, ("Madeira") whereby Madeira agreed to assign its rights in and to a Joint Venture
                  Agreement which Madeira had entered into in 1984 with Companhia Agropecuaria do Rio Jabuti ("Jonasa"). The Joint Venture Agreement required Jonasa to assign to Madeira the exclusive rights to extract and market all lumber licensed by the appropriate Brazilian authorities for export. All the various agreements were integrated into an Agreement to Jointly Develop Timber Properties. Under this agreement, Jonasa has granted to Equatorial the properties comprising the Jonasa Concessions. In consideration of this grant, Equatorial has agreed to pay to Jonasa 50% of the net proceeds received on the sale of all timber and related products produced and sold pursuant to the agreement. During the year ended May 31, 1998, the Company temporarily suspended harvesting of timber under this agreement. The Company has decided to harvest from the Terranorte Concessions and Tropical Woods Concessions. See Jonasa Concessions in Note 7 - Commitments and Contingencies.

                       TERRA NATURAL RESOURCES CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  MAY 31, 1997 AND 1998 (Restated, see Note 13)

NOTE 2 -      PROPERTIES AND EQUIPMENT (continued)

                  Terranorte Concessions
                  ----------------------
                  On May 30, 1997, Equatorial entered into an Agreement to Harvest Timber and Develop Timber Properties with Terranorte
                  S.A. ("Terranorte"). Terranorte granted to Equatorial the exclusive right to either harvest the timber or to purchase certain species of logs extracted by Terranorte located on approximately 490,000 hectares of timber property located near the town of Moju, Para, Brazil. In June 1997, Equatorial began harvesting operations employing its own crews and purchasing harvested logs from Terranorte.

                  Sao Miguel Sawmill
                  ------------------
                  On May 30, 1997, Equatorial and Jonasa Madeiras Limitada ("Jonasa Madeiras") entered into an Agreement to Acquire Sawmill. Under the terms of the agreement, Jonasa Madeiras agreed to convey all right, title, and interest in and to the sawmill facility, all equipment relating to the sawmill facility, and 246 hectares of adjacent real property, all of which is located near the town of Sao Miguel do Guama, Para, Brazil. During the year ended May 31, 1998, the Company abandoned the use of the sawmill and extracted a majority of the assets purchased during the year. The Company has terminated the agreement for the use of the sawmill, and charged the acquisition cost to expense for the year ended May 31, 1998.

                  Timberlands
                  -----------
                  In April 1998, the Company entered into an agreement to acquire title to land, containing approximately 292,598 hectares, which consists of one large tract in the state of Amazonas and several smaller tracts in the state of Para. The Company acquired title to the property for the issuance of 5,000,000 shares of the Company's common stock. The shares were valued at $3,984,375 which represents the fair market value of the stock at date of issuance. The shares were issued as escrow shares contingent upon the stockholder's completion of certain financial obligations to the Company and the Company's completion of its due diligence as to the proper conveyance of the deeds for the property. The stockholder has until October 7, 1998 to complete his financial obligation to the Company and the Company has until October 22, 1998 to complete its due diligence. Also, the Company has the right to cancel the shares and rescind the acquisition any time prior to the completion of its due diligence. Also, if the stockholder does not complete his financial obligation to the Company, then the Company can cancel the shares and the property remains with the Company.

                  Tapana (Tropical Woods) Sawmill
                  -------------------------------
                  In May 1998, the Company entered into a lease agreement for a sawmill, located in Belem, Brazil which includes 3.6 hectares of property, an office building, a sawmill with related equipment and a port for unloading and storage of logs. The lease is for a minimum of two years. Also, the agreement provides for Tropical Woods to deliver a minimum of 2,300 cubic meters of logs per month from their property, consisting of 162,982 hectares. The Company began operating the sawmill in June 1998.

                  Domestic Mineral Properties - See Note 13 - Restatements
                  ---------------------------
                  The Company owns a 100% interest in mineral properties located in the Manhattan Mining District, Nye County Nevada (the
                  Nevada Properties). The Nevada Properties consist of 28 patented (fee ownership) and 65 unpatented (deed ownership) mining claims that include the Whitecaps Mine, Union Mine, Consolidated Mine, Earl Mine, Bath Mine and other miscellaneous mines and claims which cover approximately 1,800 acres.

                       TERRA NATURAL RESOURCES CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  MAY 31, 1997 AND 1998 (Restated, see Note 13)

NOTE 2 -      PROPERTIES AND EQUIPMENT (continued)

                   In March 1997, the Company  entered  into a Sale and Purchase
                  Agreement with the former owners of the Nevada Properties. Under the terms of this latest agreement, the former owners agreed to sell to the Company 100% of their interests in the Nevada Properties for $375,000, payable as follows: $100,000 in March 1997 and the balance plus all accrued and unpaid interest (calculated at the rate of 5.25%) on or before February 6, 1999. The Company paid the first installment of $100,000 in March 1997 and paid the balance in June 1997. See
                  Note 7 for discussion of a contingency regarding the ownership of the property. The agreement also acknowledges that the Company is the only entity legally entitled to conduct mineral operations on the Nevada Property. The Company is also required to pay all U.S. Bureau of Land Management ("BLM") annual maintenance fees associated with the claims comprising the Nevada Property. The Company is current with the fees to the BLM.

                  Management of the Company is active in the supervision of work taking place, plus future planning of all aspects of operations. The operating permits for the Manhattan Gold Mine were issued to the Company by the State of Nevada during April 1996. The Company negotiated an agreement with Harrison Western Mining and Construction Company ("Harrison") for the beginning of production in July 1996. The work was begun in July 1996 and included placement of mine shops and support facilities; mining in the existing workings of the mine and extension of the existing decline from its end location of 1,200 linear feet from the surface to the White Caps Level. Underground flooding and caving of the existing decline required an alternate access way and a new decline was driven from approximately 800 feet on the existing decline. The development activities with Harrison have been ceased as of May 31, 1998 because of depressed gold prices and the Company lacks the capital requirements and they are in arbitration (see Note 7) relating to a dispute with Harrison.

                  On November 25, 1997, the Company entered into a non-binding letter of intent with Royal Gold relating to exploration and development efforts on its Nevada Property. Under terms of the letter of intent, Royal Gold was granted an exclusive option to explore, develop and purchase all of the interests which are or may be controlled by the Company on the Nevada Property. The renewable three year agreement provides that the Company will retain a 4% net smelter returns royalty and also will reserve the right to continue with the development of its under ground mining opportunity at the White Caps location.
                  Royal Gold has the option to acquire all of the Company's interests in the property for $5,000,000. The agreement would continue indefinitely to the extent that Royal Gold is achieving production in commercial quantities or is engaged in reclamation.

                  For the year ended May 31, 1997, the Company has performed an assessment of the recoverability of the carrying value of its domestic mineral properties and has provided an impairment write-down against this property as explained in Note 11.

                       TERRA NATURAL RESOURCES CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  MAY 31, 1997 AND 1998 (Restated, see Note 13)

NOTE 2 -      PROPERTIES AND EQUIPMENT (continued)

                  Indonesia Mineral Properties
                  ----------------------------
                  The Company has made certain acquisitions in Indonesia during the year ended May 31, 1997:

                  On August 19, 1996, the Company entered into an agreement to acquire a 51% interest in a metals/minerals mining property in Kalimantan, Indonesia (Sopang Gold Concession). Consideration for the purchase consisted of 400,000 shares of the Company's common stock due upon the signing of the agreement and an additional 4,000,000 shares to be released only if an independent valuation of the property exceeds $12,000,000. The Company issued shares and has valued the 400,000 shares at $1,200,000 based upon the $3 market price of the Company's common shares at the time.

                  The Sopang Gold Concessions ("Sopang") consists of 16,480 hectares and is held under Indonesian title as a KP, a form of Indonesian citizen ownership with a joint venture agreement. The concession is located in southeast Kalimantan. Because of the lack of major infrastructure in the area, initial work will be limited to surface trenching and geochemical sampling. The Company has not initiated any material exploration or development activities as of May 31, 1998.

                  The West Kalimantan Gold Project ("West Kalimantan") is 75 kilometers south of the Sarawak region of Malaysia and contains 62 hectares with the intent to expand to at least 2,000 hectares. The Project is held under a KP title, a form of Indonesian citizen ownership in joint venture with the Company. Access to the property is by road and motorized canoe for initial field work and helicopter support for advanced exploration activities. Infrastructure is limited but the proximity to the west coast of Kalimantan and low relief terrain indicates no unusual development problems will be encountered. Following a survey and additional ground sampling, supervised by Behre, Dolbear & Company, Inc., key core drill targets were identified from pitting showing anomalous gold values, but as of May 31, 1998, the Company has not initiated the drilling or development activities.

                  The Cepa Coal Project ("Cepa") in East Kalimantan covers an area of approximately 286,000 hectares and is held in three concessions as Contracts of Work ("COW's"). Initial work on the property will include reasonable expansion of ownership to include promising additional property containing similar coal.

                  During the year ended May 31, 1998, the concessions were expanded to include the Mecfa Coal Property. The Mecfa Coal Property is comprised of three blocks of land totaling 39,770 hectares which have a COW. The property is currently being reviewed by potential joint venture partners.

                  The West Kalimantan and Cepa projects, collectively, were acquired in January 1997 for 200,000 common shares issued upon signing of the agreement and an additional 3,800,000 shares to be released only if an independent valuation of the property exceeds $40,000,000. The Company has valued the 200,000 shares at $1,400,000 based upon the $10 market price of the Company's common shares at the time, discounted 30% for the restricted nature of and the thin market for the shares.

                       TERRA NATURAL RESOURCES CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  MAY 31, 1997 AND 1998 (Restated, see Note 13)

NOTE 2 -      PROPERTIES AND EQUIPMENT (continued)

                  The Company owns the interests it acquired with the 600,000 shares issued as explained above. The Company has contractually acquired the rights to obtain controlling interests in five additional gold concessions in Indonesia. The Company is currently reviewing these properties to determine an applicable acquisition structure.

                  For the year ended May 31, 1997, the Company has performed an assessment of the recoverability of the carrying value of its Indonesia mineral properties and has provided an impairment write-down against this property as explained in Note 11. For the year ended May 31, 1998, the Company has taken an impairment write-down for the Sopang Gold Concession acquisition cost of $1,200,000. Based on the current analysis of the property and its underlying minerals, the Company could not substantiate that future operations would provide cash flows to recover the acquisition cost. The Company will expense, as incurred, future development and exploration cost until the Company can determine the property's proven and probable mineral reserves.

NOTE 3 -      CONVERTIBLE NOTES PAYABLE STOCKHOLDERS - SECURED BY COMMON STOCK

               As of May 31, 1997 and 1998 the Company has $1,366,075 due to various stockholders. The principal and accrued interest, at 10% per annum, are due within a one year period from date of advance. Each note is secured by a certain number of shares of the Company's common stock. The number of shares, which were issued on the date of the advance, is determined by dividing the principal amount by the fair market value of the stock on the date of advance. If the Company does not repay the note on the due date, the principal and unpaid interest are converted to common stock. For the years ended May 31, 1997 and 1998, the Company issued 0 and 2,741,698 shares, respectively, of the Company's common stock to secure the loans, and 0 and 355,000, respectively, of the shares have been converted to equity leaving 2,386,698 shares outstanding as collateral for the debt at May 31, 1998.

NOTE 4 -      NOTE PAYABLE TO OFFICER

               During  the  Year  ended  May 31,  1998,  the COO of the  Company
               advanced   $718,000   to  the   Company   for   working   capital
               requirements. The note bears interest at 8% per annum and all principal and accrued interest is due September 1998.

                       TERRA NATURAL RESOURCES CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  MAY 31, 1997 AND 1998 (Restated, see Note 13)



NOTE 5 -      LONG-TERM DEBT AND NOTES PAYABLE

        Notes payable to stockholders of $522,950 accrue interest at the rate of 9%, are due on demand and are guaranteed by certain Company officers.

        As of May 31, long-term debt consisted of:

                                                              1997           1998
                                                           ----------       -------

         Note payable to stockholder, interest imputed
         at 9%, payable $1,000 per month until April 2001 $    48,110     $    40,646

         Note payable to stockholder at $2,000 per
         month, including interest at 9%                       53,403          35,895

         10% Note Payable to an individual under terms
         of a joint venture agreement, paid in June,
         1997. See Note 2.                                    275,000               -
                                                          -----------     -----------
                                                              376,513          76,541
        Current portion                                       303,818          32,214
                                                          -----------     -----------
        Long-term debt                                    $    72,695     $    44,327
                                                          ===========     ===========


                  Maturities of long-term debt principal are as follows for the years ending May 31:

                  1999                                               $    32,214
                  2000                                                    23,992
                  2001                                                    15,533
                  2002                                                     4,802
                                                                    ------------
                                                                     $    76,541

               The Company has capitalized $26,693 and $54,332 of interest into its Domestic Mineral Properties during the years ended May 31, 1996 and 1997, respectively.

               The obligation to a stockholder resulted from a lawsuit in 1991. The suit alleged that the Company failed to deliver free-trading stock, thereby resulting in alleged liability. The lawsuit was finally settled in 1994 for $89,050, payable, without interest, at $1,000 per month.

NOTE 6 -     CONVERTIBLE DEBENTURES

               In April and July 1997, the Company entered into Subscription Agreements related to two negotiated private placements (the "Debentures"). These transactions were made in reliance upon the exemption from registration afforded by Section 4(2) of the Securities Act of 1933. As a result, the Company issued an aggregate of $3,500,000 of 8% Senior Secured Convertible Debentures due March 31, 2000 and July 1, 2000 for the April ($2,000,000) and July ($1,500,000) offerings, respectively.

                       TERRA NATURAL RESOURCES CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  MAY 31, 1997 AND 1998 (Restated, see Note 13)

NOTE 6 -     CONVERTIBLE DEBENTURES (continued)

               The Debentures may be converted into shares of the Company's Common Stock at any time commencing June 2, 1997 at a price equal to the lesser of seventy-five percent (75%) of the closing bid price of the Common Stock on the closing date; seventy-five percent (75%) of the closing bid price of the Common Stock on the day prior to the funding of any subsequent funding; or seventy-five percent (75%) of the average closing bid price for the five trading days immediately preceding the actual date of conversion of the Debentures. With respect to the April 1997 funding, if conversion is made after August 16, 1997, the conversion price will be seventy-two and one-half percent (72.5%) of the above-referenced valuation standards. The Company has recorded $666,666 and $500,000 for the years ended May 31, 1997 and 1998, respectively, deferred financing charges for the differences between the conversion price and the fair market value of the stock at the date of each funding. The discount is being amortized over the life of the debentures.

               The Company was required to use its "best efforts" to cause a Registration Statement with the Securities and Exchange Commission to become effective. If the Registration Statement did not become effective within 120 days of each respective funding, the Company is required to pay liquidated damages equal to two percent (2%) of the Debentures for the first thirty days and three percent (3%) per month thereafter until the Registration Statement becomes effective. For the year ended May 31, 1998, the Company has incurred $717,636 of liquidating damages of which $409,500 has been converted to 289,426 shares of the Company's common stock.

               With regard to the April 1997 funding, until at least seventy-five percent (75%) of the Debentures are converted, a deed of trust on the Nevada Property and a pledge of 1,000,000 shares of Common Stock will secure the Debentures. No such security is given on the Debentures issued in July 1997.

               The Company has issued warrants to the Subscribers of the April and July offerings. Regarding the Subscribers of the April offering, the Company has granted 62,500 warrants with an exercise price of $8 per share and an expiration date of April 16, 2002. Regarding Subscribers of the July 1997 offering, the Company has granted 75,250 warrants with an exercise price of $6.75 per share and an expiration date of July 16, 2002. The exercise price is subject to adjustment to account for payments of dividends, stock splits, reverse stock splits, and similar events. See Note 7 - "Legal Proceedings."

NOTE 7 -      COMMITMENT AND CONTINGENCIES

               Leases
               ------
               The Company's Brazilian operation leases approximately 3.6 hectares of property and a related sawmill through May, 2000. The future minimum lease payments are $153,000 for each year ending May 31, 1999 and 2000. Rent expense amounted to $20,726, $27,181 and $20,726 for the years ended May 31, 1996, 1997 and 1998, respectively.

                       TERRA NATURAL RESOURCES CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  MAY 31, 1997 AND 1998 (Restated, see Note 13)

NOTE 7 -      COMMITMENT AND CONTINGENCIES (continued)

               Securities and Exchange Commission
               ----------------------------------
               In fiscal 1994, the Company entered into a consent judgment with the Securities and Exchange Commission following an investigation into the Company's business activities.

               In  connection  with  the  judgment,  the  Company  received  the following "Stipulation Regarding Resolution of Outstanding Issues" from the Commission closing out the investigation and all related issues:

                    "Whereas the disposition of funds analysis conducted pursuant to the Judgment of Permanent Injunction and Other Relief against Defendant Terra Natural Resources Corporation entered on August 3, 1993 has revealed no ill-gotten gains received by any defendant, the undersigned parties hereby stipulate that all outstanding issues in this action have been resolved, including disgorgement, and that the judgment entered against the defendants are final."

               The entry of the  judgment  may  impose  certain  burdens  on the
               Company  with  respect  to  its  future   activities.   The  more
               significant of such burdens are as follows:

                  (i) The Company may not be able to utilize the exemptions from registration available under Regulation A and Rule 701 under the 1933 Act.

                  (ii)The  Company  may  not be  able  to  rely  on the  private placement exemptions provided in various state securities laws in connection with the offer and sale of securities in a transaction which qualifies as an exempt sale of securities under the 1933 Securities Act.

               In such case, the Company would be required to qualify the transaction under the state securities laws, which may not be available. This qualification would increase the cost of, and extend the time for completing, such private placement of securities.

               Commissions
               -----------
               During May 1997, the Company agreed to pay two shareholders an aggregate of 3% of the "net profits" of the Company's Brazilian operations. For the year ended May 31, 1997 and 1998 no commissions were paid.

               Legal Proceedings
               -----------------
               During November 1996, the Company filed a lawsuit in Nevada against its former joint venturer partners in the Nevada Properties ("the Harvey Entities"). The complaint originally alleged, among other things, that the Harvey Entities breached their obligations under various agreements. The action as amended seeks damages of approximately $4,000,000 resulting from the actions and inactions of the defendants. In a counterclaim, the defendants are seeking an injunction preventing the Company from conducting activities related to the mine and punitive damages and other financial relief based on breach of contract and other causes of action.

               The Company subsequently amended its complaint, seeking a judicial determination that the Joint Venture Agreement was null and void and a determination that the Harvey Entities have forfeited all interest in the Nevada properties. After a hearing in September 1997, the court refused to issue an injunction against the Company. Pursuant to stipulation, the parties have agreed not to interfere with one another's operations on the Nevada Properties. Additionally, the Company has agreed not to further encumber the Nevada property pending trial.

                       TERRA NATURAL RESOURCES CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  MAY 31, 1997 AND 1998 (Restated, see Note 13)

NOTE 7 -      COMMITMENT AND CONTINGENCIES (continued)

               If the Company is successful in obtaining specific performance of the agreement alleged in the Action, it will effectively continue to own or control an undivided 100% interest in the Nevada property. Regardless of whether the Company is successful in the Action, it will continue to own at least a 50% undivided interest in the Nevada Properties by virtue of its contractual rights.

               In June 1996, the Company entered into an agreement with Harrison Western Construction Corporation ("Harrison") to perform contract mine development services on the Company's Nevada Properties. In October 1997, these services ceased and a dispute arose between the parties. The scope of work estimated at the time of commencement was approximately $600,000 as projected by Harrison. At termination of the agreement, Harrison reportedly furnished a total amount of services and materials totaling approximately $1,684,000 without completion of the objectives for which the parties entered into the agreement. The Company paid approximately $1,155,000, in 1997, in cash to Harrison and in November 1996 issued 100,000 shares of the Company's stock in payment of $250,000 of services. In July 1997, an additional 65,000 shares were issued to Harrison as collateral for any unpaid and owing amounts. Subsequent to the termination of the agreement, Harrison filed a mechanic's and materialman's lien in the amount of $482,749 on the Company's Nevada property in January 1998. This filing was, in the opinion of the Company, in direct violation of specific clauses contained in the agreement between the parties.

               In support of its lien, Harrison filed a lawsuit in July 1998 in Federal District Court in Nevada. In August 1998, the Company was granted a motion to stay the proceedings and enter arbitration. The parties have been ordered to report to the Federal District Court the status of the arbitration proceedings on or before November 30, 1998. The Company believes that any arbitration agreement or damages would not have a material impact on the Company's financial statements.

               In July 1998, the Company and several stockholders filed a lawsuit, in United States District Court for the Central District of California against its Debenture holders. The lawsuit contends that the defendants violated Section 10(b) and 13(g) of the Securities Exchange Act, Section 1962(b) of the Racketeer Influenced and Corrupt Organizations Act, and committed fraud by engaging in a fraudulent scheme to manipulate and artificially depress the market in and for the Company's common stock by use of massive short sales. The Plaintiffs seek an unspecified amount of damages, including punitive damages, a judicial declaration that the terms, conditions and covenants of certain debentures and subscription agreements were violated and certain injunctive relief.

               In July 1998, the Company and certain board members and officers of the Company were named as defendants in lawsuits filed by certain debenture holders. Each suit claims that the defendants breached certain debentures and subscription agreements and failed to file a registration statement with the Securities and Exchange Commission. Also, the suits claim that the defendants were in violation of Section 10(b) and 20(a) of the Securities and Exchange Act. The Company and other defendants deny any wrong doings and intend to vigorously defend both these lawsuits. The impact of these lawsuits on the Company's financial position or operations cannot be determined presently.

                       TERRA NATURAL RESOURCES CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  MAY 31, 1997 AND 1998 (Restated, see Note 13)


NOTE 7 -      COMMITMENT AND CONTINGENCIES (continued)

               Jonasa Agreement - See Note 13 - 1998 Restatements
               ----------------
               In February 1998, a dispute arose between the Company's subsidiary, Equatorial and Jonasa. In addition, the Company had been considering transferring its operations closer to the principal port in the area, Belem, to sell more of its products for export, and consolidating its operations with the administration of its Brazilian operations. As a result, Equatorial and Jonasa entered into a compromise and settlement agreement which resulted in the removal of substantially all equipment from the Sao Miguel sawmill facility and the abandonment of its operations in Sao Miguel. Given these events, the legality of the Jonasa Timber Concession could be contested by Jonasa. However, the Company believes any such actions by Jonasa would be defendable by the Company and that the Concession is still valid.

               Regulations
               -----------
               The Company's mining operations, exploration and timber activities are subject to various foreign, federal, state and local laws and regulations governing protection of the environment. These laws are continually changing and, as a general matter, are becoming more restrictive. Management believes that the Company is in material compliance with all applicable laws and regulations.

               Investment Agreement
               --------------------
               During the year ended May 31, 1998, the Company entered into an agreement for an investor to purchase up to $14,000,000 of the Company's common stock over a period of three years from March 28, 1998. The principal terms of the agreement are as follows:

                  - The sale of the Company's common stock to the investor will be in the form of a Put Notice in which the Company will designate the dollar amount of shares to be purchased by the investor. Each Put Notice must be in an amount not less than $50,000. The number of shares to be issued under each Put Notice shall be an amount equal to the Put amount divided by 78% of the lowest sale price of the common stock as listed on the principal exchange during the ten trading days prior to the Put Notice.

                  - The Company may not issue a Put Notice if a)trading of the Company's common stock is suspended or delisted, b)the closing price of the Company's common stock is less than $.25 per share, c)a registration statement, covering the shares, is not effective or is subject to a stop order or is otherwise suspended, d)the Dow Jones Industrial Average has dropped more than 3% within the preceding five business days, or e)the common stock is not then registered under the Exchange Act.

                  - Also, with the issuance of the shares the investor is to receive common stock purchase warrants to purchase shares of the Company's common stock. Each warrant shall be for the purchase of shares in an amount equal to 12% of the number of shares of common stock purchased and with an exercise price of equal to 94% of the average closing bid price for the Company's common stock on the exchange for ten trading days prior to the Put Notice. The warrant shall be exercisable for a five-year period.

                       TERRA NATURAL RESOURCES CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  MAY 31, 1997 AND 1998 (Restated, see Note 13)

NOTE 7 -      COMMITMENT AND CONTINGENCIES (continued)

                  - To the extent that the Company has not delivered Put Notices to the investor on or before one year from the date of the agreement in an aggregate dollar amount equal to the lessor of a)$4,666,667 or b)the maximum dollar amount with respect to which Put Notices could have been delivered prior to such date, then any warrants that have not been issued had such Put Notices been delivered shall be issued. The exercise price of the warrants shall be equal to 94% of the average closing bid price for the Company's common stock on the exchange during the ten trading days prior to the one year anniversary.

                  - To the extent that the Company has not delivered Put Notices to the investor on or before two years from the date of the agreements in an aggregate dollar amount equal to the lessor of a)$9,333,332 or b)the maximum dollar amount with respect to which Put Notices could have been delivered prior to such date, then any warrants that have not been issued had such Put Notices been delivered shall be issued. The exercise price of the warrants shall be equal to 94% of the average closing bid price for the Company's common stock on the exchange during the ten trading days prior to the two year anniversary.

                  - To the extent that the Company has not delivered Put Notices to the investor on or before the termination of the agreement in an aggregate dollar amount equal to $14,000,000 or b)the maximum dollar amount with respect to which Put Notices could have been delivered prior to such date, then any warrants which have not been delivered to the investor which would have been issued had such Put Notices been delivered shall be issued. The exercise price of the warrants shall be equal to 94% of the average closing bid price for the Company's common stock on the exchange during the ten trading days prior to the termination date.

NOTE 8 -      STOCKHOLDERS' EQUITY

               Preferred Stock
               ---------------
               The Company is authorized to issue up to 250,000 shares of Preferred Stock with a par value of $1.00 per share. The Preferred Stock may be issued from time to time in one or more series.

               In October 1995, the Board of Directors authorized Series A Preferred Stock ("Old Series A") for up to 250,000 shares. The Old Series A holders are entitled to receive an 8% per annum cumulative dividend and a liquidating preference of $10 per share. The holders of the Old Series A shall have the right to convert each share of Series A into 10 shares of the Company's common stock, for the period of issuance to December 31, 1997. The Old Series A shares automatically convert to 10 shares of the Company's common stock upon the earlier of December 31, 1997 or the Company successful completion of an IPO for more than $5,000,000.

               In January 1998, the Board of Directors authorized a Series A Preferred Stock ("New Series A") for up to 250,00 shares. The New Series A holders are entitled to receive an 8% per annum cumulative dividend payable December 31, 1998 and a liquidating preference of $3.50 per share. The New Series A shares automatically convert into one share of the Company's common stock on December 31, 1998. Also, each New Series A share has a common stock purchase warrant entitled to purchase two shares of the Company's common stock at $3.00 per share on or before December 31, 1999.

                       TERRA NATURAL RESOURCES CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  MAY 31, 1997 AND 1998 (Restated, see Note 13)

NOTE 8 -      STOCKHOLDERS' EQUITY (continued)

               For the years ended May 31, 1996 and 1997, the Company issued 132,510 and 95,809, respectively, of Old Series A for aggregate proceeds of $1,791,425. As of May 31, 1998, 20,875 Old Series A shares have not been converted which have cumulative dividends of $35,172. These shares are being converted as the holders present them for conversion.

               In December 1997, the Company declared a dividend for shareholders of record as of December 31, 1997. The dividend is to be paid in one New Series A for each 100 shares of the Company's common stock. As of May 31, 1998, the Company has issued approximately 155,539 New Series A shares of the total to be issued of 167,789.

               Common Stock
               ------------

               For the year ended May 31, 1996, the Company issued 140,000 common shares to certain employees for services rendered. The shares were valued at $.25 per share ($35,000), the price at which the Company was issuing its shares in a private placement at the time.

               For the year ended May 31, 1997, the Company had the following significant common stock transactions (see Note 12 for Subsequent Events):
                        - Issued 120,000 common shares to certain employees for services rendered. The Company has valued the shares at $240,000 based upon the $2 market price of the Company's common shares at the time.

                         - Issued 100,000 common shares to its mining contractor in Nevada to settle a mining contract payable of $250,000. The shares were valued at the amount of the payable settled. The fair value of the shares at the time was approximately $2.50 per share.

                         - Issued 1,087,133 common shares to certain shareholder creditors for the conversion of $410,626 in debt. The Company recorded a financing expense of $677,000 (included in general and administrative expenses) for the excess of the fair market value of the shares over the amount of the debt. The fair market value was determined as the $1 per share price at which the Company was issuing its shares in a private placement at the time.

               For the year ended May 31, 1998, the Company had the following significant common stock transactions:

                         - Issued 814,378 shares for payment of services rendered by employees and unrelated parties. The shares have been valued at $1,553,170, the fair market value at the date of issuance.

                         -  Issued   338,302   shares   for   the conversion  of
                            convertible debentures for $334,472 of discounted principal.

                         - Issued 2,280,199 shares for the conversion of Old Series A Preferred Stock for $207,444 of par value and $205,244 of cumulative dividends.

                         - Issued 289,426 shares for the payment of liquidated damages of $409,500 associated with the convertible debentures.

                       TERRA NATURAL RESOURCES CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  MAY 31, 1997 AND 1998 (Restated, see Note 13)


NOTE 8 -      STOCKHOLDERS' EQUITY (continued)

                         - Issued 5,000,000 shares for the acquisition of timberlands in Brazil for $3,984,375, the fair market value of the stock at the date of issuance. The shares have been issued as escrow shares per the Company's purchase contract. The shareholder is required to perform certain financial obligations prior to the release of the shares from escrow. Also, the Company has to complete its due diligence as to the proper conveyance of the deeds for the land. The Company has not recorded the purchase as an asset until the Stockholder's obligations and the Company's due diligence have been completed. (See
                            Note 2 - "Timberlands").

                         - Issued 2,743,698 shares as collateral for shareholder
                           notes of which $436,088 of principal and interest and 355,000 shares have converted to common stock for the year ended May 31, 1998.

                         - Issued 582,575 shares for the conversion of shareholder notes and accrued interest for $772,289, of which $436,088 represents principal and interest for shareholder notes secured by common stock, the fair market value of the shares at the date of the issuance of the notes.

               Warrants
               --------
               During the year ended May 31, 1997, warrants were issued to third parties for an aggregate of 412,500 shares. In accordance with SFAS 123, the Company expensed $1,206,875 in connection with these warrants.

               During the year ended May 31, 1998, the Company had the following significant issuances of warrants:

                     - Issued to a shareholder for services 200,000 warrants to purchase the Company's common stock at $2.50 per share for a period from date of grant to May 2000. The Company recognized compensation expense of $268,996, the fair market value of the warrants at date of grant.

                     - Issued for services 350,000 warrants to purchase the Company's common stock at $4.06 per share for a period from date of grant to June 2002. The Company recognized compensation expense of $10,000, the fair market value of the services rendered.

                     - Issued 167,789 warrants to purchase two shares of the Company's common stock at $3.00 per share on or before December 31, 1999 in association with the New Series A shares.

                       TERRA NATURAL RESOURCES CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  MAY 31, 1997 AND 1998 (Restated, see Note 13)



NOTE 8 -      STOCKHOLDERS' EQUITY (continued)

               Stock  Options
               --------------
               The Company has adopted only the disclosure provisions of SFAS No. 123. It applies Accounting Principles Bulletin ("APB") Opinion No. 25, "Accounting for Stock Issued to Employess", and related interpretations in accounting for its plan and does not recognize compensation expense for its stock-based compensation plan other than for restricted stock and options/warrants issued to outside third parties. If the Company had elected to recognize compensation expense based upon the fair value at the grant date for awards under its plan consistent with the methodology prescribed by SFAS No. 123, the Company's net income and earnings per share would be reduced to the proforma amounts indicated below:


                                             For The Years Ended,
                                             --------------------
                                                     May 31,
                                             1997                1998
                                           -------              ------
                                          (Restated)           (Restated)
                  Net Loss
                     As Reported         $(6,535,952)         $(12,918,695)
                                         ============         ============
                     Proforma            $(6,584,802)         $(12,951,016)
                                         ============         ============

                  Basic Loss Per Share
                     As Reported         $(      .61)         $(     0.86)
                                         ============         ============
                     Proforma            $(      .62)         $(     0.87)
                                         ============         ============



               These proforma amounts may not be representative of future disclosures because they do not take into effect proforma compensation expense related to grants made before 1995. The fair value of these options was estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for the years ended May 31, 1997 and 1998: dividend yields of 0% and 0%, respectively; expected volatility of 44% and 129%, respectively; risk-free interest rates of 6.63% and 5.74%, respectively; and expected life of 1.0 and 3.0 years, respectively. No compensation cost was considered under either Opinion 25 or SFAS 123 for the year ended May 31, 1996, since the option price for the restricted shares approximated the value of the restricted stock and the options were considered to have a nominal fair value.

               The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

                       TERRA NATURAL RESOURCES CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  MAY 31, 1997 AND 1998 (Restated, see Note 13)



NOTE 8 -      STOCKHOLDERS' EQUITY (continued)


The following summarizes the stock option and warrant transactions (see Note 12 for Subsequent Events):

                                                   Weighted                         Weighted
                                                   Average                          Average
                                Stock Options      Exercise           Other         Exercise
                                 Outstanding        Price           Warrants         Price
                                 -----------        -----           --------         -----
Balance, May 31, 1995                190,000       $   1.00               -
  Granted                             50,000       $   1.00               -
  Exercised                               -                               -
  Canceled                                -                               -
                                    --------                        -------

Balance, May 31, 1996                240,000       $   1.00          125,000         $  2.50
  Granted                            150,000       $   1.70          387,500         $  3.81
  Exercised                               -                               -
  Canceled                                -                               -
                                    --------                        -------

Balance, May 31, 1997                390,000       $   1.70          512,500         $  3.49
  Granted                             50,000       $   1.00          793,039         $  3.80
  Exercised                               -                       (  100,000)        $  1.00
  Canceled                                -                               -
                                     -------                      ----------

Outstanding, May 31, 1998            440,000       $   1.70        1,205,539         $  3.90
                                     =======                       =========

Exercisable, May 31, 1997            390,000       $   1.70          512,500         $  3.49
                                     =======                       =========

Exercisable, May 31, 1998            440,000       $   1.70        1,205,539         $  3.90
                                    ========                       =========

The weighted average remaining contractual lives of the options and warrants are
8.0 and 3.1 years, respectively, at May 31, 1998.

                       TERRA NATURAL RESOURCES CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  MAY 31, 1997 AND 1998 (Restated, see Note 13)



NOTE 9 -      INCOME TAXES


               The Company has recorded no income tax benefit, nor has deferred taxes in any year due to a net operating loss carryforward amounting to approximately $25,000,000 at May 31, 1998, which will expire, if not utilized, starting 2002.

               There are no significant temporary differences between the Company's tax and financial bases.

               Following is a reconciliation between income tax provision (credit) and the amount that would result from applying the U. S. statutory rate to pretax income (loss):

                                                    May 31,
                               ------------------------------------------------
                                 1996                1997              1998
                                 ----                ----              ----
      Income Tax Credit at                          (Restated)       (Restated)
         Statutory Rate        $(  450,000)        $(1,430,000)     $(5,230,000)
       Lack of Taxable Income
         in Carryback Period       450,000           1,430,000        5,230,000
                               -----------         -----------      -----------
      Income Tax Provision     $         -         $         -      $         -
                               ===========         ===========      ===========

               Following are the components of the Company's deferred tax asset resulting from the Company's net operating loss carryforward at each period:

                                                  May 31,
                               ------------------------------------------------
                                 1996                1997              1998
                                 ----                ----              ----
                                                  (Restated)        (Restated)

       Deferred Tax Asset      $3,388,000         $5,300,000       $10,500,000
       Valuation Allowance     (3,388,000)        (5,300,000)      (10,500,000)
                               -----------        -----------      ----------
       Net Deferred Tax Asset  $        -         $        -       $        -
                               ===========        ==========       ==========

                       TERRA NATURAL RESOURCES CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              MAY 31, 1997 AND 1998



NOTE 10 - GEOGRAPHIC AND SEGMENT INFORMATION

          Geographic Information
          ----------------------

          The Company's operations through the year ended May 31, 1996 were entirely gold mining operations in the United States. Beginning in the year ended May 31, 1997, the Company began operating in Indonesia (mining) and Brazil (timber).

          Financial data by geographic area as of and for the years ended May 31, 1997 and 1998 were as follows:

                                                            Operating            Identifiable
                1997                   Sales                   Loss                 Assets
             ----------            -------------           -------------           ----------
             (Restated)
             United States                    -            $(5,823,572)          $ 3,661,472
             Indonesia -                                    (  318,165)            2,600,000
             Brazil                      287,148            (  221,236)            1,563,751
                                    -------------           -----------           -----------
                Total               $    287,148           $(6,362,973)          $ 7,825,223
                                    ============           ===========           ===========


                1998
             ----------
             (Restated)
             United States         $      41,740           $( 8,489,343)          $   471,899
             Indonesia              (    13,110)            ( 1,200,000)            1,400,000
             Brazil                      515,951            ( 3,149,036)              877,947
                                       ------------           ------------        -----------
                Total               $    557,691           $(12,838,379)            2,749,846
                                    ============           ============           ===========


             Financial data by segment as of and for the years ending May 31, 1997 and 1998 were as follows:


                1997                     Timber                Mining               Total
             ----------             -------------          ------------          -----------
             (Restated)
             Sales                  $    287,178           $         -           $   287,178
                                    ============           ============          ===========

             Operating Loss         $(   221,238)          $(2,379,049)          $(2,600,287)
             General Corporate
               Expenses                        -                     -            (3,786,165)
                                    ------------         --------------          -----------
             Net Loss               $(   221,238)          $(2,379,049)          $(6,386,452)
                                    ============           ============          ===========

             Identifiable Assets    $ 1,563,751            $ 5,829,783           $ 7,393,534
             Corporate Assets                                   -                    431,689
                                    -----------            -----------           -----------
             Total Assets           $ 1,563,751            $ 5,829,783           $ 7,825,223
                                    ===========            ===========           ===========

             Capital Expenditures   $    253,998           $         -           $    253,998
                                    ============           ===========           ============

             Depreciation           $      5,500           $    18,431           $     23,931
                                    ============           ===========           ============

                       TERRA NATURAL RESOURCES CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  MAY 31, 1997 AND 1998 (Restated, see Note 13)



NOTE 10 - GEOGRAPHIC AND SEGMENT INFORMATION (continued)


                1998                     Timber                Mining              Total
             ----------             -------------          ------------        -----------
             (Restated)
             Sales                  $    515,951           $    41,740         $    557,691
                                    ============           ===========         ============

             Operating Loss         $(3,149,036)           $(5,904,388)        $( 9,053,424)
             General Corporate
               Expenses                       -                      -          ( 3,784,955)
                                    -----------            -----------         ------------
             Net Loss               $(3,149,036)           $(5,904,388)        $(12,838,379)
                                    ===========            ===========         ============

             Identifiable Assets    $   877,947           $ 1,400,000          $  2,277,947
             Corporate Assets                 -                     -               471,899
                                    -----------           -----------          ------------
             Total Assets           $   877,947           $ 1,400,000          $  2,749,846
                                    ===========           ===========          ============

             Capital Expenditures   $    320,702          $        -           $    320,702
             Corporate Expenditures            -                   -                 12,739
                                    ------------          ----------           ------------
             Total Expenditures     $    320,702          $        -           $    333,441

             Depreciation           $     16,857          $        -           $     16,857
             Corporate Depreciation            -                   -                 18,788
                                    ------------          ----------           ------------
                Total Depreciation  $     16,857          $        -           $     35,645
                                    ============          ==========           ============

             One customer accounted for approximately 20% of the Company's sales for the year ended May 31, 1997.

NOTE 11 - RESTATEMENTS

          The Company has restated its financial statements for the year ended May 31, 1997 to account for the rescission, in December 1997, of a $3,000,000 note agreement with an officer of the Company's Brazilian subsidiary. The effect of the restatement was to decrease long-term debt and Brazilian timber concession by $2,596,729.

          As explained in Note 2, the Company has restated its financial statements as of May 31, 1996 and for the year ended May 31, 1997 to provide for impairmentof its mineral properties in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." The effect of the restatement was as follows:

                                                  Increase (Decrease)
                                              -------------------------------
                                                                  Accumulated
           Period            Net Loss          Property             Deficit
         -------------      ----------        -----------          ----------
          May 31, 1997      $2,173,444        $(3,120,873)         $3,120,873
          May 31, 1996      $        -        $         -          $  947,429

                       TERRA NATURAL RESOURCES CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  MAY 31, 1997 AND 1998 (Restated, see Note 13)



NOTE 11 - RESTATEMENTS (continued)

          The amounts as of May 31, 1996 relate solely to the Nevada property. The 1997 amounts are as a result of the impairment of Nevada and Indonesia (increase in net loss and decrease in property):

                                             Nevada               Indonesia
                                             ------               ---------
                  May 31, 1997             $1,946,662              $226,782


NOTE 12 - SUBSEQUENT EVENTS

          Tropical Woods Concessions
          ---------------------------
          In August 1998, the Company entered into an agreement with Tropical Woods to harvest timber from 1,380 hectares, in Para, Brazil, for a period of thirty years.

          Stock Purchase Agreement
          ------------------------
          In September 1998, the Company entered into a stock purchase agreement to sell 5,500,000 shares of its common stock for $500,000.

          Simultaneously with the stock purchase agreement, the Company issued a stock option for the purchase of up to 70,000,000 shares of the Company's common stock at a price of $0.335 per share and expiring in September 2005. However, at present, the Company's Articles of Incorporation authorizes the issuance of up to 50,000,000 shares of the Company's common stock. If the Company does not gain stockholders' approval for an increase in the number of authorized shares, to allow for the exercise of the option, then the option will be cancelled. If the option is cancelled, the purchaser may elect to rescind the purchase agreement and receive a refund of the purchase price, or obtain from the CEO and COO their securities of the Company, owned by them. The option holders have planned to transfer a portion of the options to the Company's CEO and COO. While the number of options that may be transferred has not been specified, it is anticipated that it will be material.

          Also, the Company has agreed to use its best efforts to create a class of preferred stock which converts to the Company's common stock, on a public sale, with attributes no less favorable than those comprising the shares of common stock purchased, as stated above. The preferred stock will have voting rights to elect three Directors, and the Company has the right to exchange the preferred stock for the common stock acquired, as stated above.

NOTE 13 - 1998 RESTATEMENTS

          The Company has restated its financial statements as of May 31, 1998 and for the year then ended to account for impairment of its Domestic Mineral Properties ("Nevada Properties") and its Timber Concession ("Jonasa Concession") in accordance with SFAS No. 121. Subsequent to the previous issuance of the financial statements, management discovered certain circumstances and facts which existed, as of the financial statement date, that were misinterpreted when evaluating whether the carrying amounts of these two properties were recoverable, as follows:

                      TERRA NATURAL RESOURCES CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  MAY 31, 1997 AND 1998 (Restated, see Note 13)

NOTE 13 -         1998 RESTATEMENTS (continued)

            - For the Nevada Properties, management was unable to substantiate proven and probable reserves of extractable ore sufficient to calculate the cash flows required to evaluate the recovery of the acquisition costs.

            - For the Jonasa Concessions, management did not properly estimate the costs required to perfect the title to the property, as discussed in Note 7 - Commitments and Contingencies, and the additional costs required to transport the harvested timber to the Company's new sawmill, Tropical Woods. Given these facts management believes these additional costs would prohibit the Company's continuing involvement with this project.


          When properly applying these circumstances and facts in accordance with SFAS 121, the Nevada Property acquisition costs of $2,936,000 and Jonasa Concession acquisition costs of $700,000 were deemed to be unrecoverable and written off during the year ended May 31, 1998.

          Interim (Unaudited) Financial Statements for the nine months ended February 28, 1999.



     The Interim (Unaudited) Financials Statements from the Company's Form 10-QSB for the nine months ended February 28, 1999 are included on the following pages.

                 NEVADA MANHATTAN GROUP, INC. AND SUBSIDIARIES
                              INDEX TO FORM 10-QSB






PART I   FINANCIAL INFORMATION                                     PAGE NO.

Item 1     Financial Statements for Nevada Manhattan Group, Inc.

           Consolidated Balance Sheets -
           February 28, 1999 and May 31, 1998                          Q-2

           Consolidated Statements of Operations -
           Three and Nine Months Ended February 28, 1999 and 1998      Q-3

           Consolidated Statements of Cash Flow -
           Nine Months Ended February 28, 1999 and 1998                Q-4

           Notes to Consolidated Financial Statements                  Q-5

Item 2     Management's Discussion and Analysis of Financial
           Condition and Results of Operation                          Q-9

           Year 2000 Disclosure                                       Q-12



PART II  OTHER INFORMATION

Item 1     Legal Proceedings                                          Q-13

Item 2     Changes in Securities                                      Q-14

Item 3     Defaults Upon Senior Securities                            Q-15

Item 4     Submission of Matters to a Vote of Security Holders        Q-15

Item 5     Other Information                                          Q-15

Item 6     Exhibits and Reports on Form 8-K                           Q-15

                  NEVADA MANHATTAN GROUP, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                                    (Unaudited)          (Audited)
                                                                       May 31, 1998
                                                  February 28, 1999      Restated
                                                  -----------------    ------------
           ASSETS
Current assets:
       Cash and cash equivalents                   $     754,733        $  81,529
       Accounts receivable, net of allowance
         for doubtful accounts of $150,000             4,062,577          255,027
       Inventories                                       143,148          108,844
       Prepaid expenses                                1,685,551          283,354
                                                    ------------       ----------
           Total current assets                        6,646,009          728,754
Properties and equipment
       Mineral properties - Indonesia                  1,400,000        1,400,000
       Machinery and equipment, net                      960,117          355,392
Investment - Chrustalnaya                              4,725,280               --
Other Assets                                             227,237          265,700
                                                    ------------       ----------
       TOTAL ASSETS                                  $13,958,643       $2,749,846
                                                    ============       ==========


           LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)

Current liabilities:
       Accounts payable and Accrued Expenses         $ 3,083,719       $1,445,106
       Advance payment for stock sale                    800,000               --
       Convertible Notes                                 992,335        1,889,025
       Note Payable to Officer                            57,769          718,000
       Current portion of long-term debt                      --           32,214
                                                    ------------       ----------
        Total current liabilities                      4,933,823        4,084,345

Long term debt                                                --           44,327
Convertible debentures                                 2,624,222        2,313,459
                                                    ------------        ---------
        Total liabilities                              7,558,045        6,442,131
                                                    ------------        ---------
Commitments and contingencies                                 --               --
Stockholders' Equity (Deficiency):
    Preferred stock, $1 par, 250,000 shares
      Authorized, 143,908 and 176,414 outstanding        143,908          176,414
    Common stock, $0.01 par, 250,000,000
       Shares authorized, 66,044,666 and
       26,492,543 shares issued and outstanding          660,447          264,926
    Additional paid-in capital                        43,153,561       28,715,550
    Accumulated Foreign Currency Translation            (696,033)          24,940
    Subscriptions receivable                          (2,528,850)              --
    Accumulated deficit                              (34,332,435)     (32,874,115)
                                                    ------------     ------------
        Total stockholders' equity (deficiency)        6,400,598     (  3,692,285)
                                                    ------------    -------------
TOTAL LIABILITIES AND STOCKHOLDERS'
 EQUITY (DEFICIENCY)                                 $13,958,643     $  2,749,846
                                                    ============     ============


           See accompanying notes to consolidated financial statements

                           NEVADA MANHATTAN GROUP, INC. AND SUBSIDIARIES
                               CONSOLIDATED STATEMENTS OF OPERATIONS


                       Three and Nine Months Ended February 28, 1999 and 1998


                                                                         (Unaudited)
                                                       Three Months                         Nine Months
                                             -------------------------------      --------------------------------
                                                1999                 1998             1999                1998
                                                ----                 ----             ----                ----
Revenues                                     $16,615,779           $174,175        $24,573,243          $ 525,981

Cost of Sales                                 14,356,821            147,278         20,962,191            413,151
                                              ----------            -------       ------------           -------

Gross profit                                   2,258,958             26,897          3,611,052            112,830

General and administrative
      Expenses                                 1,572,484          1,424,240          4,085,834          4,363,954
                                               ---------           ---------       ------------         ---------

Net income (loss) from
     Operations                                  686,474         (1,397,343)         ( 474,782)        (4,251,124)

Other Income (Expenses)

   Investment Income                             327,909                 --            327,909                 --
   Interest Expense                            (  60,700)                --        (   425,527)                --
   Write-off of Mineral Properties             ( 885,920)                --        (   885,920)                --
                                               ---------        -----------        -----------         ----------
   Total Other Income (Expenses)              (  618,711)                --         (  983,538)                --
                                              ----------        -----------        -----------         ----------

Net Income (Loss)                                 67,763         (1,397,343)        (1,458,320)        (4,251,124)
                                               ---------         ----------         ----------         ----------

Cumulative preferred dividends                        --                 --                 --        (    58,356)
                                               ---------          ---------        -----------        -----------

Net income (loss) attributable
   to common shareholders                        $67,763        ($1,397,343)       ($1,458,320)       ($4,309,480)
                                              ==========        ===========        ===========        ===========

Basic Income (Loss) Per Share                   $   0.00           $  (0.08)        $    (0.03)          $  (0.32)
                                                ========           ========         ==========           ========

Diluted Income (Loss)
   Per Share                                    $   0.00           $ (0..08)        $    (0.03)          $  (0.32)
                                                ========           ========         ==========           ========

Weighted average shares
   outstanding                                43,960,679         13,436,463         43,960,679         13,436,463
                                              ----------         ----------         ----------         ----------


         See accompanying notes to consolidated financial statements

                  NEVADA MANHATTAN GROUP, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                   Nine Months Ended February 28, 1999 and 1998

                                                      1999              1998
                                                      ----              ----
                                                   (Unaudited)      (Unaudited)

Cash flows from operating activities:
Net loss                                          $(1,458,320)      $(4,251,124)
  Adjustments to reconcile net loss to net
   cash used in operating activities:
    Depreciation and amortization                      55,158           328,021
    Amortization of Debenture Discount                368,640                --
    Common stock issued for services                1,287,468            63,878

  (Increase) Decrease
    Accounts receivable                            (3,807,550)         (  6,320)
    Inventories                                      ( 34,304)          (45,000)
    Prepaid expenses                                 (725,148)           378,426
    Other Assets                                       38,463                --
  Increase (Decrease)
    Accounts payable and accrued Expenses           2,100,716           819,511
                                                   ----------         ---------
Net cash used in operating activities              (2,174,877)       (2,712,608)
                                                   ----------         ---------

Cash flows from investing activities:
  Purchase of property and equipment               (  659,883)       (  529,381)
  Prepaid investment in Meteor Industries          (  500,000)               --
                                                   ----------         ---------
Net cash used in investing activities              (1,159,883)       (  529,381)
                                                   ----------        ----------

Cash flows from financing activities:
  Proceeds from advance payment for stock sale        800,000                --
  Proceeds from Issuance of convertible
    debentures                                             --         1,500,000
  Payments on long-term debt                               --          (293,376)
  Proceeds from issuance of notes to
    stockholders                                      190,308         1,346,176
  Proceeds from issuance of stock                   3,738,629           139,033
                                                   ----------         ---------
    Net cash provided by financing activities       4,728,937         2,691,833
                                                   ----------         ---------

Foreign Currency Translation Adjustment            (  720,973)               --
                                                   ----------         ---------

Net increase (decrease) in cash and cash
  equivalents                                         673,204         (550,156)
                                                   ----------         ---------

Cash and cash equivalents at beginning of
  period                                               81,529           559,510
                                                   ----------         ---------

Cash and cash equivalents at end of period         $  754,733         $   9,354
                                                   ----------         ---------

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
During the nine months ended February 28, 1999 and 1998, the Company paid no income taxes and no interest.

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
During the nine months ended February 28, 1999, the Company issued: 1,688,469 shares of its common stock for services rendered by employees and third parties for $1,287,468; and 138,834 shares of its common stock for $196,909 of liquidated damages associated with Convertible Debentures.




           See accompanying notes to consolidated financial statements

                  NEVADA MANHATTAN GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)

1.   STATEMENT OF INFORMATION FURNISHED

     The accompanying unaudited consolidated financial statements have been prepared in accordance with Form 10-QSB instructions and in the opinion of management contain all adjustments (consisting of only normal recurring accruals) necessary to present fairly the financial position as of February 28, 1999, the results of operations for the three and nine months ending February 28, 1999 and 1998, and the cash flows for the nine months ended February 28, 1999 and 1998. These results have been determined on the basis of generally accepted accounting principles and practices applied consistently with those used in the preparation of the Company's audited financial statements for its fiscal year ended May 31, 1998.

2.   BUSINESS

     In the six months ending February 28, 1999 the Company initiated expansion, diversification and restructuring, with additional experienced management, into the fields of high technology, some of which is related to natural resources; metals/mining processing and sales; fish products and sales; timber harvesting/processing and sales; coal mining and exploration; and distribution of oil and gas products.

     In the sector of technology, the Company is acquiring and in the process of implementing groundbreaking technological inventions by Russian scientist Professor Alexander Bogomolov, Deputy Director of Kometa, Deputy Director of the Institute of Chemical Kinetics and Burning Processes, Deputy Director of Siberian Academy of Science (NOVOSIBIRSK), as follows:

     a. Backward Wave Linear Accelerator of Protons, ABC3D, Accelerator based on concept of three-dimensionality and CVC generators attached to them with the initial uses of these devices being:

     1.   to produce isotopes for medical and other uses;

     2.   for proton, ion and medical therapies;

     3.   the transmutation (elimination) of radioactive waste;

     4.   to detect explosives and narcotics and other contraband; and

     5.   for selection and inspection of objects in space.

     b. A mass separator with the ability to divide a mass of 20,000 AME (1/2000 of a micron). This has many uses including the extraction of metals for tailings of various mines. In addition, it has other applications including diamond mining.

     Additional areas of the Company's technological business include (1) the acquisition and development and distribution of irradiated carbon tissues,
     (2) telecommunications, (3) software and internet services, and (4) coding protection systems.

     No assurance can be given that the Company will be able to successfully and commercially develop any of these inventions or businesses related to technology, which are in their preliminary stages.

     The Company is acquiring and deriving revenues from (1) fishing operations in the Far East of Russia and (2) metals/mining in Russia and (3) timber operations/holdings in the Russian Far East encompassing over two million hectares.

     The Company is deriving revenue from timber harvesting and production in Brazil and holds various rights to develop and harvest timber properties on up to 389,000 hectares located in the State of Para, Brazil.

     The Company has the right to conduct exploration activities on seven gold and four coal properties in Indonesia. One of the coal properties is currently under contract with Cyprus Amax Coal Company, a unit of Cyprus Amax Minerals Company, to operate and fund one of the Company's coal holdings in East Kalimantan, Indonesia.

     The Company has a gold exploration property in Manhattan, Nevada which previously (pre-1940) produced in excess of 500,000 ounces of gold.

3.   OTHER

     A. On February 16, 1999, the Company's Board of Directors unanimously elected Richard Izumi as Chief Executive Officer and Hironao Mutoh as President. Mr. Izumi has an extensive 27-year career in finance that includes the immediately preceeding 11 years as a partner in Price Waterhouse and Ernst & Young where his experience included acquisitions, divestitures and ventures, JV negotiations, ABS, Euro and MTN bond financings and financial statement audits. He has served numerous Fortune Global 500 companies including Toyota, Japan Energy, Mitsui & Co., Mitsubishi Corporation, NEC and Yamaha Corporation. Mr. Mutoh served as president of Crown USA Inc., a $400 million subsidiary of the Crown Corporation (traded on the No. 1 Tokyo Stock Exchange).

     B. On February 10, 1999, the Company and Sibnefteprovod "Siberian Oil Pipeline" jointly announced the signing of a partnership agreement. The Company will maintain the role of agent, representative and partner in preparation and realization of specific projects, programs and contracts and will handle all international business matters for the pipeline including international contracts for transportation and distribution of crude oil and will also provide acquisition, installation and maintenance of equipment including two oil refineries. Siberian Oil Pipeline reports that it has a cargo turnover of 184.8 billion tons per kilometer. It transports 186.7 million tons (1.12 billion barrels) of oil per year and owns and operates 9,618 km (5,963.16 miles) of oil transporting pipeline which represents the transportation of approximately 70% of Russian crude oil.

          The Agreement establishes an authorized management committee consisting of Sibnefteprovod General Director, Mr. G.G. Khopiorskiy; Mr. Tetsuo Kitagawa, CFO of Nevada Manhattan Group; and individuals and companies assigned by them. Petrotec International, 51% owned by Nevada Manhattan Group, will provide services to the Pipeline related to installation, maintenance and acquisition of equipment. American Petroleum Technology Corp. ("Petrotec"), a United States company based in Los Angeles, California, has extensive global experience in the design, engineering, construction and management of petroleum refineries, pipelines, storage systems, oil transport and other critically important energy technologies. Petrotec. has a 49% interest in Petrotec International.

    C. On December 23, 1998, the Company acquired 80% of the metal mining resources and timber properties of Chrustalnaya, a Russian joint stock company headquartered in Kavalerovo for 8,000,000 shares of restricted common stock. Chrustalnaya has approximate reported annual timber and mining revenues in excess of $16 million. Chrustalnaya's reported resources are in excess of 16,690 tons of tin, 9,970 tons of lead, 50,970 tons of zinc, 426 tons of silver, 2,760 tons of copper and 878 kg. of gold. Reported dense timber holdings in the Primorsky Kray region are over two million hectares or 9,000 square miles. Chrustalnaya's mining activities include mining, processing ore of colored metals and obtaining concentrates in the fields of gold, silver and tin.

          The Company intends to continue to mine and harvest the resources of Chrustalnaya under existing license agreements.

          The determination of issuing 8,000,000 shares for consideration is based on the current and anticipated market value of the Company's common stock and is based on the current and anticipated value of the assets that the Company is acquiring.

          Nevada Manhattan's activities in Russia and the surrounding Commonwealth of Independent States (CIS) countries will be supervised by Dr. Alexander Gonchar, chairman of the General Euro-Asian Committee of Coal, Metals and Natural Resources, which is comprised of the presidents of the 11 CIS members. Dr. Gonchar is a well-known academician and a respected member of the Academy of Science in Russia as well as other highly respected scientific communities.

          While management previously considered an acquisition of Chrustalnaya's stock, it was determined by the parties that the asset acquisition, rather than the stock purchase, was in the best interests of all parties concerned due to international complexities and reporting requirements.

     D. At the annual meeting of stockholders on December 9, 1998, the stockholders approved an increase in the authorized common stock from 49,750,000 shares to 250,000,000 shares, enabling the Company to have greater flexibility in considering potential future actions involving the issuance of stock which may be necessary or desirable to accommodate the Company's growth plan, including capital raising transactions and acquisitions.

     E. In December, 1998 an investor subscribed for 6,000,000 shares of Common Stock, pursuant to a private placement, at a purchase price of $1,500,000, through the issuance of a Promissory Note (the "Note") at the interest rate of average monthly Federal Funds rate as listed daily in the Wall Street Journal, payable in installments of $400,000 on or around December 20, 1998 and $1,100,000 on March 25, 1999. The first installment has been received by the Company. The second installment has not yet been received by the Company.

     F. On August 31, 1998, the Company announced that it received an initial capital infusion of $500,000 from a group led by Tetsuo Kitagawa and during the period October 19, 1998 to November 24, 1998, an additional equity investment in excess of $1,100,000 was received from the same group. Mr. Kitagawa had a 25-year history with the Marubeni Group and until recently was the financial managing director of Marubeni's subsidiary in Holland. Mr. Kitagawa is currently assigned by the Office of the President of the Russian Federation to form investment funds in and outside of Russia under the management of the Office of the President of the Russian Federation for the improvement of its economy. Mr. Kitagawa, with his group, will provide full-time management and financial services for the Company. The Company has been reviewing acquisition candidates submitted through Mr. Kitagawa and certain of his associates, many of which are located in the countries of the former Soviet Union. On October 14, 1998, Mr. Kitagawa was elected a director of the Company by the Board of Directors and currently serves as the Company's Chief Financial and Operating Officer.

     G.   On November  30,  1998,  the Company  announced  that,  as part of the company's diversification plan, the following three companies were formed: Science and Technology Resources, Inc. ("STR"), Nevada Manhattan Tokyo branch and NMG Rexco.

          STR, a Nevada corporation wholly owned by Nevada Manhattan, was formed to acquire, initiate and utilize a variety of patented technologies, some of which may have important application in the area of natural resources. STR is headed by Dr. Thomas Ward, a consultant to the U.S. Department of Energy.

          Nevada Manhattan Tokyo was formed to act on behalf of Nevada Manhattan to transact the sale and marketing of Nevada Manhattan's products as well as other companies' products produced from diverse areas around the world.

          NMG Rexco, a California corporation, was formed to act on behalf of Nevada Manhattan for the fishing, processing and distribution of fish and other seafood, as well as sales and distribution of timber and other resources, primarily products from the Far East.


     H. In consideration of other acquisitions being negotiated but not yet consummated, the Company entered into an agreement with Asset Management Academy ("AMA"), a California corporation, and issued AMA 5,000,000 shares of restricted common stock for fees and services in connection with these acquisitions. On February 26, 1999, the
          5,000,000 shares were cancelled on the books and records of the Company and the transaction was rescinded.

     I. From July 1997 through October 16, 1998, Jeffrey S. Kramer, V.P., provided loans to the Company, aggregating approximately $714,000 in principal. Mr. Kramer and the Company have reached an agreement for a partial settlement of these outstanding loans through the issuance of restricted common shares by the Company. On October 23, 1998, the Company issued Mr. Kramer 583,200 shares of restricted common stock in settlement of $583,200 of principal and interest.

     J. On October 20, 1998, Christopher Michaels, Chairman, purchased 929,500 shares of restricted common stock from the Company at a purchase price of $0.30 per share through the issuance of a promissory note in the amount of $278,850, due on or before October 20, 2003 at an interest rate of prime plus 1%. The note is collateralized by the common stock.

     K. On October 5, 1998, the Company announced an agreement for the acquisition of a substantial interest in a revenue-producing oil and gas project located on the Plainview natural gas field in Macoupin County in southwest Illinois. The agreement was subject to verification of the seller's projections. Upon careful consideration and extensive due diligence, the Company has elected not to proceed with the acquisition.

     L. On December 31, 1998, pursuant to the terms of a Term Sheet executed by the Company and Capco Acquisub Inc., (the "Term Sheet") the Company acquired 1,212,000 shares (35%) of Meteor Industries Inc. (NASDAQ:
          METR) from Capco Acquisub Inc., ("Capco") at a purchase price of $7.00 per share plus additional consideration in the form of certain options to buy Nevada Manhattan common stock.. Pursuant to the Term Sheet, Capco agreed to deliver an additional 518,000 shares of Meteor to the Company by January 14, 1999 at a purchase price of $7.00 per share. The entire transaction was rescinded by the Company before February 15, 1999.

     M. On October 8, 1998, the Company elected not to proceed with the acquisition of the Skluth "Timberlands" in the states of Para and Amazonas, Brazil. The 5,000,000 escrowed shares were immediately cancelled on the books and records of the Company and the original property deeds were returned. The Company does not anticipate that the reduction in timberland holdings will have an impact on current operations.


    4.   CONTINGENCIES

         On February 8, 1999, the Company issued one million shares of restricted common stock pursuant to a subscription agreement executed by Kawrr Holdings & Investments Ltd. To date the Company has failed to receive the agreed-upon consideration which was $1.1 million pursuant to the subscription agreement. The Company has requested the immediate return of the shares and believes this item is a contingency.

                                       Q-9
    5.   SUBSEQUENT EVENTS

     A. On March 10, 1999, the Company announced a stock buy back plan to acquire up to $10 million worth of Nevada Manhattan Group shares of Common Stock in the open market, to be completed within the next six months.

     B. On March 31, 1999 the Company announced a software, internet and technology joint venture with two top scientific and educational centers of Russia: The Bauman Moscow State Technical University and the Novosibirsk State University and International Software Consortium, Inc. a Delaware-incorporated subsidiary of Nevada Manhattan. The mission of the joint venture shall be to exploit, for the benefit of the parties, the vast technological human resources and achievements available through the universities to continue the development and implementation of Internet information processing and control systems, Internet gateway systems software for computers and automation systems. No revenues have been generated and no assurances can be given that these ventures will result in revenues and/or earnings.

     C. On April 7, 1999, the Board of Directors accepted the resignation of Christopher D. Michaels from the Board and appointed Richard H. Izumi to fill the vacant position. Mr. Izumi was elected Chairman of the Board. On April 12, 1999 Neil H. Lewis resigned as Director/Secretary.

     D.  On April 12, 1999 the corporation's offices were moved to 15260 Ventura
         Boulevard,   Suite  1200,  Sherman  Oaks,  California  91403.  The  new
         telephone number is 818-728-9728 and fax number is 818-728-9717.


     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

         RESULTS OF OPERATIONS

          Comparison of Results of Operations - Nine months ended February 28, 1999 and February 28, 1998
          ----------------------------------------------------------------------

          Revenues for the nine months ended February 28, 1999 were $24,573,243, as compared to $525,981 for the same period in 1998. The increase of $24,047,262 in revenues is attributed primarily to the Company's new operations as follows: $21,140,000 attributed to the Company's sales and marketing activities of products manufactured in the Commonwealth of Independent States (these transactions are not necessarily recurring, however, the Company will continue to seek these types of transactions in the future); and $2,645,360 from Fishing operations (of this, there were three customers whose sales represented 50%, 31% and 19%, respectively). These are new revenue generators for the Company and may be indicative of what the Company will do in the future. However, no assurances can be given.

          Gross profit margin for the nine months ended February 28, 1999 was 15%, compared to gross profit margin of 21% for the same period in 1998. Sales and marketing activities had a gross profit margin of 15% and the sale of fish had a gross profit margin of 1%. However, gross profit margins the Company is experiencing now are not necessarily indicative of what can be anticipated in the future.

          General and administrative expenses for the nine months ended February 28, 1999 were $4,085,834 compared to $4,363,954 for the same period in 1998. The decrease of approximately $278,120 is attributed primarily to reduced expenses and increased efficiencies in the Brazilian operations and reduction in related travel expense.

          Investment income for the nine months ended February 28, 1999 was $327,909 compared to no activity for the same period in 1998. The increase is attributed to the Company's asset acquisition of 80% of the metal mining resources and timber properties of Chrustalnaya, a Russian Joint Stock Company headquartered in Kavalerovo.

          Interest expense for the nine months ended February 28, 1999 was $425,527 compared to no activity for the same period in 1998. The increase of $425,527 in the Company's interest expense is attributable primarily to convertible debentures and notes payable to shareholders.

          The write-off of mineral properties for the nine months ended February 28, 1999 was $885,920 compared to no activity for the same period in 1998. The increase is a one-time charge not expected to be recurring in the future.

          Comparison of Results of Operations - Three months Ended February 28, 1999 and February 28, 1998
          ----------------------------------------------------------------------

          Revenues for the quarter ended February 28, 1999 were approximately $16,615,779 as compared to $174,175 for the same period in 1998. The increase of $16,441,604 in revenues is attributed primarily to the Company's new operations as follows: $14,730,000 attributed to the Company's sales and marketing activities of products manufactured in the Commonwealth of Independent States (these transactions are not necessarily recurring, however, the Company will continue to seek these types of transactions in the future); and $1,318,943 from Fishing operations of this, there were two customers whose sales represented 62% and 38%, respectively. These are new revenue generators for the Company and may be indicative of what the Company will do in the future. However, no assurances can be given.

          Gross profit margin for the three months ended February 28, 1999 was 14% compared to gross profit margin of 15% for the same period in 1998. The sales and marketing activities had a gross profit margin of 14% and the sale of fish had a gross profit margin of (3%). However, gross profit margins the Company is experiencing now are not necessarily indicative of what can be anticipated in the future.

          General and administrative expenses for the three months ended February 28, 1999 were $1,572,484 compared to $1,424,240 for the same period in 1998. The increase of approximately $148,244 is attributed primarily to commission expenses related to the Company's sales and marketing activities, offset by reduced expenses and increased efficiencies in the Brazilian operations and reduction in related travel expense.

          Investment income for the three months ended February 28, 1999 was $327,909 compared to no activity for the same period in 1998. The increase is attributed to the Company's asset acquisition of 80% of the metal mining resources and timber properties of Chrustalnaya, a Russian Joint Stock Company headquartered in Kavalerovo.

          Interest expense for the three months ended February 28, 1999 was $60,700 compared to no activity for the same period in 1998. The increase of $60,700 in the Company's interest expense is attributable primarily to convertible debentures and notes payable to shareholders.

          The write-off of mineral properties for the three months ended February 28, 1999 was $885,920 compared to no activity for the same period in 1998. The increase is a one-time charge not expected to be recurring in the future.

          Net profit for the quarter ended February 28, 1999 was approximately $67,763 as compared to a net loss of $1,397,343 for the same period in 1998. The net profit for the quarter ended February 28, 1999 was attributable to increased revenues from the newly instituted sales and marketing and fishing activities of the Company. No assurance can be given that the Company's activities resulting in increased revenues and its second consecutive reported earnings can be continued.

         LIQUIDITY AND CAPITAL RESOURCES

          The Company continues to experience pressure on its working capital position due to operating losses and the need to continually invest in its exploration activities and operational obligations. Management believes that the Company's expansion and diversification plan, as more fully described below, along with plans to obtain additional capital, as more fully described below, will provide sufficient funds to continue the Company's operations.

          For the first time since the Company's inception it has experienced net income for two consecutive quarters. Revenues increased substantially due to increased activities in the areas of sales and marketing of metals/mining, fishing and timber operations. Management anticipates that this trend may continue, though no assurances can be given.

          The Company had a cash position, at February 28, 1999, of $754,733, of which $393,000 is being allocated for use in the acquisition of assets and other costs associated with establishing the Company's fishing operations in Far East Russia and is not available for general corporate purposes. The other $361,733 is available for general corporate purposes.

          Pursuant to the Company's expansion and diversification plan, including the formation of its newly formed subsidiary, NMG Rexco and the Company's new branch, Nevada Manhattan Tokyo Branch, as well as increased revenue from the Company's metals/mining, fishing and timber sales and marketing activities, the Company has continued for the second consecutive quarter to generate significant revenue. The Company believes that with the anticipated increase in daily production from each of these operations, expenses and overhead will be funded by the cash flow generated from its operations.

          The acquisition of the assets of Chrustalnaya, with reported annual revenue in excess of $16,000,000, for 8,000,000 shares of restricted common stock of the Company, represents an additional significant source of potential revenue and earnings.

          As of August 28, 1998, TiNV1, Inc., ("TiNV1"), entered into a Subscription Agreement and a letter agreement with the Company pursuant to which TiNV1 purchased 5,500,000 shares of the Company's restricted common stock for $500,000. In the six months ended February 28, 1999, the Company received in excess of an additional $1,860,000 of equity funding from TiNV1 principals and/or affiliates. On December 9, 1998 the Company's stockholders approved an option for TiNV1 to purchase an additional 70,000,000 shares of restricted common stock at an exercise price of $0.335 per share which was the trading price of the Company's common stock on the date of the transaction.

          In December, 1998 an investor subscribed for 6,000,000 shares of Common Stock, pursuant to a private placement, at a purchase price of $1,500,000, through the issuance of a Promissory Note (the "Note") at the interest rate of average monthly Federal Funds rate as listed daily in the Wall Street Journal, payable in installments of $400,000 on or around December 20, 1998 and $1,100,000 (which is included in stock subscriptions receivable as of February 28, 1999) on March 25, 1999. The first installment has been received by the Company. The second installment has not yet been received by the Company.

          The Company anticipates that it will require additional capital and intends to secure it by utilizing a publicly registered offering of its securities, "Private Placements" and/or funds generated from operations.

          This section of the Quarterly Report contains forward-looking statements within the meaning of the `"safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements.

         YEAR 2000 DISCLOSURE
         --------------------

         The Company has appointed a Y2K Risk Manager to look into all possible effects of Y2K problems within the business operations of the Company and implement corrective action to ensure that the Company's operations will not be adversely affected.

         The corporate headquarters in the United States maintains eight computers connected on a peer-to-peer network and four computers independent of the network. The Company's office in Japan maintains two computers independent of any network. The company has no proprietary software. All hardware and software vendors have been contacted and most have expressed no immediate Y2K concerns in relation to the company's hardware and software. The company has plans to replace and/or upgrade software and hardware that is non-Y2K compliant; however has not begun to take such corrective action. The Company's Y2K Risk Manager has determined that the accounting software of the Company is not as yet Y2K compliant and is taking such necessary steps to replace and/or upgrade such software. The Company estimates that the replacement and/or upgrade of the accounting software is less than $1,000. The Company's Y2K Risk Manager shall periodically seek an update from hardware and software manufacturers in order to update the Company's Y2K information and reassess any possible Y2K problems.

         If the Company had to replace all of its computers, the costs would be approximately $25,000. All Company files and records have been backed up on zip drives and are continuously backed up on a weekly schedule. Furthermore, select Company proprietary, legal and financial information has been backed up on hard copy in order to preserve business records and maintain business flow in case of any possible unforeseen or undisclosed Y2K conflicts by third parties.

         The Company maintains no direct customers. The Company maintains suppliers and/or utilizes professional services including but not limited to legal, accounting and banking. The Company has been in contact with its legal, accounting and banking service providers and has been assured by the providers that they are Y2K compliant and/or have assigned a "Risk Manager" to assess and resolve any possible conflicts that may arise.

         The Company maintains a number of subsidiaries and/or affiliates in various countries including the United States, Brazil, Indonesia, and various republics of the Commonwealth of Independent States. As part of the Company's risk assessment, the Risk Manager has contacted and evaluated each affiliate and subsidiary in order to assess any possible Y2K conflicts.

         It has been determined that there is only one major conflict within the Company's United States operations as noted above, and no major conflicts within the Indonesia operations/subsidiaries. There are no major conflicts between suppliers and/or manufacturers within the United States/Indonesia operations. The primary activities within these regions are explorative and thus utilize no manufacturers and/or suppliers as well as no equipment with possible imbedded chips and/or microcontrollers.

         The  Company's   subsidiaries   in  Brazil  and  the   Commonwealth  of
         Independent States are currently in the process of assessing their state of readiness and any possible counter measures that need to be undertaken in order to assure Y2K compliance. Although it is believed that all subsidiaries in Brazil and within the Commonwealth of Independent States are Y2K compliant, the Company believes that since the majority of the operations are manually conducted, the effects of any possible technological problem shall be minimal. The Company has further assessed that if there should happen to be a Y2K problem, the Company's financial statement shall not be materially affected.

                  NEVADA MANHATTAN GROUP, INC. AND SUBSIDIARIES


                           PART II - OTHER INFORMATION


1.  LEGAL PROCEEDINGS


    Francis  Parkes,  Dr. Joe C. Rude III,  Christopher  D.  Michaels and Nevada
    ----------------------------------------------------------------------------
Manhattan Mining, Inc. v. Sheldon Salcman, Arie Rabinowitz,  Mayer Rooz, Thomson
--------------------------------------------------------------------------------
Kernaghan & Co. Limited,  Soreq,  Inc.,  Silenus Limited,  Mary Park Properties,
--------------------------------------------------------------------------------
L.H. Financial  Services,  Austost Anstalt Schaan,  Tusk Investments,  Inc., Top
--------------------------------------------------------------------------------
Holding International,  Ltd., Praha Investments S.A., UFH Endowment, Ltd., Atead
--------------------------------------------------------------------------------
Consulting S.A., and Ausinvest Anstalt Balzers,  (Case No. 98-5624 JSL(CTx) (the
----------------------------------------------
"Securities Action") was filed in United States District Court for the Central District of California (the "Court") on July 14, 1998 on behalf of the Company and Francis Parkes, Dr. Joe C. Rude and Christopher D. Michaels, who are individual Company shareholders. In the Securities Action, plaintiffs contend that defendants violated Section 10(b) and 13(g) of the Securities Exchange Act of 1934, Section 1962(b) of the Racketeer Influenced and Corrupt Organizations Act, and committed fraud by engaging in a fraudulent scheme to manipulate and artificially depress the market in and for the Company's common stock by use of massive short sales. Plaintiffs seek an unspecified amount of damages, including punitive damages, a judicial declaration that the terms, conditions and covenants of certain debentures and subscription agreements were violated and certain injunctive relief. On November 2, 1998, the Court denied various motions to dismiss, strike or transfer the complaint filed by various defendants. Thereafter, separate counterclaims for breach of contract and declaratory relief were filed by each of Tusk Investments, Inc., Silenus Limited, and Thomson Kernaghan & Co., Ltd. Discovery in the Securities Action is proceeding.


    UFH Endowment,  Ltd. and Austost Anstalt Schaan v. Nevada Manhattan  Mining,
    ----------------------------------------------------------------------------
Inc., Jeffrey Kramer and Christopher Michaels, (Case No. 98 Civ. 5032) (the "UFH
---------------------------------------------
Action") was filed in United States District Court for the Southern District of New York on July 15, 1998, by the Securities Action defendants UFH Endowment, Ltd. and Austost Anstalt Schaan against the Company, Jeffrey S. Kramer and Christopher Michaels, officers and directors of the Company, President of the Company. The plaintiffs in the UFH Action claim that the Company breached certain debentures and subscription agreements, and that the other defendants induced such breach, and thus seek an injunction directing the Company to file a registration statement with the Securities and Exchange Commission ("SEC") and to issue common stock, as well as damages from the Company and defendants Kramer and Michaels. Approximately one month after first filing their complaint, the plaintiffs amended their complaint to include a claim purporting to allege violations by the Company and Jeffrey S. Kramer and Christopher Michaels. On or about July 30, 1998 plaintiffs sought a preliminary injunction requesting that the Company be compelled to file a registration statement with the SEC and issue stock to the plaintiffs. This motion was denied. On July 27, 1998, the Company and Messrs. Kramer and Michaels filed various motions to dismiss, stay, or transfer the UFH Action. These motions have not yet been ruled upon by the United States District Court for the Southern District of New York.


    Silenus Limited v. Terra Natural Resources Corp. aka Nevada Manhattan Mining
    ----------------------------------------------------------------------------
Incorporated,  TiNV1,  Inc.,  Jeffrey  Kramer,  Joseph C.  Rude and  Christopher
--------------------------------------------------------------------------------
Michaels, LASC Case No. BC 201577 (the "Silenus State Action"), was filed in Los
--------
Angeles County Superior Court on December 1, 1998. The Silenus State Action accused the Company and Messrs. Kramer and Michaels and Joseph Rude, a director, of issuing new common stock and options to purchase additional new common stock in the Company to TiNV1, Inc. ("TiNV1") as part of a conspiracy to effect a "fraudulent transfer" of assets of the Company to TiNV1, and further accused Messrs. Kramer, Michaels and Rude of breaching their fiduciary duties as directors by engaging in the alleged conduct described above, as well as by allegedly attempting to fraudulently transfer assets of the Company to themselves. On December 7, 1998, plaintiff Silenus Limited ("Silenus") sought a temporary restraining order and order to show cause re preliminary injunction in the Los Angeles County Superior Court, seeking an order enjoining the Company from holding its December 9, 1998 annual shareholders meeting as well as imposition of a receivership over any common stock in the Company issued to TiNV1. After briefing and oral argument, on December 7, 1998 the Court denied Silenus's application for temporary restraining order and order to show cause re preliminary injunction. On December 31, 1998, the Company and Messrs. Kramer, Michaels and Rude filed a demurrer in the Silenus State Action, contending that the allegations of the Silenus State Action failed to state a legally viable claim for relief, which demurrer is presently set for hearing on January 20, 1999. On March 9, 1999, the Court granted the demurrer and gave the plaintiff leave to amend by March 30, 1999 only if the plaintiff seeks to proceed on a "nonderivative" basis, failing which the complaint will be dismissed on March 31, 1999.

2.  CHANGES IN SECURITIES

         From the period December 1, 1998 to February 28, 1999, the Company offered and sold 6,511,908 shares of its Common Stock in a private placement in reliance upon Section 4(2), at the average weighted price of $.29 per share. The Company believes that it met all of the requirements contained in Section 4(2).

         Sales of shares were made only to the class of persons meeting the suitability requirements contained within the Offering. The Company reviewed subscription documents which it required all prospective purchasers to complete.

         From the period December 1, 1998 to February 28, 1999, the Company offered and sold 7,808,795 shares of its Common Stock in a private placement in reliance upon the exemption provided by Regulation S, at a price of $.19 per share. Sales of shares were made only to the class of persons meeting the suitability requirements contained within the Offering. The Company reviewed subscription documents which it required the purchasers to complete and conducted due diligence to confirm the representations and warranties of the Purchasers. By corporate resolution, the Company will prevent any transfer of the shares not in compliance with the provisions of Regulation S.

         On January 11, 1999 the Company delivered 8,000,000 shares of common stock for the acquisition of 80% of the assets of Chrustalnaya, a Russian joint stock company. These shares were issued in reliance upon Section 4(2). Sales of shares were made only to the class of persons meeting suitability requirements of the offering and the Company has reviewed subscription documents which it required the purchaser to complete. The Company believes that it met all of the requirements contained in Section 4(2).


         From the period December 1, 1998 to February 28, 1999, the Company issued 1,000,000 shares of common stock in payment of performance under a contract, and 107,500 shares to a debentureholder in full settlement of all amounts due and conversion of an 8% Convertible Debenture. These shares were issued in reliance upon Section 4(2). Sales of shares were made only to the class of persons meeting suitability requirements of the offering and the Company has reviewed subscription documents which it required the purchasers to complete. The Company believes that it met all of the requirements contained in
Section 4(2).

         From the period December 1, 1998 to February 28, 1999, the Company issued an aggregate 189,000 shares of Common Stock as a bonus to employees for services rendered to the Company. These shares were issued in reliance upon
Section 4(2) and were at a price of $.33 to $.875 per share based on a price equal to 70% of market on the date the shares were granted. Sales of shares were made only to the class of persons meeting suitability requirements and the Company has reviewed subscription documents which it required all prospective purchasers to complete. The Company believes that it met all of the requirements contained in Section 4(2).

         On December 9, 1998 the Company's stockholders approved an option for TiNV1 to purchase an additional 70,000,000 shares of restricted common stock at an exercise price of $0.335 per share which was the trading price of the Company's common stock on August 28, 1998 (see "Management's Discussion - Liquidity and Capital Resources").

3.  DEFAULTS UPON SENIOR SECURITIES

     Not applicable.


4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     Not applicable.


5.  OTHER INFORMATION

     On January 13, 1999 and January 27, 1999, the Company received comments from the Securities and Exchange Commission relative to its valuation of its domestic mineral properties. The Company and its accountants have taken a prior period writedown of $2,936,000 against its Domestic Mineral Properties and $700,000 against the Brazilian Timber Properties, pursuant to SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of."


6.  EXHIBITS AND REPORTS ON FORM 8-K

     EXHIBITS
     --------

     Exhibit Description                     Reference No.
     -------------------                     -------------

     Financial Data Schedule                     27


     REPORTS ON FORM 8-K
     -------------------

     8-K Current Report dated January 11, 1999 to report the acquisition of 80% of the assets, including mining and timber rights, of Chrustalnaya, a Russian joint stock company, from LLC NPK Edikt, a Russian Limited Liability Company, for 8,000,000 shares of restricted common stock.

                                   SIGNATURES


    In accordance with Section 13 or 15(d) of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                                  NEVADA MANHATTAN
                                                  GROUP, INCORPORATED

                                                  /s/ Richard H. Izumi
Date:    May 20, 1999                     By: _______________________________
                                                  Chief Executive Officer,
                                                  Chairman of the Board

    In accordance with the Exchange Act, this Report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.


                                      Chief Executive Officer,
        /s/ Richard H. Izumi          Chairman of the Board      May 20, 1999
----------------------------------
        Richard H. Izumi


    /s/ Jeffrey S. Kramer             Vice President,            May 20, 1999
----------------------------------    Director
        Jeffrey S. Kramer

      /s/ Tetsuo Kitagawa             Chief Operating Officer,   May 20, 1999
----------------------------------    Director
         Tetsuo Kitagawa

    /s/ Ilyas Chaudhary               Director                   May 20, 1999
----------------------------------
         Ilyas Chaudhary

      /s/ Joe C. Rude III             Director                   May 20, 1999
----------------------------------
      Joe C. Rude III, M.D.

    /s/ William E. Wilson             Director                   May 20, 1999
----------------------------------
        William E. Wilson

                                 EXHIBIT INDEX

  EXHIBIT
   NUMBER                                        DESCRIPTION
------------  ---------------------------------------------------------------------------------

 3.(i)         Articles of Incorporation of Epic Enterprises, Ltd., Filed June 10, 1985*
 3.(ii)        Certificate of Amendment to Articles of Incorporation of Epic Enterprises, Ltd., Filed
                  September 11, 1987*
 3.(iii)       Certificate of Amendment to Articles of Incorporation of Nevada Manhattan Mining
                  Incorporated Filed October 26, 1987*
 3.(iv)        Certificate of Amendment of Articles of Incorporation of Nevada Manhattan Mining
                  Incorporated Filed August 31, 1995*
 3.(v)         Certificate of Determination of Preferences of Series A Preferred Stock of Nevada
                  Manhattan Mining Incorporated Filed October 25, 1995*
 3.(vi)        Bylaws of Epic Enterprises, Ltd.*
 3.(vii)       Memorandum and Articles of Association of Equatorial  Resources,  Ltd.+
 3.(viii)      Memorandum and Articles of Association of Kalimantan Resources,  Ltd.+
 3 (ix)        Amended Certificate of Determination of Preferences of Series A Preferred Stock of Nevada
                  Manhattan Mining Inc. Filed January 14, 1998
 3 (x)         Certificate of Amendment of Articles of Incorporation of Terra Natural Resources Corporation Filed
                  May 12, 1998
 3 (xi)        Amended Bylaws of Terra Natural Resources Corporation as of August 31, 1998#
 3 (xii)       Restated Amended Bylaws of Terra Natural Resources Corporation as of Nov. 30, 1998##
 3 (xiii)      Certificate of Amendment of Articles of Incorporation of Terra Natural Resources Corp. filed
                  December 11, 1998##
 4.(i)         Pages 1, 3, 4, and 5 of the  Bylaws of Epic  Enterprises,  Ltd.*
 4.(ii)        Pages 1 through 9 of Certificate of Determination of Preferences of Series A
                  Preferred Stock of Nevada Manhattan Mining Incorporated Filed October 25, 1995*
 4.(iii)       Stock Options Issued to Directors+
 4.(iv)        Subscription Agreement dated April 14, 1997 with Silenus Limited**
 4.(v)         Warrant to Purchase Common Stock**
 4.(vi)        Deed of Trust in favor of Silenus Limited**
 4.(vii)       Form of Debenture**
 4.(viii)      Subscription Agreement dated July 15, 1997****
 4.(ix)        Warrants to Purchase Common Stock****
 4.(x)         Form of Debenture****
 5.(i)         Opinion on Legality****
 5.(ii)        Opinion on Legality+
10.(i)         Mining Agreement Dated April 4, 1987*
10.(ii)        Amendment to Mining Agreement Dated December 9, 1987*
10.(iii)       Manhattan Mining Property Agreement Dated March 2, 1989*
10.(iv)        Corporation Quitclaim Deed Filed March 9, 1989*
10.(v)         Deed of Trust and Assignment of Rents Recorded March 9, 1989*
10.(vi)        Joint Venture Agreement Dated June 1993*
10.(vii)       Letter Agreement Dated August 10, 1995*
10.(viii)      Amendment to Joint Venture Agreement Dated October 20, 1995*
10.(ix)        Contract Between Nevada Manhattan Mining, Inc. and Harrison Western Construction Corp.*
10.(x)         Principles of Agreement  Dated August 19, 1996,  as  amended***
10.(xi)        Employment  Agreement  Dated  January  1, 1995  with  Christopher  D.  Michaels*
10.(xii)       Employment  Agreement  Dated  January  1,  1995 with  Jeffrey  Kramer*
10.(xiii)      Consulting  Agreement with Gold King Mines Corporation Dated April 1, 1995*


  EXHIBIT
   NUMBER                                        DESCRIPTION
------------  ---------------------------------------------------------------------------------

10.(xiv)      Consulting Services Agreement Dated October 7, 1996 with Behre Dolbear& Company,  Inc. *
10.(xv)       Letter  Agreement  Dated  March 25,  1996 with David Weissberg,  M.D.*
10.(xvi)      Letter  Agreement  Dated May 13,  1996  with  David Weissberg,  M.D. *
10.(xvii)     Letter Agreement Dated September 25, 1996 with Mr. John Holsten*
10.(xviii)    Letter Agreement dated April 23, 1997 with British Far East Holding  Ltd.**
10.(xix)      Addendum  Agreement to  Principles of Agreement+
10.(xx)       Acquisition Agreement by and between Sinkamas Agung Ltd. and Kalimantan
                  Resources, Ltd. dated January 26, 1997+
10.(xxi)       Acquisition Agreement for Gold and Coal Concessions by and between Kalimas Jaya
                  Ltd. and Kalimantan Resources, Ltd.+
10.(xxii)      November 11, 1996 letter Agreement with Maderia Intex, S.A. International Exports+
10.(xxiii)     Proposal for Sale and Purchase and  Authorization for Exploration of Timber+
10.(xxiv)      Eco-Rating  Standard  Agreement  dated  December  17,  1996+
10.(xxv)       Sale and Purchase Agreement dated February 6, 1997+
10.(xxvi)      Agreement to Jointly Develop Timber Properties dated May 30, 1997****
10.(xxvii)     Agreement to Acquire  Sawmill  dated May 30,  1997****
10.(xxviii)    Agreement  to Harvest Timber and Develop  Harvest  Properties****
10.(xxix)      Addendum to Contract for Extraction of Timber and Development of Timber Properties****
10.(xxx)       Term Sheet for Royal Gold/Nevada Manhattan Mining Agreement and Option to Purchase dated Nov. 25, 1997++
10.(xxxi)      Cooperation  Agreement  with Metsa  Timber  dated  March 3, 1998++
10.(xxxvi)     Investment Agreement with Bristol Asset Management,  LLC dated March 27,1998++
10.(xxxvii)    Subscription  Agreement with TiNV1,  Inc. dated as of August 28, 1998++
10.(xxxix)     Option  Agreement with TiNV1,  Inc. dated as of August 28, 1998++
10.(xl)        Letter  Agreement with TiNV1,  Inc. dated as of August 28, 1998++
10.(xli)       Memorandum of Agreement  effective as of October 9, 1998 between Cyprus Amax Coal Company and
                  Nevada Manhattan Mining, Inc.##
10.(xliv)      Letter Agreement for Asset Acquisition by and between Nevada Manhattan Group, Inc. and LLC NPK
                  Edikt, re Chrustalnaya Mining, dated December 23, 1998##
10.(xlv)       General Agreement between Nevada Manhattan Group, Inc. and OAO "Sibnefteprovod"
                  dated February 10, 1999
10.(xlvi)      Letter of Understanding between Phystechmed and the Company dated November 30, 1998
10.(xlvii)     Joint Venture/Representation Agreement between Nevada Manhattan Group, Inc. and
                  Bauman Moscow State Technical University as of April 1, 1999
10.(xlviii)    Joint Venture/Representation Agreement between Nevada Manhattan Group, Inc. and
                  Novosibirsk State University as of March 6, 1999
21             Subsidiaries of Small Business Issuer
23.(i)         Consent of Jackson & Rhodes P.C.**
23.(iii)       Consent of Behre Dolbear & Company, Inc.**
23.(iv)        Consent of Jackson & Rhodes P.C.+
23.(v)         Consent of Merdinger, Fruchter, Rosen & Corso P.C.+
27             Financial Data Schedule++

---------------


+    Previously filed.

*        Filed with Registration Statement on Form SB-2 on December 6, 1996
            (Registration No. 333-17423).

**       Filed with Registration Statement on Form SB-2 on May 28, 1997
            (Registration No. 333-27923).


*** Principles of Agreement in original form filed with Registration Statement on Form SB-2 on December 6, 1996. Amendment to this document filed with Registration Statement on Form SB-2 on July 31, 1997 (Registration No.
             333-27923).

****     Filed with Registration Statement on Form SB-2 on July 31, 1997
            (Registration No. 333-27923).

++       Filed with Form 10-KSB for the fiscal year ended May 31, 1998
#        Filed with Form 10-QSB for the quarter ended August 28, 1998
##       Filed with Form 10-QSB for the quarter ended November 30, 1998